   As filed with the Securities and Exchange Commission on October 19, 2000
                                                     Registration No. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           Zhone Technologies, Inc.
            (Exact name of Registrant as specified in its charter)

        Delaware                     3661                   94-3333763
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of        Classification Number)    Identification Number)
    incorporation or
      organization)

                               ----------------
                           7001 Oakport @ Zhone Way
                           Oakland, California 94621
                                (510) 777-7000
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  Mory Ejabat
                            Chief Executive Officer
                           Zhone Technologies, Inc.
                              7001 Oakport Street
                                  @ Zhone Way
                           Oakland, California 94621
                                (510) 777-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  Copies to:

        Gregory M. Gallo, Esq.                 Ora T. Fisher, Esq.
         Andrew D. Zeif, Esq.               William C. Davisson, Esq.
      P. James Schumacher, Esq.                  Namee Lee, Esq.
   Gray Cary Ware & Freidenrich LLP              Latham & Watkins
         400 Hamilton Avenue                  135 Commonwealth Drive
   Palo Alto, California 94301-1825     Menlo Park, California 94025-1105
            (650) 833-2000                        (650) 328-4600

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
     Title of Each Class of              Proposed Maximum                  Amount of
   Securities to be Registered      Aggregate Offering Price(1)        Registration Fee
---------------------------------------------------------------------------------------
Common Stock, $0.001 par value..           $345,000,000                     $91,080
---------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 19, 2000

                                       Shares

                                     [LOGO]

                            Zhone Technologies, Inc.

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$   and $   . We will apply to list our common stock on The Nasdaq Stock
Market's National Market under the symbol "ZHON."

  The underwriters have an option to purchase a maximum of      additional
shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                                            Price  Underwriting
                                              to   Discounts and Proceeds
                                            Public  Commissions  to Zhone
                                            ------ ------------- --------
Per Share..................................  $          $          $
Total...................................... $         $           $

  Delivery of the shares of common stock will be made on or about       , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                     Lehman Brothers

                                UBS Warburg LLC

                                        Thomas Weisel Partners LLC

                                                      U.S. Bancorp Piper Jaffray

                  The date of this prospectus is       , 2001.

  [Graphic of the Zhone SLMS network, including the Broadband Access Node, Z-
            Edge, Sechtor products and the Zhone Management System]

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Special Note Regarding Forward-Looking Statements.........................   16
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Consolidated Financial Data......................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   30
Management................................................................   42

                                                                            Page
                                                                            ----
Certain Relationships and Related Party Transactions.......................  52
Principal Stockholders.....................................................  56
Description of Capital Stock...............................................  59
Shares Eligible for Future Sale............................................  62
Underwriting...............................................................  64
Notice to Canadian Residents...............................................  68
Legal Matters..............................................................  69
Change in Accountants......................................................  69
Experts....................................................................  69
Where You Can Find More
 Information...............................................................  69
Index to Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until       , 2001 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors," the consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

                                ----------------

                            Zhone Technologies, Inc.

   Zhone Technologies, Inc. is a new breed of network equipment vendor. We have developed a hardware and software architecture designed to redefine the way network service providers deliver communication services to their subscribers. Our Single Line Multi-Service, or SLMS, architecture is designed to extend the speed, reliability and cost-efficiencies currently achieved in the core of the communications network through the local loop to business and consumer subscribers. Our SLMS products are both protocol and media agnostic, supporting voice, video, data and entertainment services under a common management and provisioning system. We have designed our SLMS products to interoperate with different types of equipment already deployed in service providers' networks to allow for efficient and seamless installation, and to enable flexibility in designing and deploying networks. These products enable service providers to migrate from existing network infrastructure to high-bandwidth, multi-service platforms. All of the products, services and subscribers in an SLMS network are managed by our Zhone Management System, or ZMS, which provides a single network and subscriber management system to allow network service providers, as well as their subscribers, to instantly and easily provision and upgrade their networks and services. In addition, ZMS is capable of interfacing with and managing other vendors' equipment already deployed in service providers' networks.

   Most of today's business and consumer subscribers have limited or no access to high speed communications services even though most access networks reaching homes and businesses today are capable of delivering integrated voice, data and video traffic in a high-bandwidth, cost-effective manner. This is due, in part, to the scale and complexity of the access network infrastructure. This complexity has resulted from equipment vendors introducing products that address only a narrow set of service providers' needs. Current solutions do not provide a comprehensive, architectural approach for delivering high-bandwidth, enhanced communications services over access networks. Service providers are demanding solutions that consolidate delivery of voice, data and video services across any access media, allowing service providers to reduce costs and compete more effectively. In addition, these solutions must leverage existing hardware and network infrastructure, provide for ease of management and operations and enable service provider and subscriber provisioning on demand.

   Our SLMS architecture and products will enable service providers to offer business and consumer subscribers direct access to a wide range of services, including traditional voice, fax, broadband Internet access, broadcast video/television and entertainment over any access media. SLMS products enable both incumbent and competitive service providers to deliver customized packages of services to any subscriber using the existing local loop infrastructure. We have designed our SLMS products to integrate seamlessly into existing networks, allowing incumbent service providers to leverage their investments in traditional circuit switch equipment and copper plants. Incumbent service providers will be able to use SLMS to respond to pressures from competitive service providers by offering multiple services without the need for overlay access network infrastructure. For competitive service providers, SLMS products offer direct, high-speed access to large numbers of subscribers without requiring new investments in local loop infrastructure. Our current SLMS products include the Sechtor Universal Voice Gateway, the Arca-Dacs Digital Cross Connect, the Z-Plex Multiplexor and the Broadband Access Node, or BAN. All of our SLMS products are centrally provisioned and managed by ZMS.

   Our SLMS architecture is the core of our product development strategy. The design criteria for SLMS products include carrier-class reliability, multi-protocol and service support and ease of provisioning. We will continue to introduce SLMS products that offer the configurations and feature sets that our customers demand. In addition, we intend to introduce products that adhere to the standards, protocols and interfaces dictated by international standards bodies and service providers. We will continue to leverage our expertise in both voice and data technologies to develop the SLMS architecture to support new services, protocols and technologies as they emerge.

   To offer an architecture as broad as the SLMS to a wide variety of network service providers, we have scaled our organization very quickly. We have grown through a combination of strategic hiring and the acquisition of companies with relevant technologies and skilled personnel, including CAG Technologies, Inc., Premisys Communications, Inc., Roundview, Inc. and OptaPhone Systems, Inc. As of September 30, 2000, we employed approximately 490 people, including a senior management team with significant experience in the communications industry and in building, acquiring and integrating technology companies. We have built a facility that allows us to test our products in a communications laboratory with the capacity comparable to a network supporting approximately
240,000 subscribers, with hundreds of access infrastructure products from multiple vendors. In addition, we operate six additional development centers across the United States and Canada to support the continued technological development required by our customers. We have established three sales organizations to support large, global service providers, emerging service providers and international service providers. We are building the infrastructure, employee base, technological breadth and market presence to provide a comprehensive solution to problems associated with the delivery of communications services from service providers to subscribers.

Company Information

   Our principal executive offices are located at 7001 Oakport Street @ Zhone Way, Oakland, California 94621, and our telephone number is (510) 777-7000. Our website address is www.zhone.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

   We have applied for trademark protection for the following: "ARCADACS," "BAN," "SLMS," "ZEDGE," "ZPLEX" and the Zhone logo. This prospectus also contains additional trade names, trademarks and service marks of ours and of other companies.

                                  The Offering

Common stock offered....................      shares
Common stock to be outstanding after          shares
 this offering..........................
Use of proceeds......................... For working capital, general corporate purposes, including strategic
                                         acquisitions and investments and
                                         repayment of debt. See "Use of
                                         Proceeds."
Proposed Nasdaq National Market symbol.. ZHON

   The number of shares to be outstanding after this offering is based on 217,628,973 shares outstanding as of September 30, 2000, and excludes:

  . 7,850,318 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.73 per share;

  . 100,000, 15,000 and 30,000 shares of common stock issuable to the City of Oakland, Solectron Corporation and Broadband Infrastructure Group Corporation, respectively, upon exercise of outstanding warrants at a combined weighted average exercise price of $4.77 per share;

  . 24,732,642 shares of common stock issuable upon exercise of options available for grant under our 1999 Stock Option Plan; and

  . 500,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan which will be effective upon the closing of this offering.

                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes:

  . we will file our amended and restated certificate of incorporation immediately prior to the closing of this offering;

  . the automatic conversion of all outstanding shares of preferred stock into 125,000,000 shares of common stock immediately prior to the closing of this offering; and

  .  the underwriters' over-allotment option will not be exercised.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

   The following table sets forth our summary consolidated financial information. This information should be read in conjunction with the consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus.

                                              Period from
                                           September 1, 1999     Nine months
                                          (inception) through       ended
                                           December 31, 1999  September 30, 2000
                                          ------------------- ------------------
Consolidated Statements of Operations
 Data:
Net revenue.............................       $    --            $  60,511
Cost of revenue.........................            --               33,937
Gross profit............................            --               26,574
Operating loss..........................        (29,921)           (129,169)
Net loss................................        (30,025)           (127,710)
Net loss applicable to common
 stockholders...........................        (30,220)           (129,678)
Basic and diluted net loss per share
 applicable to common stockholders......          (0.40)              (1.73)
Weighted average shares used to compute
 basic and net loss per share applicable
 to common stockholders.................         75,000              75,034
Pro forma basic and diluted net loss per
 share (unaudited)......................       $  (0.15)          $   (0.64)
Weighted average shares used to compute
 pro forma basic and diluted net loss
 per share (unaudited)..................        200,000             200,034

                                                    As of September 30, 2000
                                                 -------------------------------
                                                              Pro     Pro Forma
                                                  Actual     Forma   As Adjusted
                                                 ---------  -------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $ 124,735  $124,735
Short-term investments..........................    18,152    18,152
Working capital.................................   134,527   134,527
Total assets....................................   392,722   392,722
Long term debt, less current portion............    39,375    39,375
Redeemable convertible preferred stock..........   383,114       --
Total stockholders' equity (deficit)............  (113,478)  269,636

   See note 11 of our consolidated financial statements for determination of shares used in computing basic and diluted net loss per share applicable to common stockholders and unaudited pro forma basic and diluted net loss per share data.

   The pro forma information gives effect to the conversion of all outstanding shares of preferred stock into 125,000,000 shares of common stock.

   The pro forma as adjusted information gives effect to our receipt of the
proceeds from our sale of     shares of common stock in this offering at an
assumed initial public offering price of $    per share, after deducting
estimated underwriting discounts and commissions, estimated offering expenses payable by us and estimated amounts for repayment of a senior secured term loan.

                                  RISK FACTORS

   An investment in our common stock is very risky. You should carefully consider the risks described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be adversely affected. In this case, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

               Risks Related to Our Revenue and Operating Results

We have a limited operating history, which will make it very difficult for you to predict our future operating results.

   We began operations in September 1999. Since our inception, we have been focused primarily on product research and development, and have not manufactured or shipped our Single Line Multi-Service, or SLMS, products in significant quantities. Because we only recently began commercial sales of our SLMS products, our revenue and profit potential is unproven and our limited operating history makes it difficult for you to evaluate our business and prospects. To date, we have generated substantially all of our revenue from sales of our IMACS products, which we acquired as a result of our acquisition of Premisys Communications, Inc. However, we expect that the SLMS product line will account for substantially all of our revenue growth for the foreseeable future. Further, due to our limited operating history, we have difficulty accurately forecasting our revenue, and we have limited historical financial data upon which to base operating expense budgets. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new, highly competitive and rapidly-evolving industry.

If demand for our SLMS architecture and products does not develop, then our results of operations and financial condition will be adversely affected.

   Our business will be harmed, and our results of operations and financial condition will be adversely affected, if demand for our SLMS architecture and products does not increase as rapidly as we anticipate, or if our customers' SLMS-based offerings are not well received by their subscribers. Critical factors which will likely affect the acceptance of our SLMS architecture and products include the successful testing and effective deployment of our Broadband Access Node, or BAN, product, the Zhone Management System, or ZMS, and other future SLMS product introductions that are both new to the marketplace and important components of our SLMS architecture.

   Most communications service providers have made substantial investments in their current infrastructure, and they may elect to remain with their current architectures or to adopt new architectures, such as SLMS, in limited stages or over extended periods of time. A decision by a customer to purchase our products will involve a significant capital investment. We will need to convince these service providers of the benefits of our products for future upgrades or expansions. We do not know whether a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, financial condition and results of operations will be seriously harmed.

Our future growth depends entirely on our SLMS products, many of which have not been fully tested. Our SLMS products' failure to operate as expected could delay or prevent their deployment and sale and could seriously impair our business and prospects.

   To date, we have produced our SLMS products in limited quantities and in most cases only to specifications required to conduct our laboratory tests and field trials. Because most of our SLMS products have been deployed and tested in our laboratories and, to a limited extent, only in field trials, we cannot assure you that our SLMS products will operate as expected or if and when the sale of these SLMS products will occur. Failure of our SLMS products to operate as expected could delay or prevent their deployment and sale, and could seriously impair our business and prospects. If our customers do not successfully test and deploy our network products, our business will not succeed.

We have a history of losses and may not be able to generate sufficient revenue in the future to achieve or sustain profitability.

   We have incurred significant net losses since inception. We had net losses of approximately $30.0 million for the period from September 1, 1999 (inception) through December 31, 1999 and approximately $127.7 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of approximately $157.7 million. We cannot assure you that we will ever generate sufficient revenue to achieve or sustain profitability.

   We have large fixed expenses, and expect to continue to incur significant and increasing costs for research and product development, sales and marketing, customer support and general and administrative costs. Our operating expenses are largely based on anticipated personnel requirements and revenue trends, and a high percentage of our expenses are, and will continue to be, fixed. In addition, we may be required to spend more on research and development than originally budgeted to respond to industry trends. We may also incur significant new costs related to possible acquisitions and the integration of new technologies. Given our early stage of development, our increasing operating expenses and the rate at which competition in our industry is intensifying, we may not be able to adequately control our costs and expenses or achieve or maintain adequate operating margins. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. If we fail to increase our revenue, or if we experience delays in generating or recognizing revenue, we will continue to incur substantial operating losses.

If our revenue and operating results fall below analysts' and investors' expectations, the trading price of our common stock will significantly decline.

   Our revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause the price of our common stock to fluctuate. The primary factors that may affect us include the following:

  .  the timing and success of field trials for our SLMS products;

  .  commercial acceptance of our SLMS products;

  .  fluctuations in demand for network access products;

  .  the length and variability of the sales cycles for our products;

  .  the timing and size of sales of our products;

  . our customers' ability to finance their purchase of our products as well as their own operations;

  .  our ability to forecast demand for our products;

  . the ability of our company and our contract manufacturers to attain and maintain production volumes and quality levels for our products;

  . our ability to obtain sufficient supplies of sole or limited source components;

  . changes in our pricing policies or the pricing policies of our competitors;

  .  increases in the prices of the components we purchase;

  .  new product introductions and enhancements by our competitors;

  . our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  .  the timing and magnitude of prototype expenses;

  .  our ability to attract and retain key personnel;

  .  our sales of common stock or other securities in the future;

  .  costs related to acquisitions of technologies or businesses; and

  . general economic conditions as well as those specific to the communications, Internet and related industries.

   As a result of the potential negative developments relating to any of these factors, our quarterly or annual operating results may fall below the expectations of public market analysts and investors. In this event, the price of our common stock will significantly decline.

Our target customer base is concentrated, and the loss of one or more of our customers could harm our business.

   The target customers for our products are communications service providers that operate voice, data and video communications networks. There are a limited number of potential customers in our target market. During the nine months ended September 30, 2000, two customers accounted for approximately 47% of our revenue, which was primarily from the sale of our IMACS products. In the future, we expect that IMACS sales will decline as a percentage of our revenue. Substantially all of our future revenue will depend on sales of our SLMS products to a limited number of potential customers. Any failure of communications service providers to purchase products from us for any reason, including any downturn in their businesses, would seriously harm our business, financial condition and results of operations.

The long and variable sales cycles for our products may cause revenue and operating results to vary significantly from quarter to quarter.

   Companies with substantial or complex networks have traditionally expanded their networks in large increments on a periodic basis. Accordingly, we expect that our prospective customers will purchase our products as part of a large-scale network deployment. Our target customers will likely require a lengthy testing and product qualification process, a portion of which will be funded by us, prior to any final decision to purchase our products. Even after a customer makes the final decision to purchase our products, a customer may deploy our products slowly. Throughout this sales and qualification cycle, we will spend considerable time and incur significant expense educating and providing information to prospective customers about the uses and features of our products.

   The timing of deployment of our products may vary widely, and will depend on a number of factors, including:

  .  our customers' skill sets;

  .  geographic density of potential subscribers;

  .  the degree of configuration necessary to deploy our products; and

  . our customers' ability to finance their purchase of our products as well as their operations.

As a result of any of these factors, our revenue and operating results may vary significantly from quarter to quarter.

A majority of our business will be generated by demand from new and emerging service providers whose inability to obtain capital could cause them to reduce or discontinue the purchase of our products at any time.

   Many of the companies that are likely to deploy our products are new and emerging and have largely unproven business models. These companies require substantial capital for the development, construction and expansion of their businesses. Neither equity nor debt financing may be available to these companies on favorable terms, if at all. To the extent that these companies are unable to obtain the financing they need, our ability to make future sales to these customers and realize revenue from any such sales could be harmed. In addition, to the extent we choose to provide financing to these prospective customers, we will be subject to additional financial risk which could increase our expenses.

The success of our business depends on our executive officers and key employees, and the loss of the services of one or more of them could harm our business.

   Our future success depends upon the continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships that we rely on to build our business, particularly Mory Ejabat, our co-founder, Chairman and Chief Executive Officer, and Jeanette Symons, our co-founder, Chief Technology Officer and Vice President, Engineering. The loss of the services of any of our key employees, including Mr. Ejabat and Ms. Symons, could delay the development and production of our products and negatively impact our ability to maintain customer relationships, which would harm our business, financial condition and results of operations.

If we do not substantially expand our sales and marketing operations, we will not be able to provide the support required to generate sales from our target customers.

   Our products are generally of a highly technical nature, and therefore require a sophisticated sales effort targeted at several key people within each prospective customer's organization. Our target customers include large communications service providers, including competitive local exchange carriers, or CLECs, incumbent local exchange carriers, or ILECs, inter-exchange carriers, or IXCs, multi-service operators, or MSOs, and foreign telephone companies. These customers will require high levels of service and support from our sales and marketing organization. Due to our early stage of development, we have not established a significant direct sales force. If we are not able to hire the kind and number of sales personnel and customer service engineers required by our product offerings and potential customers, we may not reach the level of sales necessary to achieve profitability.

   Our marketing efforts must focus on creating a national and international awareness of our products, which will require significant marketing resources. We may not be able to hire enough qualified, technically-proficient personnel or establish and maintain a marketing budget as large as those of our competitors. If our marketing efforts are unsuccessful, our ability to generate sales of our products will be harmed.

We do not have significant experience in international markets, and we may not be able to successfully establish and manage our international operations.

   We plan to market and sell our products internationally. This effort will require significant management attention and financial resources to successfully develop international sales and support channels. International operations may be subject to certain risks and challenges that could harm our results of operations, including:

  . expenses associated with developing and customizing our products for foreign countries;

  . unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  .  fluctuations in currency exchange rates;

  .  longer sales cycles for our products;

  . greater difficulty in accounts receivable collection and longer collection periods;

  .  difficulties and costs of staffing and managing foreign operations;

  .  reduced protection for intellectual property rights;

  .  potentially adverse tax consequences; and

  .  changes in a country's or region's political and economic conditions.

                  Risks Related to the Communications Industry

The market we serve is highly competitive and, as an early stage company, we may not be able to achieve or maintain profitability.

   Competition in the communications equipment market is intense. We are aware of many companies in related markets that address particular aspects of the features and functions that our products will provide. Currently, our primary competitors include large equipment companies, such as Cisco Systems, Lucent Technologies and Nortel Networks. We also may face competition from other large communications companies that may enter our market in the future. In addition, a number of new public and private companies have announced plans for new products to address the same network needs that our products address.

   Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than we can. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or render our products obsolete. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter our markets, further intensifying competition.

   In our markets, competitive factors include:

  .  performance;

  .  reliability and scalability;

  .  ease of installation and use;

  .  interoperability with existing products;

  .  upgradability;

  .  price;

  .  technical support and customer service; and

  .  brand recognition.

   If we are unable to compete successfully against our current and future competitors, we may have difficulty obtaining customers, and we could experience price reductions, order cancellations, increased expenses and reduced gross margins, any of which would harm our business, financial condition and results of operations.

The communications industry is subject to government regulations, which could harm our business.

   The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry in the United States and, as a result, our existing and future products and our customers' products are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services, our products or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international service providers. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders, which would harm our business, financial condition and results of operations. Further, we cannot be certain that we will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business.

                         Risks Related to Our Products

Because our SLMS products are complex and will be deployed in complex environments, our SLMS products may have defects that we discover only after full deployment, which could seriously harm our business.

   Our SLMS products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of these products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Our customers may discover errors or defects in our hardware or software, or our products may not operate as expected, after they have been fully deployed. If we are unable to fix defects or other problems that may be identified after full deployment, we could experience:

  .  loss of revenue and market share;

  .  loss of existing customers;

  .  failure to attract new customers or achieve market acceptance;

  .  diversion of development resources;

  .  increased service and warranty costs;

  .  legal actions by our customers; and

  .  increased insurance costs.

   The occurrence of any of these problems would seriously harm our business, financial condition and results of operations. Defects, integration issues or other performance problems in our SLMS products could result in financial or other damages to our customers or could negatively affect market acceptance for these products. Our customers could also seek damages for losses from us, which could seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly and would put a strain on our management and resources.

If we fail to enhance our existing products or develop and introduce new products that meet changing customer requirements and technological advances, our ability to sell our products would be materially and adversely affected.

   Our target markets are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and changes in communications offerings from service providers. Our future success will significantly depend on our ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. The timely development of new or enhanced products is a complex and uncertain process and we may not have sufficient resources to successfully and accurately anticipate technological and market trends, or to successfully manage long development cycles. We may also experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. We currently license technology, and from time to time, we may be required to license additional technology from third parties to sell or develop our products and product enhancements. We cannot assure you that our existing and future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

Our business will be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult, and we do not know whether the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

In the future we may become involved in disputes over intellectual property, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

   We or our customers may be party to litigation in the future to protect our intellectual property or to respond to allegations that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers against the alleged infringement. If we are unsuccessful in any intellectual property litigation, we could be subject to significant liability for damages and loss of our proprietary rights. Intellectual property litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and may force us to stop selling, incorporating or using our products that include the challenged intellectual property, or redesign those products that use the technology. In addition, claims asserting that our products infringe or may infringe the proprietary rights of others may force us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all.

   Although we are not currently aware of any material intellectual property claims against us, we may be party to litigation in the future. We cannot assure you that we would prevail in any such actions, given their complex technical issues and inherent uncertainties.

                   Risks Related to Our Product Manufacturing

We depend on Solectron to manufacture substantially all of our products, and any delay or interruption in manufacturing by this contract manufacturer would result in delayed or reduced shipments to our customers and would harm our business.

   We currently outsource substantially all of our manufacturing to Solectron Corporation. We do not have internal manufacturing capabilities. Our reliance on Solectron involves a number of risks, including lack of adequate capacity, unavailability of, or interruptions in access to, process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. Solectron may not acquire or generate sufficient quantities of inventory available to fill our orders, or may be unwilling to allocate its internal resources to fill our orders on a timely basis. If Solectron is unable or unwilling to continue manufacturing our products in required volumes and at high quality levels, we will have to identify, qualify and select acceptable alternative manufacturers, which could be a time-consuming process. It is possible that an alternate source may not be available to us or be in a position to satisfy our production requirements at acceptable prices and quality.

If we are required or choose to change our contract manufacturer, our revenue may decline and our customer relationships may be damaged. Any significant interruption in manufacturing would reduce our supply of products to our customers and harm our business.

If we fail to accurately predict our component or manufacturing requirements, we could incur additional costs or experience manufacturing delays.

   We currently provide forecasts of our demand to Solectron and our component suppliers months prior to scheduled delivery of products to our customers. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If we overestimate our component requirements, Solectron may purchase excess inventory. For the parts that are unique to our products, we could be required to pay for these excess parts and recognize related inventory write-down costs. If we underestimate our requirements, Solectron may have an inadequate inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenue, or could cause us to purchase materials and components from third parties at higher costs decreasing our margins and increasing our operating losses.

We depend on sole or limited source suppliers for several key components. If we are unable to obtain these components on a timely basis, we will be unable to meet our customers' product delivery requirements, which would harm our business.

   We currently purchase several key components from single or limited sources. For some of these components, there can be waiting periods of six months or more between placement of an order and receipt of the components. If any of our sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, it may be unable to meet our delivery schedule. We currently do not have long-term supply contracts for many of our key components. Our suppliers may enter into exclusive arrangements with our competitors, be acquired by our competitors, stop selling their products or components to us at commercially reasonable prices, refuse to sell their products or components to us at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers. We may be unable to develop alternative sources for these components. Even if alternate suppliers are available to us, identifying and qualifying them could be difficult and time consuming. If we do not receive critical components from our suppliers in a timely manner, we will be unable to manufacture our products in a timely manner and would, therefore, be unable to meet our customers' product delivery requirements. Any failure to meet a customer's delivery requirements could harm our reputation and decrease our sales, which would harm our business, financial condition and results of operations.

Our headquarters and certain suppliers are all located in Northern California where natural disasters may occur and harm our facilities and key personnel, which would render us unable to provide services to our customers.

   Our corporate headquarters, research and development center, product testing facilities and many of our suppliers are located in Northern California, which has historically been vulnerable to natural disasters, such as earthquakes, fires and floods. The occurrence of a natural disaster might disrupt the local economy and pose physical risks to our employees and our property. We do not presently have redundant, multiple site capacity in the event of a natural disaster. Accordingly, in the event of a disaster affecting our operations, our business would suffer.

                 Risks Related to the Expansion of Our Business

Competition for qualified personnel in the network equipment and communications industries is intense and if we are not successful in attracting and retaining these personnel, our business could be harmed.

   We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for qualified personnel in our industry and in the San Francisco Bay Area in particular, as well as other areas in which we recruit is extremely intense and is characterized by escalating salaries and equity-based compensation, which may increase our operating expenses, dilute our stockholders' percentage ownership or impair our ability to recruit qualified candidates. Further, competitors and other entities may attempt to recruit our employees or claim that we have improperly recruited employees from them. If we are unable to hire or retain any of these required personnel and expand our corporate infrastructure, we may not be able to increase sales of our products, which would seriously harm our business, financial condition and results of operations.

Our business will suffer if we fail to properly manage our growth and continually improve our internal controls and systems.

   We have expanded our operations rapidly since our inception. The number of our employees has grown from eight as of September 30, 1999 to approximately 490 as of September 30, 2000. We continue to substantially increase the scope of our operations and the number of our employees. We plan to increase significantly our operating expenses to broaden our customer support capabilities, develop new distribution channels, expand our sales and marketing operations and fund greater levels of research and development. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands which will result from us becoming a publicly-held company after this offering and the increasing size of our business. Our growth has placed, and will continue to place, a significant strain on our management and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. To manage our growth properly, we must:

  . hire, train, manage and retain qualified personnel, including engineers and research and development personnel;

  . carefully manage and expand our manufacturing relationships and related controls and reporting systems;

  . effectively manage multiple relationships with our customers, suppliers and other third parties;

  . implement additional operational controls, reporting and financial systems and procedures; and

  .  successfully integrate employees of acquired companies.

Failure to do any of the above in an efficient and timely manner could seriously harm our business, financial condition and results of operations.

Any strategic acquisitions or investments we make could disrupt our business and seriously harm our financial condition.

   We may, from time to time, consider acquisitions of, or investments in, complementary companies, products or technologies to supplement our internal growth. Since inception, we have acquired four companies, and we are likely to acquire additional businesses, products or technologies in the future. We may encounter difficulties identifying and acquiring suitable candidates on reasonable terms.

   If we do complete future acquisitions, we could:

  . issue stock that would dilute our current stockholders' percentage ownership;

  .  incur substantial debt;

  .  assume contingent liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  .  incur large and immediate write-offs.

   Any strategic acquisitions or investments that we make in the future will involve numerous risks, including:

  .  problems combining the acquired operations, technologies or products;

  .  unanticipated costs;

  .  diversion of management's time and attention from our existing business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of acquired companies.

   We do not know whether we will be able to successfully integrate the businesses, products, technologies or personnel that we might acquire in the future or that any strategic investments we make will meet our financial or other investment objectives. Any failure to do so could seriously harm our business, financial condition and results of operations.

We may need additional capital to fund our existing and future operations. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and results of operations.

   We expect that development and marketing of new products and the expansion of our direct sales operation and associated support personnel will require a significant commitment of resources. We may incur significant operating losses or expend significant amounts of capital if:

  .  the market for our products develops more slowly than anticipated;

  . we fail to establish market share or generate revenue at anticipated levels;

  .  our capital expenditure forecasts change or prove inaccurate; or

  . we fail to respond to unforeseen challenges or take advantage of unanticipated opportunities.

   As a result, we may need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or equity-linked debt securities, our then-existing stockholders would be diluted. If additional funds are raised through the issuance of debt securities, the terms of such debt could impose financial or other restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which would harm our business, financial condition and results of operations.

                         Risks Related to This Offering

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.

   Our management will have considerable discretion in the application of the net proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We currently intend to use the net proceeds for working capital, general corporate purposes, including strategic acquisitions and investments, and repayment of debt. We have not yet finalized the amount of net proceeds to be used specifically for each of these purposes. The net proceeds may be used for corporate purposes that do not lead to our profitability or increase our market value.

Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including our sale to another company.

   We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Circumstances may arise in which the interests of these stockholders could conflict with the interests of our other stockholders. These stockholders could delay or prevent a change in control of our company even if such a transaction would be beneficial to our other stockholders.

Our charter documents and Delaware law could discourage takeover attempts that stockholders may consider favorable.

   Our certificate of incorporation and our bylaws to be effective on the closing of this offering contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  .  authorizing the issuance of shares of highly dilutive preferred stock;

  .  prohibiting cumulative voting in the election of directors;

  .  prohibiting stockholders from calling stockholders meetings; and

  .  prohibiting stockholder action by written consent.

   In addition, Section 203 of the Delaware General Corporation Law prohibits us from engaging in a business combination with any of our interested stockholders for three years after such stockholder became an interested stockholder unless certain specified conditions are met.

   For information regarding these and other provisions, please see "Description of Capital Stock."

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

   Before this offering there was no public trading market for our common stock, and we cannot assure you that one will develop or be sustained after this offering. The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of our value. We cannot predict the prices at which our common stock will trade at any time in the future.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the equity markets for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price.

   In addition, in the past, securities class action litigation has often been brought against companies after periods of decline in the market price of their securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business. We could also incur significant damages as a result of such litigation.

If a significant number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

   Our current stockholders hold a substantial amount of our common stock. They will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these agreements expire, a substantial number of shares will be eligible for sale in the public market. If after this offering our stockholders sell substantial amounts of our common stock in the public market within a short time period, the market price of our common stock could fall. In addition, the sale of a substantial number of shares by our stockholders could impair our ability to raise capital through the sale of additional stock. For a detailed discussion of the shares eligible for future sale, please see "Shares Eligible for Future Sale."

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances.

   The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate
dilution of $    per share. This dilution is due in large part to earlier
investors in our company having paid substantially less than the initial public offering price when they purchased their shares. The exercise of outstanding options and warrants and future equity issuances, including any additional shares issued in connection with acquisitions, will result in further dilution to investors.

We do not plan to pay dividends in the foreseeable future.

   We do not anticipate paying cash dividends to our stockholders in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   Our net proceeds from the sale of     shares of common stock in this
offering are estimated to be $     million, based on an assumed initial public
offering price of $    per share, after deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by us.

   The principal purposes of this offering are to obtain additional working capital for general corporate purposes, including strategic acquisitions and investments, to establish a public market for our common stock, and to increase our visibility in the industry and facilitate future access to public capital markets. We also intend to use the net proceeds of this offering to fund operating losses and expand sales and marketing and research and product development activities. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. Currently, we have no agreements or commitments for acquisitions of any businesses, products or technologies. Pending these uses, we will invest the net proceeds of this offering in short-term and investment grade securities.

   We intend to use a portion of the net proceeds of this offering to repay in full outstanding indebtedness to Credit Suisse First Boston, New York Branch, of approximately $47.5 million as of September 30, 2000. This indebtedness was incurred in December 1999 in connection with our acquisition of Premisys Communications, Inc. and accrues interest at the current Eurodollar rate plus 1% per annum. As of September 30, 2000, the loan was accruing interest at a rate of 9.5% per annum. The loan matures in November 2004 and must be repaid in full from the proceeds of this offering.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

                                 CAPITALIZATION

   The table below sets forth the following information as of September 30, 2000:

  .  our actual capitalization;

  . our pro forma capitalization to give effect to the conversion of all outstanding shares of preferred stock into shares of common stock; and

  .  our pro forma as adjusted capitalization to give effect to our receipt
     of the proceeds from our sale of      shares of common stock in this
     offering at an assumed initial public offering price of $    per share,
     after deducting estimated underwriting discounts and commissions, estimated offering expenses payable by us and estimated amounts for repayment of a senior secured term loan.

   This information should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus.

                                                 As of September 30, 2000
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              ---------  ---------  -----------
                                                      (in thousands)
Long term debt, less current portion......... $  39,375  $  39,375     $
Redeemable convertible preferred stock:
  Series A-1 through A-12, $0.001 par value;
   actual--125,000 shares authorized, 125,000
   shares issued and outstanding; pro forma--
   125,000 shares authorized, no shares
   issued or outstanding; pro forma as
   adjusted--no shares authorized, issued or
   outstanding...............................   383,114        --
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; actual
   and pro forma--no shares authorized,
   issued or outstanding; pro forma as
   adjusted--50,000 shares authorized, no
   shares issued or outstanding..............       --         --
  Common stock, $0.001 par value; actual--
   300,000 shares authorized, 92,629 shares
   issued and outstanding; pro forma 300,000
   shares authorized, 217,629 shares issued
   and outstanding; pro forma as adjusted--
   500,000 shares authorized,      shares
   issued and outstanding....................        93        218
  Additional paid-in capital.................   124,834    507,823
  Notes receivable from stockholders.........    (2,130)    (2,130)
  Deferred stock compensation................   (78,518)   (78,518)
  Accumulated other comprehensive loss.......       (22)       (22)
  Accumulated deficit........................  (157,735)  (157,735)
                                              ---------  ---------     ----
    Total stockholders' equity (deficit).....  (113,478)   269,636
                                              ---------  ---------     ----
      Total capitalization................... $ 309,011  $ 309,011     $
                                              =========  =========     ====

   The foregoing excludes:

  . 7,850,318 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.73 per share;

  . 100,000, 15,000 and 30,000 shares of common stock issuable to the City of Oakland, Solectron Corporation and Broadband Infrastructure Group Corporation, respectively, upon exercise of outstanding warrants at a combined weighted average exercise price of $4.77 per share;

  . 24,732,642 shares of common stock issuable upon exercise of options available for grant under our 1999 Stock Option Plan; and

  . 500,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan which will be effective upon the closing of this offering.

                                   DILUTION

   Our pro forma net tangible book value (deficit) as of September 30, 2000
was approximately $   million or approximately $   per share of common stock.
Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of shares of common stock offered by us in this offering at an assumed initial
public offering price of $    per share and our receipt of the proceeds after
deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book value, as adjusted, as of September 30, 2000, would have been approximately
$   or approximately $    per share of common stock. This represents an
immediate increase in pro forma net tangible book value of $    per share to
our existing stockholders and an immediate dilution in pro forma net tangible
book value of $    per share to new investors of common stock in this
offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. The following table summarizes this per share dilution:

   Assumed initial public offering price per share..................        $
     Pro forma net tangible book value (deficit) per share as of
      September 30, 2000............................................ $(   )
     Increase per share attributable to this offering...............
                                                                     -----
   Pro forma net tangible book value per share after this offering..
                                                                            ----
   Dilution per share to new investors..............................        $
                                                                            ====

   The following table summarizes on a pro forma basis, as of September 30, 2000, the differences between our existing stockholders and new investors with respect to the number of shares of common stock issued by us, the total consideration paid and the average price per share paid:

                                                       Total
                                 Shares Issued     Consideration
                               ----------------- ----------------- Average Price
                               Number Percentage Amount Percentage   Per Share
                               ------ ---------- ------ ---------- -------------
   Existing stockholders......              %    $            %        $
   New investors..............
                               -----     ---     -----     ---
     Total....................              %    $            %
                               =====     ===     =====     ===

   The foregoing excludes:

  . 7,850,318 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.73 per share;

  . 100,000, 15,000 and 30,000 shares of common stock issuable to the City of Oakland, Solectron Corporation and Broadband Infrastructure Group Corporation, respectively, upon exercise of outstanding warrants at a combined weighted average exercise price of $4.77 per share;

  . 24,732,642 shares of common stock issuable upon exercise of options available for grant under our 1999 Stock Option Plan; and

  . 500,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan which will be effective upon the closing of this offering.

   To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with the consolidated financial statements, the notes to those consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statements of operations data for the period from September 1, 1999 (inception) through December 31, 1999 and the nine months ended September 30, 2000 and the consolidated balance sheet data as of December 31, 1999 and September 30, 2000 set forth below are derived from our consolidated financial statements which have been audited by KPMG LLP, independent certified public accountants, and are included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period.

                                              Period from
                                           September 1, 1999     Nine months
                                          (inception) through       ended
                                           December 31, 1999  September 30, 2000
                                          ------------------- ------------------
                                          (in thousands, except per share data)
Consolidated Statements of Operations
 Data:
Net revenue.............................       $     --           $   60,511
Cost of revenue (excluding $0 and $3,159
 of stock based compensation for the
 period ended December 31, 1999 and the
 nine months ended September 30, 2000)..             --               33,937
                                               ---------          ----------
Gross profit............................             --               26,574
Operating expenses:
 Research and product development
  (excluding $1,890 and $16,265 of stock
  based compensation for the period
  ended December 31, 1999 and the nine
  months ended September 30, 2000)......           4,016              60,888
 Sales and marketing (excluding $512 and
  $6,068 of stock based compensation for
  the period ended December 31, 1999 and
  the nine months ended September 30,
  2000).................................             226              23,364
 General and administrative (excluding
  $489 and $7,478 of stock based
  compensation for the period ended
  December 31, 1999 and the nine months
  ended September 30, 2000).............           1,321              10,009
 Write-off of in-process research and
  development...........................          21,320                 439
 Stock based compensation...............           2,891              32,970
 Amortization of intangibles............             147              28,073
                                               ---------          ----------
  Total operating expenses..............          29,921             155,743
                                               ---------          ----------
Operating loss..........................         (29,921)           (129,169)
Interest expense, net...................            (104)               (466)
                                               ---------          ----------
Net loss before income tax benefit......         (30,025)           (129,635)
Income tax benefit......................             --               (1,925)
                                               ---------          ----------
Net loss................................       $ (30,025)         $ (127,710)
                                               ---------          ----------
Accretion on preferred stock............            (195)             (1,968)
                                               ---------          ----------
Net loss applicable to common
 stockholders...........................       $ (30,220)         $ (129,678)
                                               =========          ==========
Basic and diluted net loss per share
 applicable to common stockholders......       $   (0.40)         $    (1.73)
                                               =========          ==========
Weighted average shares outstanding used
 to compute basic and diluted net loss
 per share applicable to common
 stockholders...........................          75,000              75,034
                                               =========          ==========
Pro forma basic and diluted net loss per
 share (unaudited)......................       $   (0.15)         $    (0.64)
                                               =========          ==========
Weighted average shares outstanding used
 to compute pro forma basic and diluted
 net loss per share (unaudited).........         200,000             200,034
                                               =========          ==========
                                                 As of              As of
                                           December 31, 1999  September 30, 2000
                                          ------------------- ------------------
                                                      (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents...............       $  73,916          $  124,735
Short-term investments..................           4,005              18,152
Working capital.........................          53,023             134,527
Total assets............................         282,073             392,722
Long term debt, less current portion....          45,000              39,375
Redeemable convertible preferred stock..         186,371             383,114
Total stockholders' deficit.............         (26,887)           (113,478)

   See note 11 of our consolidated financial statements for determination of shares used in computing basic and diluted net loss per share applicable to common stockholders and unaudited pro forma basic and diluted net loss per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following commentary should be read in conjunction with the consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We have developed a hardware and software architecture designed to redefine the way network service providers deliver communication services to their subscribers. Our Single Line Multi-Service, or SLMS, architecture is designed to extend the speed, reliability and cost-efficiencies currently achieved in the core of the communications network through the local loop to business and consumer subscribers. Our SLMS products are both protocol and media agnostic, supporting voice, video, data and entertainment services under a common management and provisioning system. We have designed our SLMS products to interoperate with different types of equipment already deployed in service provider networks, to allow for efficient and seamless installation and to enable flexibility in designing and deploying networks. We formulated our SLMS architecture for both incumbent and competitive service providers, including domestic and foreign public telephone companies and operators of copper, fiber, coaxial and wireless networks. All of the products, services and subscribers in an SLMS network are managed by the Zhone Management System, or ZMS, which provides a single network and subscriber management system to allow network service providers, as well as their subscribers, to instantly and easily provision and upgrade their networks and services. In addition, ZMS is capable of interfacing with and managing other vendors' equipment already deployed in service providers' networks. We also sell our IMACS products, which we acquired as a result of our purchase of Premisys Communications, Inc.

   Our operating activities to date have consisted primarily of research and development, product design, development and testing. During this period, we also staffed and trained our administrative, marketing and sales personnel and began sales and marketing activities.

   We are developing products through a combination of internal development and acquisition of technologies and companies. In November 1999, we acquired CAG Technologies, Inc., a leader in system development and manufacturing, supplying electronic sub-systems and assemblies to the communications industry worldwide. In December 1999, we acquired Premisys Communications, Inc., a designer, manufacturer, and marketer of integrated digital access products for communications service providers. In February 2000, we acquired Roundview, Inc., an engineering firm dedicated to developing project-oriented software for Internet networking technologies, and OptaPhone Systems, Inc., a provider of cost-effective wireless, short-haul and last mile solutions for public, private, and government networks.

   To date, we have generated substantially all of our revenue from sales of our IMACS products. We only recently began generating revenue from the sale of our SLMS products. For the nine months ended September 30, 2000, sales of our IMACS and SLMS products accounted for approximately 86% and 14% of our net revenue, respectively. We expect that SLMS product sales will account for an increasing portion of our revenue in the future.

   For the nine months ended September 30, 2000, sales to Motorola and Paradyne Corporation, which resells our products to AT&T and Lucent Technologies, accounted for approximately 47% of our revenue. We anticipate that our operating results for future periods will continue to be dependent on a small number of customers. In addition, we anticipate that our operating results for future periods will continue to be dependent to a significant extent on large purchase orders, which can be delayed or cancelled by our customers without penalty.

   We recognize revenue from the sale of our products, under normal credit terms or sales-type leases, net of estimated sales returns and allowances at the time of shipment of product. Revenue is deferred if there are significant post-delivery obligations or collection is not considered probable at the time of sale. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. Revenue from service obligations and operating leases is recognized ratably over the period of the obligation or lease. We make sales to product distributors which are generally given privileges to return a portion of inventory. We recognize revenue from sales to distributors when the products have been sold by the distributors. We accrue for warranty costs, sales returns and other allowances at the time of shipment based on our experience.

   Our cost of revenue consists primarily of amounts paid to third-party contract manufacturers, manufacturing start-up expenses, personnel and related costs. We outsource substantially all of our product and printed circuit board assembly to contract manufacturers. Manufacturing and engineering documentation controls are performed at our Oakland, California facility. We currently use Solectron Corporation to manufacture and assemble substantially all of our products. We also rely on single or limited source suppliers to manufacture key components of our products. A significant portion of our cost of revenues is related to these outsourcing arrangements.

   Our products' gross margins vary depending on customer-requested configurations. Our actual mix of products sold will depend significantly on the amount of orders from new and existing customers, and the stage of their network deployment. As a result, our gross margin may fluctuate significantly from period to period. In general, our gross margin will primarily be affected by the following factors:

  .  demand for our products and services;

  .  changes in our pricing policies;

  .  mix of products and product configurations sold;

  .  mix of sales channels through which our products and services are sold;

  . volume of manufacturing and its effect on manufacturing and component costs; and

  .  availability and fluctuating costs of our key components.

   Research and product development expenses consist primarily of salaries and related personnel costs, prototype costs, consulting costs, licensed technology costs, recruiting costs and other costs related to the design, development, testing and enhancement of our products. We also incur significant expenses in connection with the purchase of equipment used to test our products as well as the use of our products for internal design and learning purposes. We expense our research and product development costs as they are incurred. Several components of our research and product development efforts require significant expenditures, the timing of which may cause significant quarterly variations in our expenses. We believe that continued investment in research and product development is critical to attain our strategic product development objectives and to meet changing customer requirements and technological advances. We expect that research and product development expenses will increase as we develop and test our SLMS products.

   Sales and marketing expenses consist primarily of salaries, commissions and the related personnel costs of sales and marketing personnel, promotions, travel and other marketing expenses and recruiting expenses. We expect that sales and marketing expenses will increase in the future as we increase our direct sales efforts, expand our operations internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, information technology and administrative personnel, as well as recruiting, professional fees, insurance and other general corporate expenses. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

   In connection with our acquisitions, we allocated and expensed a portion of the purchase price to acquired in-process research and development. A portion of the purchase price for the in-process research and development charges related to the acquisitions of CAG Technologies, Inc. and Premisys Communications in 1999 was expensed immediately since the technological feasibility of the research and development projects had not yet been achieved and were believed to have no alternative future use. The purchase price was allocated to acquired assets and liabilities on the basis of their estimated fair values, which resulted in expensing approximately $1.0 million and $20.3 million of the purchase price to in-process research and development for CAG Technologies and Premisys Communications, respectively. Intangible assets were identified through on-site interviews, review of data and discussions with management concerning the acquired assets, technologies in development, costs necessary to complete the purchased in-process research and development, historical financial performance, estimates of future performance, market potential and the assumptions underlying these estimates.

   We used the "income approach" for the valuation analysis of acquired, core developed, in-process research and development and tradenames. This approach focuses on the income-producing capability of the asset and was obtained through review of data, analysis of relevant market sizes, growth factors and expected trends in technology. The steps followed in applying this approach included estimating the costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present values using a rate of return consistent with the relative risk levels.

   We used the "cost approach" for the valuation analysis of each acquired work force. This approach is based on the theory that a prudent investor would pay no more than the cost of constructing a similar asset of like utility at prices applicable at the time of appraisal. The cost approach does not capture the full value of an income-producing asset, and since value is driven by the income generating ability of the technology employed, this approach was not utilized to value any acquired technology.

   At the time of its purchase, Premisys Communications was in the process of developing a family of broadband products that connect the communication co-location center with the core network fiber ring backbone. At the time of the acquisition, we estimated that, on average, 70% of the development effort had been completed. Research and development costs incurred to complete in-process research and development projects in connection with the Premisys Communications acquisition were approximately $2.7 million. The first shipments of products to customers incorporating acquired in-process research and development projects commenced in the quarter ended March 31, 2000.

   The resulting net cash flows from the Premisys Communications projects were based on our estimates of product revenues, cost of goods sold, operating expenses, research and development costs and income taxes from such projects. The revenue projections used to value the in-process technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by us and our competitors. The rate used in discounting the net cash flows was approximately 24%. This discount rate, which is higher than our cost of capital, reflects the uncertainties surrounding the successful development of technology. The efforts required to develop the in-process research and development of Premisys Communications into commercially viable products principally relate to the completion of planning, designing, prototyping and testing functions that are necessary to establish that the software produced will meet its design specifications, including technical performance, features and function requirements.

   If these projects do not continue to be successfully developed, our revenue and profitability may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. Results will also be subject to uncertain market events and risks that are beyond our control, such as trends in technology, government regulations, market size and growth and future product introduction by competitors. We believe that the assumptions used in this valuation reasonably estimate the future benefits. There can be no assurance that actual results in future periods will not deviate from current estimates.

   From September 1, 1999 (inception) through September 30, 2000, we recorded total deferred stock compensation of approximately $111.8 million, representing the difference between the deemed value of our common stock for accounting purposes and the exercise price of the options at their date of grant. As of September 30, 2000, deferred stock compensation, net of amortization, was $78.5 million. Options granted are typically subject to a four-year vesting period. Stock issuances from exercise of stock options prior to vesting are generally subject to our right to repurchase the stock, which lapses over a four-year period. We are amortizing the deferred stock compensation using an accelerated method over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years.

   From September 1, 1999 (inception) through September 30, 2000, we recorded total goodwill and intangibles of $164.2 million related to our acquisitions. We are amortizing these intangibles over a period of three to five years.

Quarterly Results of Operations

   The following table sets forth, for the periods presented, data from our consolidated statements of operations, both in absolute dollar amounts and as a percentage of net revenue. The consolidated statements of operations data for the period from September 1, 1999 (inception) through December 31, 1999 and for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 are derived from our audited consolidated financial statements that are included elsewhere in the prospectus. This information should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. We have incurred net losses in each quarter since inception, and we expect to continue to incur losses for the foreseeable future.

                                                   Period from              Quarter ended
                                                September 1, 1999  ---------------------------------
                                               (inception) through  March    June 30,  September 30,
                                                December 31, 1999  31, 2000    2000        2000
                                               ------------------- --------  --------  -------------
                                                                 (in thousands)
Consolidated Statements of Operations Data:
Net revenue..................................       $    --        $ 18,278  $ 19,421    $ 22,812
Cost of revenue(1)...........................            --          10,402    10,668      12,867
                                                    --------       --------  --------    --------
Gross profit.................................            --           7,876     8,753       9,945
Operating expenses:
  Research and product development(2)........          4,016         14,715    25,727      20,446
  Sales and marketing(3).....................            226          5,206     8,209       9,949
  General and administrative(4)..............          1,321          3,259     3,255       3,495
  Write-off of in-process research and
   development...............................         21,320            439       --          --
  Stock based compensation...................          2,891          5,299     8,980      18,691
  Amortization of intangibles................            147          9,372     9,327       9,374
                                                    --------       --------  --------    --------
    Total operating expenses.................         29,921         38,290    55,498      61,955
Operating loss...............................        (29,921)       (30,414)  (46,745)    (52,010)
Interest income (expense), net...............           (104)          (332)     (658)        524
                                                    --------       --------  --------    --------
Net loss before income tax benefit...........        (30,025)       (30,746)  (47,403)    (51,486)
Income tax benefit...........................            --          (1,925)      --          --
                                                    --------       --------  --------    --------
Net loss.....................................       $(30,025)      $(28,821) $(47,403)   $(51,486)
                                                    ========       ========  ========    ========

                                                        Quarter ended
                                               --------------------------------
                                               March 31, June 30, September 30,
                                                 2000      2000       2000
                                               --------- -------- -------------
As a Percentage of Net Revenue:
Net revenue...................................    100 %     100 %      100 %
Cost of revenue...............................     57        55         56
                                                 ----      ----       ----
Gross profit..................................     43        45         44
Operating expenses:
  Research and product development............     81       132         90
  Sales and marketing.........................     28        42         44
  General and administrative..................     18        17         15
  Write-off of in-process research and
   development................................      2       --         --
  Stock based compensation....................     29        46         82
  Amortization of intangibles.................     51        48         41
                                                 ----      ----       ----
    Total operating expenses..................    209       285        272
Operating loss................................   (166)     (240)      (228)
Interest income (expense), net................     (2)       (3)         2
                                                 ----      ----       ----
Net loss before income tax benefit............   (168)     (243)      (226)
Income tax benefit............................     10       --         --
                                                 ----      ----       ----
Net loss......................................   (158)%    (243)%     (226)%
                                                 ====      ====       ====

--------
(1) Excluding $0, $473, $896 and $1,790 of stock based compensation for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, respectively.

(2) Excluding $1,890, $2,651, $4,420 and $9,194 of stock based compensation for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, respectively.

(3) Excluding $512, $991, $1,683 and $3,394 of stock based compensation for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, respectively.

(4) Excluding $489, $1,184, $1,981 and $4,313 of stock based compensation for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, respectively.

   Net Revenue. We began generating revenue in the quarter ended March 31, 2000. Net revenue for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 was approximately $0.8 million, $2.3 million and $5.1 million, respectively, for our SLMS products and approximately $17.5 million, $17.1 million and $17.7 million, respectively, for our IMACS products. The increase in net revenue from the quarter ended March 31, 2000 to the quarter ended June 30, 2000 attributable to our SLMS product line was primarily due to the first full quarter of SLMS product availability. The increase in net revenue from the quarter ended June 30, 2000 to the quarter ended September 30, 2000 was primarily due to new SLMS product introductions and increased demand for our SLMS products. We expect that sales of our SLMS products will account for substantially all of our revenue growth in the foreseeable future. The limited growth in net revenue attributable to our IMACS products was primarily due to our allocation of limited resources to our IMACS products. We do not expect sales of our IMACS products to comprise a significant portion of our revenue growth in the foreseeable future.

   Cost of Revenue. Cost of revenue for the quarter ended March 31, 2000 was approximately $10.4 million, or 57% of net revenue, compared to approximately $10.7 million, or 55% of net revenue, for the quarter ended June 30, 2000 and $12.9 million, or 56% of net revenue, for the quarter ended September 30, 2000. These costs included adding manufacturing personnel, establishing final product testing capabilities and establishing operations with outside contract manufacturers, as well as high per unit costs due to low initial volumes of our products. This decrease in cost of revenue as a percentage of total revenue was primarily due to higher unit volume sales in the quarters ended June 30, 2000 and September 30, 2000 compared to the quarter ended March 31, 2000. We expect that our cost of revenue will vary as a percentage of net revenue depending on the mix and average selling prices of products sold.

   Research and Product Development Expenses. Research and product development expenses for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were approximately $4.0 million, $14.7 million, $25.7 million and $20.4 million, respectively. The increase from the quarter ended March 31, 2000 to the quarter ended June 30, 2000 was primarily due to additional personnel costs, licensed technology and other costs related to the design, development, testing and enhancement of our products. The decrease from the quarter ended June 30, 2000 to the quarter ended September 30, 2000 was primarily due to lower licensed technology costs as a result of fewer licenses being executed compared to the quarter ended June 30, 2000. We will continue to invest in research and product development to attain our strategic product development objectives. As a result, we expect our research and product development expenses to increase in the future.

   Sales and Marketing Expenses. Sales and marketing expenses for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were approximately $0.2 million, $5.2 million, $8.2 million and $9.9 million, respectively. This increase was primarily attributable to our expanded efforts to sell and market our SLMS products, including increased costs related to the hiring of additional sales and systems engineers, product marketing, and key management personnel as well as increased advertising, trade shows and public relations costs, commission expenses and demonstration equipment costs. We expect sales and marketing expenses to significantly increase in future periods as we continue to expand our domestic and international sales and marketing efforts.

   General and Administrative Expenses. General and administrative expenses for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were approximately $1.3 million, $3.3 million, $3.3 million and $3.5 million, respectively. This increase was primarily due to the hiring of additional general and administrative personnel necessary to support and scale our operations and increased legal and accounting expenses. We expect our general and administrative expenses to increase in future periods as we hire additional personnel required to support the expansion of our business and operations as a public company.

   Stock Based Compensation Expenses. Stock based compensation expenses totaled approximately $2.9 million, $5.3 million, $9.0 million and $18.7 million for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, respectively. As of September 30, 2000, we have deferred approximately $78.5 million of stock based compensation, which will be recognized as stock compensation expense over the next four years. In addition, we expect to issue stock options in the future, for which additional stock compensation expense may be recognized.

   Amortization of Intangibles. Amortization of intangibles for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were approximately $0.1 million, $9.4 million, $9.3 million and $9.4 million, respectively. This increase was primarily due to the amortization of goodwill resulting from our acquisition of Premisys Communications in December 1999.

   Interest Income (Expense), Net. Our net interest income (expense) for the period from September 1, 1999 (inception) through December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 was approximately $(0.1 million), $(0.3 million), $(0.7 million) and $0.5 million, respectively. Our net interest income (expense) consists of interest paid on an outstanding term loan partially offset by interest earned on our cash, cash equivalents, short-term investments and restricted cash.

   Income Tax Benefit. We recognized a deferred tax benefit of approximately $1.9 million for the nine months ended September 30, 2000. We have provided a valuation allowance to the extent gross deferred tax assets exceed deferred tax liabilities.

Liquidity and Capital Resources

   We have financed our operations to date primarily through private sales of our capital stock and borrowings under long-term debt agreements for the purchase of Premisys Communications.

   In November 1999, we issued 125,000,000 shares of Series A redeemable convertible preferred stock to investors in exchange for a maximum capital commitment of $500.0 million. As of September 30, 2000, we had received capital contributions of $400.0 million. We were required to collateralize the borrowings on our long-term debt agreement with $60.0 million of the remaining unused capital commitments. The remaining $40.0 million in available capital commitments may be drawn prior to completion of this offering. Any unused portion of the capital commitment expires upon completion of this offering.

   From September 1, 1999 (inception) through September 30, 2000, net cash used in operating activities was approximately $64.5 million. From September 1, 1999 (inception) through December 31, 1999, we generated approximately $17.5 million in cash from our operating activities. For the nine months ended September 30, 2000, we used approximately $82.0 million in cash for operating activities primarily due to our net loss of approximately $127.7 million for the nine months ended September 30, 2000 partially offset by non-cash charges of approximately $64.9 million for the nine months ended September 30, 2000.

   From September 1, 1999 (inception) through September 30, 2000, net cash used in investing activities was approximately $249.5 million. From September 1, 1999 (inception) through December 31, 1999, we used approximately $183.6 million in cash for investing activities primarily due to the acquisition of Premisys Communications in December 1999. For the nine months ended September 30, 2000, we used approximately $65.9 million in cash for investing activities primarily due to the purchase of manufacturing and test equipment, information systems equipment, office equipment, restricted cash equivalents and short-term investments.

   From September 1, 1999 (inception) through September 30, 2000, net cash provided by financing activities was approximately $438.7 million. From September 1, 1999 (inception) through December 31, 1999, we generated approximately $240.0 million in cash from financing activities primarily due to our private equity financing and the credit facility obtained in connection with our acquisition of Premisys Communications. During the nine months ended September 30, 2000, we generated approximately $198.7 million from financing activities primarily due to cash received pursuant to capital commitments in connection with our private equity financing.

   Our principal source of liquidity is cash, cash equivalents and short-term investments of approximately $142.9 million at September 30, 2000. We believe the cash, cash equivalents and short-term investments will be sufficient to meet cash and investment requirements for at least the next twelve months.

   In November 1999, a wholly-owned subsidiary of our company borrowed $125.0 million from a related party financial institution, $50.0 million of which was under a senior secured term loan facility, in connection with our acquisition of Premisys Communications. We repaid $75.0 million of this debt in December 1999. Borrowings under the term loan accrue interest at the current Eurodollar rate plus 1% per annum. Borrowings on the loan are repayable in $2.5 million quarterly installments from September 30, 2000 through December 31, 2000, $1.9 million quarterly installments from March 31, 2001 through December 31, 2001, and $3.1 million quarterly installments from March 31, 2002 through November 30, 2004. Under the term of the loan agreement, the loan must be repaid from the proceeds of (1) this offering, (2) an offering of debt or (3) a sale or disposition of assets. The loan agreement restricts the subsidiary's ability to make distributions. The loan agreement also contains financial covenants. We were in compliance with these covenants at September 30, 2000.

   In August 2000, we entered into a $70.0 million five-year operating lease for our office headquarters, research and product development and manufacturing facilities in Oakland, California. The monthly payments are based on the London Interbank Offer Rate and are based on the lease amount of up to $70.0 million on the date of occupancy of the individual buildings. Our lease payments will be approximately $5.0 million annually. The lease payments are scheduled to begin upon completion and full occupancy of the individual buildings, which we expect to occur by March 2001. At the end of the lease, we have the option to purchase the land and buildings for approximately $70.0 million or to renew the lease for two successive periods of one year each. The guaranteed residual payment on the lease is approximately $59.5 million.

   The lease requires that we maintain a specific level of restricted cash to serve as collateral. Our restricted investment balance as of September 30, 2000 was $23.7 million and is recorded in other assets on our consolidated balance sheet. The lease also requires that we maintain specific levels of earnings before interest, taxation, depreciation, amortization, rent and other financial ratios. We were in compliance with these covenants at September 30, 2000. We are currently in discussions with the lessor to amend financial covenants in the lease. If these covenants are not amended, we may not be in compliance with them beginning in the quarter ended December 31, 2000. The lessor's remedies for breach of these covenants include terminating our right to possession of the properties and recovery of any unpaid rent plus any rental loss for the remainder of the term, or continuing the lease in place and increasing rentals to reflect a rate of prime plus 2%.

   Increasingly, as a result of the financial demands of major network deployments, service providers are looking to their suppliers for financing assistance. From time to time we may provide or commit to extend credit or credit support to our customers. This financing may include extending credit to customers or guaranteeing the indebtedness of customers to third parties. Depending upon market conditions, we may seek to factor these arrangements to financial institutions and investors to free up our capital and reduce the amount of our financial commitments for such arrangements. Our ability to provide customer financing is limited and depends upon a number of factors, including our capital structure and level of our available credit and our ability to factor commitments. Any extension of financing to our customers will limit the capital that we have available for other uses.

 Disclosures about Market Risk

   We do not use derivative financial instruments. We do not hold financial instruments for trading or speculative purposes. Our financial instruments have short maturities and therefore are not subject to significant interest rate risk. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. Our financial liabilities that are subject to interest rate risk are our senior secured term loan which accrues interest at a current Eurodollar rate plus 1% per annum. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

   We currently have product development activities in Canada and sales operations throughout Europe, Asia and Latin America. We record expenses for our subsidiaries in local currency. Accordingly, our operating results are also exposed to changes in exchange rates between the U.S. dollar and those currencies. While to date, our results have not materially been affected by any changes in currency exchange rates, devaluation of the U.S. dollar against these currencies would adversely affect our operating results.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or FAS 133. FAS 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all years beginning after June 15, 2000. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We are studying the impact that FAS 133 will have on our financial statements.

   In December 1999, the SEC issued Staff Accounting Bulleting No. 101, or SAB
101. SAB 101 summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101B was issued June 26, 2000, which allows registrants until the fourth quarter of years beginning after December 15, 1999 to implement SAB 101. SAB 101, as amended, and any resulting change in accounting principles that a registrant would have to report, is effective no later than our fiscal quarter ending December 31, 2000. In October 2000, the SEC issued SAB 101 "Frequently Asked Questions and Answers," which gives further guidance on SAB 101. We are studying the impact, if any, that SAB 101 will have on our financial statements.

                                    BUSINESS

Business Overview

   Zhone Technologies, Inc. is a new breed of network equipment vendor. We have developed a hardware and software architecture designed to redefine the way network service providers deliver communication services to their subscribers. Our Single Line Multi-Service, or SLMS, architecture is designed to extend the speed, reliability and cost-efficiencies currently achieved in the core of the communications network through the local loop to business and consumer subscribers. SLMS products are both protocol and media agnostic, supporting voice, video, data and entertainment services under a common management and provisioning system. We have designed our SLMS products to interoperate with different types of equipment already deployed in service providers' networks, to allow for efficient and seamless installation, and to enable flexibility in designing and deploying networks. These products enable operators of copper, fiber, coaxial and wireless networks to migrate from existing network infrastructure to high-bandwidth, multi-service platforms. All of the products, services and subscribers in an SLMS network are managed by our Zhone Management System, or ZMS, which provides a single network and subscriber management system to allow network service providers, as well as their subscribers, to instantly and easily provision and upgrade their networks and services. In addition, ZMS is capable of interfacing with and managing other vendors' equipment already deployed in service providers' networks.

   We began operations in September 1999 and immediately applied our significant capital and experience in identifying and integrating companies to complete several strategic acquisitions. These acquisitions have brought us incremental technologies and research and product development personnel. We are building a 300,000 square foot headquarters in Oakland, California, and currently operate six additional development centers across the United States and Canada. We are building the infrastructure, employee base, technological breadth and market presence to provide a comprehensive solution to problems associated with the delivery of high bandwidth communications services from service providers to subscribers.

Industry Background

 Increasing Demand For Bandwidth

   The rapid growth of business and consumer Internet use, the advent of e-commerce, interactive television, video conferencing and telecommuting, and the large increase in web content have resulted in levels of communications traffic that severely tax the capacity of today's networks. To meet the increasing demand for faster and more reliable communications services, equipment vendors and service providers have made significant investments in research, development and deployment of fiber optic technologies to increase bandwidth and improve efficiency in the core of the network. However, bandwidth between the fiber optic core at the network operators' central equipment sites and their subscribers' premises remains severely constrained. This segment of the network, commonly referred to as the "local loop" or the "access network," is generally comprised of copper-pair, coaxial cable, wireless or fiber infrastructure. The Yankee Group estimates that approximately 90% of today's communications over the local loop between business and consumer subscriber locations and service providers still occurs on 56 kilobits per second or slower modem lines. In contrast, communications in the core of the network travel at speeds of up to 10 gigabits per second.

 Increasing Competition to Deliver Communications Services

   The Telecommunications Act of 1996, combined with the increased demand for bandwidth and the introduction of new broadband technologies, have changed the competitive dynamics of access networks. Incumbent service providers, which previously had no competition or compelling reason to deploy new broadband services and cannibalize their profitable legacy high speed communications service offerings, are being threatened by a proliferation of new service providers, including competitive local exchange carriers, or CLECs, inter-exchange carriers, or IXCs, and cable companies, that are deploying new technologies and services. To remain competitive and acquire new subscribers, large national service providers are partnering with CLECs and Internet service providers, or ISPs, and buying cable and telephone networks at increasingly higher costs per subscriber.

   Historically, service providers generated the majority of their revenue by offering subscribers a single service, such as voice, and consequently designed their access networks to support single service delivery. However, competitive pressures have forced many service providers to offer additional services, such as video and high-speed Internet access. Subscribers are demanding increased reliability, faster service provisioning, higher data speeds and improved security, all at lower costs. To meet the demands for multiple services, many service providers are acquiring or building parallel access networks to deliver new or additional services to their subscribers. However, these parallel access networks are costly to deploy and maintain.

   In an effort to reduce the complexity and inefficiencies of parallel access networks, communications equipment providers have introduced systems that deliver two services over a single line, a concept we refer to as single line dual-service. The single line dual-service technologies currently being deployed most broadly include: (1) analog voice and DSL over the traditional telephony copper wire infrastructure and (2) video and broadband data access over the coaxial cable infrastructure. In addition, a limited number of network service providers have tested and deployed expensive, complex networks consisting of discrete technologies from multiple vendors to deliver additional voice, data and video communications services to subscribers.


   [Graphic of a network from the subscriber premise through a co-location center and a data center to a network service provider's central office showing the several elements of communications equipment required to deliver telephone, high-speed Internet access and video services.]

 Increasing Complexity of Today's Access Networks

   Single line dual-service solutions generally require multiple, costly pieces of equipment to be deployed in service providers' networks. Deploying and operating these multi-vendor or multiple overlay access networks presents a number of challenges for network service providers, including very high capital and operating costs. Each individual element in the access network requires a unique provisioning and management system, and none of the elements are designed to interoperate with the rest of the components in the network. In many cases, a request for a new service, such as an additional voice line or higher-speed Internet connection, requires separate provisioning steps for the new service across each element of a multi-vendor network. These elements, in turn, must interface with service providers' operating and billing systems, which have their own proprietary interfaces. The complexity of the task increases with each new hardware and management system incorporated, and it is not uncommon for carriers to staff a new team of highly trained technical specialists to manage and maintain each new platform. In the end, a carrier can spend millions of dollars and thousands of worker-hours integrating multi-vendor solutions. At best, the result is a complex collection of multiple element management and provisioning systems that prevent service providers from quickly delivering even a single service to subscribers in a timely and cost-effective way. In addition, implementing access networks consisting of network equipment from multiple vendors places significant interoperability, reliability and feasibility testing burdens on service providers and requires the management of procurement from multiple suppliers. The deployment and operation of expanded service offerings must not jeopardize the delivery of, or the revenue derived from, a service provider's principal service offering, such as toll quality voice service or broadcast cable service.

   The complexity of today's access networks has resulted in a significant increase in the time and expense service providers incur deploying, operating, and provisioning new services. At the same time, there has been a dramatic increase in subscriber demand for enhanced communications services, such as multiple phone, fax and high-speed Internet connections. Many subscribers still have limited access to these enhanced communications services. Even when enhanced communications services are available, the services are characterized by significant uncertainty and delays in delivery, as well as quality and reliability problems. Moreover, there is limited flexibility to continue to add new communications services due to the limited availability of multiple access lines per subscriber.

   Most of today's subscribers have limited or no access to high speed communications services even though most access networks reaching homes and businesses today are capable of delivering integrated voice, data and video traffic in a high-bandwidth, cost-effective manner. This is due in part to the scale and complexity of the access network infrastructure. This complexity has resulted from equipment vendors introducing products that address only a narrow set of service providers' needs. Current solutions do not provide a comprehensive, architectural approach for delivering high-bandwidth, enhanced communications services over access networks. Service providers are demanding solutions that consolidate delivery of voice, data and video services across any access media, allowing service providers to reduce costs and compete more effectively. Such solutions must leverage existing hardware and network infrastructure, provide for ease of management and operations and enable service provider and subscriber provisioning on demand.

The Zhone Solution

   We were founded to offer network service providers a new, comprehensive architectural approach to deploying access networks. Our SLMS architecture is both protocol and media agnostic, capable of delivering and managing bundled voice, data, video and entertainment services across copper, fiber, coaxial cable and wireless-based networks. Our products are designed to facilitate interoperability with different types of equipment already deployed in service providers' networks to allow for efficient and seamless installation and flexibility in designing and deploying access networks. All of the products, services and subscribers in an SLMS network are managed and operated through our ZMS, giving network service providers, as well as their subscribers, the ability to instantly and easily provision and upgrade their communications services.

   [Graphic of a network from the customer premise through a co-location center and a data center to a network service provider's central office showing Zhone's SLMS products delivering voice, data and video services across copper, fiber coaxial cable or wireless-based networks.]

   Our SLMS architecture and products enable service providers to offer business and residential subscribers simple, direct access to a wide range of services, including traditional voice, fax, broadband Internet access, broadcast video/television and entertainment over any access media. Our SLMS products enable both incumbent and competitive service providers to deliver customized packages of services to any subscriber using the existing local loop infrastructure. We have designed our SLMS products to integrate seamlessly into existing networks, allowing incumbent service providers to leverage their investments in existing circuit switch equipment and copper plants. Incumbent service providers will be able to use our SLMS products to respond to pressures from competitive service providers by rapidly offering multiple services with a single management system and without the need for overlay access network infrastructure. For competitive service providers, SLMS products offer direct, high-speed access to large numbers of subscribers without requiring new investments in local loop infrastructure.

   Our current SLMS products include the Sechtor Universal Voice Gateway, the Arca-Dacs Digital Cross Connect, the Z-Plex Multiplexor and the Broadband Access Node, or BAN. Each of these products can be centrally provisioned and managed by ZMS. These products are designed to enable our customers to consolidate the local loop infrastructure and to migrate from existing network infrastructures to high-bandwidth multi-service platforms by:

   Enabling bundled voice, data, video and entertainment services over any protocol and any medium. Our SLMS products are designed to enable service providers to efficiently and cost-effectively provide their subscribers with a broad range of voice, data, video and entertainment services, including high speed Internet access, local dial tone, long distance voice, frame relay access and voice and data virtual private networks, or VPNs. Our products will enable service providers to deliver these services over copper pair, coaxial cable, wireless or fiber using high speed transmission technologies, such as DSL, T1, E1, NxT1, DS3, LMDS or OCx.

As a result, service providers will be able to reduce their total network costs by eliminating large numbers of network components, each designed to support only a single service. In addition, service providers will be better able to differentiate themselves by offering their subscribers tailored services and a single point of contact, which will ultimately help increase service providers' revenue and reduce their subscriber turnover.

   Leveraging service providers' existing access network infrastructure. All of our SLMS products are designed to be compatible with existing devices within service providers' current networks. Interoperability ensures that existing service providers can upgrade their multi-vendor networks over time to leverage the capital they have already invested in traditional network equipment and copper, coaxial and fiber cabling. In addition, ZMS is designed to interoperate with network service providers' current operating support system, or OSS, as well as their current subscriber management, billing, diagnostic and alarming software.

   Providing for ease of management and operations. ZMS is a client/server solution designed with the scalability and reliability to manage a broad array of services for delivery to millions of subscribers through thousands of devices. ZMS supports the SLMS architecture, making the entire access network appear as one unified element to the network service provider. It will allow service providers to deliver and manage their entire range of components, subscribers and services through a unified web-based interface from a remote location, and supports customer provisioning, fault processing, accounting and performance management. Together, ZMS and our other SLMS products will allow service providers to provide for seamless integration into their existing OSS environments.

   Enabling provisioning on demand. The combination of our SLMS architecture and ZMS is designed to enable service providers to deploy services to their customers more quickly than is currently possible using a traditional collection of access products. The SLMS architecture will enable rapid deployment of new services because service providers will provision new services from their network operations centers rather than through a technician sent to a subscriber location; subscribers will access the new services by simply selecting software options. The ZMS web-based interface will enable service providers and their subscribers to quickly provision new services, such as additional voice lines, advanced calling features and higher speed data services.

The Zhone Strategy

   Our objective is to be a leading provider of communication equipment that consolidates the last mile infrastructure. We are designing our products to enable service providers to migrate from existing network infrastructure to high bandwidth, multi-service platforms. Key elements of our strategy include:

   Expanding our infrastructure to meet service provider needs. To offer an architecture as broad as SLMS to a wide variety of network service providers, we have scaled our organization very quickly. As of September 30, 2000, we employed approximately 490 people, including a senior management team with significant experience in the communications industry and in building, acquiring and integrating technology companies. We have built a facility that allows us to test our products in a communications laboratory with the capacity comparable to a network supporting approximately 240,000 subscribers, with hundreds of access infrastructure products from multiple vendors. In addition, we operate six additional development centers across the United States and Canada to support the continued development of technology required by our customers. We have established three sales organizations to support large, global service providers, emerging service providers and international service providers. We will continue to invest aggressively in our infrastructure and hire qualified personnel, as well as expand our current and future development, testing laboratory and sales and support sites.

   Continuing the advancement and introduction of our SLMS products. Our SLMS architecture is the core of our product development strategy. The design criteria for SLMS products include carrier-class reliability, multi-protocol and service support and ease of provisioning. We will continue to introduce SLMS products that offer the configurations and feature sets that our customers demand. In addition, we have introduced products that adhere to the standards, protocols and interfaces dictated by international standards bodies and service providers. To ensure rapid development of our SLMS architecture and products, we have established engineering teams responsible for each critical aspect of our architecture and products. We will continue to leverage our expertise in both voice and data technologies to enhance the SLMS architecture, supporting new services, protocols and technologies as they emerge. To further this objective, we will continue investing in research and development efforts to extend the SLMS architecture and introduce new SLMS products.

   Pursuing strategic acquisitions and relationships. We have grown through a combination of strategic hiring and the acquisition of companies with relevant technologies and skilled personnel, including CAG Technologies, Inc., Premisys Communications, Inc., Roundview, Inc. and OptaPhone Systems, Inc. Our senior management has extensive experience in identifying, executing and integrating strategic acquisitions, both at Zhone and at previous companies. We intend to pursue additional strategic acquisitions and relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, and customer relationships and distribution channels that complement our strategy. We will also endeavor to obtain third-party technology licenses, distribution partnerships and manufacturing relationships to enhance our product offerings and accelerate our time-to-market.

   Delivering full customer solutions. In addition to delivering hardware and software product solutions, we provide our customers with pre-sales and post-sales support, education and professional services to enable our customers to more efficiently deploy and manage their networks. We provide our customers with application notes, business planning, web-based and phone-based troubleshooting assistance and installation guides. Our support programs provide a comprehensive portfolio of support tools and resources that enable our customers to effectively sell to, support and expand their subscriber base using our products and solutions. As of September 30, 2000, our customer support organization had 27 full-time network support engineers, and we will grow this organization to continue to offer current and future customers 24-hour service, seven days a week.

SLMS Products

   Our SLMS architecture provides the framework around which we are designing and developing high speed, protocol and media agnostic communications software and equipment for the local loop. Our SLMS products span three distinct areas:

   Network and Subscriber Management. ZMS is designed to allow service providers not only to deploy and manage all the devices in their access networks, but also to rapidly deliver and bill for new services, increase revenue through additional service offerings and faster deployments and reduce operating costs through efficiencies in personnel and operations. ZMS supports tactical provisioning, billing, subscriber management, configuration, operational center management, diagnostics, alarming and customer network management. ZMS eliminates multiple management layers, allowing service providers to more efficiently operate networks, rapidly provision new services and smoothly integrate SLMS products with existing OSSs.

Product        Specifications and Functions                        Benefits                      Status
-------  ---------------------------------------- ------------------------------------------- ------------
ZMS      . Distributed client/server architecture . One management system for the local loop  Beta Testing
         . Runs in a Unix or Windows environment  . End-to-end subscriber management
         . Standard protocols such as SNMP and    . Scalable and reliable architecture
           FTP, all FCAPS and relevant subscriber . Rapid provisioning information stored in Oracle database  . Simplified OSS integration
                                                  . Scalable management platform
                                                  . Flexible access to management information

   Broadband Aggregation and Transport Systems. These products leverage existing infrastructure to aggregate, concentrate and optimize communications traffic from copper, coaxial, wireless and fiber networks. These products are deployed in central offices, remote offices, points of presence, curbsides, data and co-location centers and large enterprises.

Products              Specifications and Functions                                Benefits                            Status
--------       ------------------------------------------ -------------------------------------------------------- ------------
SECHTOR 300    . Uses standard GR-303 signaling to        . Enables voice over any TDM network                     Shipping
                 concentrate voice traffic                . Concentrates voice traffic using GR-303
               . Integrates traditional 3.1.0 digital     . Reduces backhaul costs by optimizing
                 cross connect functionality at the         bandwidth utilization for voice
                 edge of the network                      . Simplifies network management and metallic test access
                                                          . Leverages existing voice infrastructures
                                                          . Delivers carrier-class reliability




ARCA-DACS 100  . Grooms DS3, DS1s and DS0s to allow       . Optimizes the access network                           Shipping
                 for more efficient use of backhaul       . Allows carriers to leverage existing infrastructure
                 SONET transport, multiplexors,           . Effective, efficient, economical
                 3.1.0 DACS ports and switch ports        . 3.1.0 digital cross-connect at the network edge
                                                          . Integrated DS0 level grooming
                                                          . Network management simplicity and metallic test access
                                                          . Carrier-class reliability
                                                          . International digital cross-connect capability
BAN            . Integrates multiple access components    . Ties the local loop network to the network core        Beta Testing
                 in a single chassis                      . Aggregates copper, coaxial and fiber media
               . Digital Subscriber Loop Access           . Flexible, scalable integrated design
                 Multiplexor (DSLAM)                      . Carrier-class redundancy with innovative fault
               . Digital Loop Carrier for traditional       tolerant architecture
                 TDM voice and access service (DLC)       . End-to-end provisioning and management of
               . ATM edge switching and IP routing          all subscriber services
               . Voice gateway (VoIP and VoATM)
                 with GR-303 / V5.2
               . Subscriber and Network Management
                 System

   Access Systems. Our access products offer a cost-effective solution for combining analog voice and data services onto a single platform. These products deliver data interface connectivity for Internet routers and frame relay access devices.

Products              Specifications and Functions                                Benefits                            Status
--------       ------------------------------------------ -------------------------------------------------------- ------------
Z-PLEX 10      . Supports T1 WAN access trunks and        . Multi-service voice and data access solution           Shipping
                 24 analog line-side voice POTS combined  . Common service delivery platform
                 with a high speed V.35 data port         . Easily installed in any location
               . Delivers data interface connectivity for . Service guarantees to customers
                 Internet routers and frame relay access  . Low profile measures on rack unit
                 devices                                  . Remote provisioning and maintenance
               . Supports 24 POTS ports or a mixture of   . Simple installation and configuration
                 16 FXS+8 FXO ports                       . Remote management

Future SLMS Products and Product Enhancements

   The Multi-Access Loop Carrier. The Multi-Access Loop Carrier, or MALC, will terminate high speed and traditional interfaces. The MALC is being designed to integrate traditional basic and enhanced voice, data, and video services. The MALC will offer three critical benefits for service provider deployments: (1) it will reside anywhere the local loop terminates: curbside on a traditional digital loop carrier footprint and power distribution model; at a cable head-end; in the basement of a building; or in a central office or virtual central office, (2) it will terminate all classes of access network infrastructure, including legacy telecommunications lines: analog, digital, voice-centric and data-centric lines, and (3) it will consolidate all services, independent of protocol or media, into a common format, and channel all of the services onto a single, high-speed fiber optic or wireless interface for delivery to the BAN.

   Z-Edge IADS. We are developing a complete line of Integrated Access Devices, or IADs, that will allow our service provider customers to better target their business and consumer subscribers. IADs use existing wiring infrastructure within a residence or business to provide service for existing telephones, cable TVs and high-bandwidth Internet access. Our IADs will offer service providers a range of products and configurations to enable them to better manage their available bandwidth to meet their individual service requirements. The Z-Edge IAD will support all voice, data, video and entertainment services delivered over a common line, and will be suitable for both business and consumer subscribers.

   Wireless and Cable Interface. We are developing wireless and cable interfaces for an SLMS product that will allow service providers to transmit all voice, data, video and entertainment services over wireless and cable infrastructures. The BAN will use industry standard interfaces, including DOCSIS 1.1, Packet Cable and SNMP interfaces for communication to existing cable plants and common equipment.

IMACS Products

   Our IMACS products, which we acquired as a result of our purchase of Premisys Communications, enable service providers to offer subscribers access to both traditional and new and emerging services and technologies. Service providers can use our IMACS products to provide Plain Old Telephone Services, or POTS, analog private lines and Digital Data Services, or DDS, as well as Frame Relay, ATM and ISDN or a combination of traditional and advanced services. The structure of the IMACS products supports circuit, packet and cell switching in a single platform. The IMACS products contain built-in network diagnostic and troubleshooting tools, and conform to international requirements for interfaces, emissions, power, safety and quality in a standards based architecture designed to manage diverse regulatory requirements.

Technology

   Voice and Data Expertise. We have built an engineering team with research, development and design expertise in both voice and data communications. This has allowed us to develop products that capitalize on the convergence of the previously separate voice and data networks. For instance, our New Jersey research team has expertise in embedded system design focused on voice protocols for signaling Digital Signal Processors, or DSPs, voice payload switching and voice over IP. In addition, our Minnesota team has expertise in data communications development. Our SLMS architecture is built to interoperate in networks supporting packet, cell and circuit technologies. In addition, we have designed our SLMS architecture to support new services, protocols and technologies as they emerge.

   Network Management System Expertise. As networks have become larger and more complex in terms of both size and installed base of equipment, they have become increasingly difficult to manage and maintain. We designed ZMS, our network management system, with the scalability and reliability necessary to run an SLMS-based network and the flexibility to allow our products to interoperate in a network with equipment from multiple vendors. As a result, ZMS allows our service provider customers to easily transition to SLMS products, as well as to upgrade their current network management systems to more quickly and cost-effectively provision services for both their new and existing subscriber bases. ZMS is a client/server based system for installing, provisioning and operating converged access networks, integrating with an existing OSS to provide full operational and business management. ZMS supports the SLMS architecture, making the entire access network appear to the network service provider as one unified element.

   Acquired Technologies. We recognize the need to acquire complementary technologies to help us augment engineering resources necessary to respond directly to service providers' needs. To date, we have completed four acquisitions, each of which provides us with technical personnel and technology expertise in the following areas:

  . CAG Technologies, Inc.--hardware-based communications subsystems, assemblies and product development infrastructure.

  . Premisys Communications, Inc.--platforms that integrate access to voice, data, video and entertainment services.

  .  Roundview, Inc.--software and packet-centric expertise.

  . OptaPhone Systems, Inc.--point-to-point and point-to-multipoint wireless access solutions.

   Test Methodologies. A key component of our SLMS architecture has been, and will continue to be, interoperability testing and certification with a variety of products that reside in networks in which we will deploy our products. We have built a testing facility to conduct extensive interoperability trials with equipment from other vendors. In addition, we are testing ZMS with other vendors' equipment to allow these service providers to transition the management and service of their networks to our ZMS.

Customers

   Historically, sales of our IMACS products have been primarily to CLECs, ILECs and IXCs. For sales of our SLMS products, we are targeting CLECs, ILECs, IXCs, MSOs, foreign telephone companies and other communications service providers.

   For the nine months ended September 30, 2000, sales to Motorola and Paradyne Corporation, which resells our products to AT&T and Lucent Technologies, accounted for approximately 47% of our revenue. No other customers accounted for more than 10% of our total revenue for that same period.

Research and Development

   We have made, and will continue to make, substantial investments in research and development. Research and product development expenses were approximately $4.0 million for the period from September 1 through December 31, 1999, and were approximately $60.9 million for the nine months ended September 30, 2000. As of September 30, 2000, we had approximately 264 employees engaged in product development, quality assurance and documentation.

   We conduct the majority of our research and development in Oakland, California. We have built a facility that allows us to test our products in a communications laboratory with the capacity comparable to a network supporting approximately 240,000 subscribers. We also have focused engineering teams staffed at development centers located in the following cities: Lowell, Massachusetts; Brooklyn Center, Minnesota; Eatontown, New Jersey; Ottawa, Canada; and Westlake Village and Rohnert Park, California.

   Our current plans for research and development include:

  .  continuing to refine the SLMS architecture;

  .  introducing new products under our SLMS architecture; and

  .  creating effective interfaces and protocols for international markets.

Sales and Marketing

   We currently focus our sales efforts in three areas:

  . Carrier Sales. Our Carrier Sales organization focuses on large global communications service providers. Our strategy is to target these service providers with our direct sales force and support them with a separate engineering organization to meet their needs as they deploy SLMS networks on a global basis.

  . Emerging Carrier Sales. Our Emerging Carrier Sales team concentrates on traditional and emerging CLECs as well as cable and wireless service providers. This organization is also responsible for managing our distribution and original equipment manufacturer, or OEM, partnerships.

  . International Sales. Our International Sales organization targets foreign based service providers and is staffed with individuals with specific experience dealing with service providers in their designated international territories.

   Our marketing team works with our sales teams by identifying and sizing target markets for our products, creating awareness of our company and products, generating contacts and leads within these targeted markets and performing outbound education and public relations.

   Our IMACS products are sold primarily through OEM and reseller channels. While we will continue to support the IMACS product line to serve our customers' needs, we do not intend to increase the level of sales and marketing resources dedicated to the IMACS products.

Manufacturing

   We outsource substantially all of our product manufacture and assembly to third party contractors. In particular, we rely heavily on our contractual relationship with Solectron for the manufacture and assembly of key components of our network equipment. Under our agreement with Solectron, Solectron has the option to acquire manufacturing assets, i.e., equipment and inventory, from us or third parties that we may acquire. If Solectron acquires such manufacturing assets, Solectron will, on a case-by-case basis and as mutually agreed by Solectron and us, use these manufacturing assets to supply us with products and services. We have established our contract manufacturing relationship with Solectron based on its quality assurance, timely delivery, and strength in volume manufacturing of our products. Using a contract manufacturer allows us to reduce our capital expenditures, achieve purchasing economies of scale and reduce inventory warehousing. Our design engineers interact regularly with Solectron to help them quickly generate product components meeting our exacting technical requirements.

   We also complement our contract manufacturing relationships with our in-house capabilities for final assembly and testing of our products. Our internal manufacturing expertise is focused on product design for testability, design for manufacturability and the transfer of products from development to manufacturing. We also configure, package, and ship our products from our own facilities after a series of inspections, reliability tests and quality control measures. Our manufacturing engineers design and build all of our testing stations, establish quality standards and protocols and develop test procedures to assure the reliability and quality of our products. Our manufacturing engineers work closely with our design engineers to ensure manufacturability and feasibility of our products and to ensure that manufacturing and testing processes evolve as our technologies evolve. Additionally, our manufacturing engineers interface with our contract manufacturers to ensure that outsourced manufacturing processes and products will integrate easily and cost-effectively with our in-house manufacturing systems.

   In the future, we may expand our existing contract manufacturing relationships or establish new contract manufacturing relationships. Furthermore, we may expand our current manufacturing facilities or secure new manufacturing facilities to meet our anticipated manufacturing requirements.

Customer Service And Support

   Our technical support services enable our service provider customers to effectively sell to, support and expand their subscriber base. We offer free lifetime web support, standard one-year warranties for our products, and the opportunity to upgrade to enhanced services, critical network support and extended warranty protection. We provide our customers with pre-sales and post-sales support, education and professional services that enable them to deploy and manage their networks more efficiently. We offer our customers application notes, business planning, and installation guides, as well as web-based and phone-based troubleshooting assistance. Furthermore, our customer service personnel works closely with our design and manufacturing engineers to ensure that customer feedback is integrated into our research, development and production strategies.

   As of September 30, 2000, our customer support organization had 27 full-time employees. We are continuing to build this organization to offer current and future customers 24 hour service, seven days a week. As our customer service team grows, we will enhance our ability to tailor customer support services to suit the unique needs of particular customers. As our product lines expand and as technology evolves, we will strengthen and diversify our customer support services.

Competition

   Competition in the communications equipment market is intense. We are aware of many companies in related markets that address particular aspects of the features and functions that our products will provide. Currently, our primary competitors include large equipment companies, such as Cisco Systems, Lucent Technologies and Nortel Networks. We also may face competition from other large communications companies that enter our market in the future. In addition, a number of new public and private companies have announced plans for new products to address the same network needs that our products address.

   Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than we can. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or render our products obsolete. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter our markets, further intensifying competition.

   In our markets, competitive factors include:

  .  performance;

  .  reliability and scalability;

  .  ease of installation and use;

  .  interoperability with existing products;

  .  upgradability;

  .  price;

  .  technical support and customer service; and

  .  brand recognition.

While we believe we are successfully handling each of these competitive factors, we expect to face intense competition in our markets. There can be no assurance that we will be able to compete successfully with our current or future competitors, or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Intellectual Property

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. However, these legal protections afford only limited protection for our intellectual property.

   We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements.

   We have filed trademark applications for "ARCADACS," "BAN," "SLMS," "ZEDGE," "ZPLEX" and the Zhone logo and we intend to file additional trademark applications to support Zhone branding and marketing efforts.

Employees

   As of September 30, 2000, we employed approximately 490 full-time employees, including 72 in sales and marketing, 51 in manufacturing, 264 in engineering, 76 in finance and administration and 27 in customer support and professional services. None of our employees is represented by collective bargaining agreements, and we believe that our relations with our employees are good.

Facilities

   The following table shows, as of September 30, 2000, each of our facilities, its function, location and size and lease term:

   Function                  Location                     Sq. Feet   Lease Term
   --------                  --------                     --------   ----------
   Executive offices and     Oakland, California           90,000(1) August 2005
    research and              (under construction)
    development

   Research and development  Oakland, California           20,544    December 2001

   Research and development  Rohnert Park, California      14,568    November 2000

   Research and development  Westlake Village, California  12,882    June 2005

   Research and development  Lowell, Massachusetts         11,808    December 2004

   Research and development  Brooklyn Center, Minnesota     7,436    May 2005

   Research and development  Eatontown, New Jersey         10,665    June 2005

   Research and development  Ottawa, Ontario               10,818    January 2001

   Sales                     Hoffman Estates, Illinois      9,700    October 2005

   Sales                     Milan, Italy                   5,000    August 2005

   Sales                     Wanchai, Hong Kong             4,400    December 2003

--------
(1) We currently occupy 90,000 square feet of commercial space. We plan to build and use an aggregate of 300,000 square feet of commercial space.

   We also have other offices, which are used primarily for sales and support purposes. We are presently expanding our main facilities in Oakland, California, and we believe that, when completed, our facilities will be adequate for our purposes. All of our facilities are leased.

Legal Proceedings

   We are currently not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and certain key employees, as of September 30, 2000, are as follows:

 Name                           Age Position
 ----                           --- --------
 Executive Officers and
  Directors
 Mory Ejabat...................  50 Chief Executive Officer and Chairman of the
                                     Board of Directors
 Jeanette Symons...............  37 Chief Technology Officer and Vice
                                    President, Engineering
 Gary A. Wetsel................  54 Chief Financial Officer and Vice President,
                                    Finance
 James G. Coulter(2)...........  40 Director
 Robert K. Dahl(1).............  59 Director
 James H. Greene, Jr.(2).......  50 Director
 C. Richard Kramlich(2)........  65 Director
 John Marren(1)................  37 Director
 Alex Navab, Jr.(1)............  34 Director
 John W. Sidgmore..............  49 Director
 Dan C. Stanzione..............  55 Director

 Key Employees
 Roger W. Boyce................  45 Vice President and General Manager, Gateway
                                    Systems
 David F. Colicchio............  49 Vice President, Global Service and Support
 Michael A. Graves.............  54 Chief Information Officer and Vice
                                    President
 Marty D. Hahnfeld.............  33 Vice President, Emerging Carrier Sales
 James R. Hindmarch............  57 Vice President, Operations
 Allan L. Jennings.............  49 Vice President and General Manager,
                                     Management Systems and Software
 David M. Markowitz............  41 Associate Vice President, Marketing
 David P. Misunas..............  49 Vice President and General Manager, Access
                                    Products
 Patrick J. Nichols............  53 Vice President and General Manager,
                                     Wireless Systems Division
 Dave Robison..................  35 Vice President, International Sales and
                                    Business Development
 Bruce M. Ruberg...............  44 Corporate Controller and Vice President
 Michael W. Scheck.............  43 Vice President, Carrier Sales
 Gary Zieses...................  50 Vice President, Human Resources

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Mory Ejabat is a co-founder of our company and has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception. Prior to co-founding our company, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, including Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge and an M.B.A. from Pepperdine University.

   Jeanette Symons is a co-founder of our company and has served as our Chief Technical Officer and Vice President, Engineering since our inception. Prior to co-founding our company, Ms. Symons was Chief Technical Officer and Executive Vice President of Ascend Communications, Inc., which Ms. Symons co-founded, from January 1989 to June 1999. Before co-founding Ascend, Ms. Symons was a software engineer at Hayes Microcomputer, a modem manufacturer, where she developed and managed its ISDN program. Ms. Symons holds a B.S. in Systems Engineering from the University of California at Los Angeles.

   Gary A. Wetsel has served as our Chief Financial Officer and Vice President, Finance since February 2000. Prior to joining us, Mr. Wetsel served as President and Chief Executive Officer of WarpSpeed Communications, a provider of telecommunications software, from February 1998 to February 2000. From November 1996 to February 1998, Mr. Wetsel was Executive Vice President and Chief Operating Officer of Wyse Technology, a computer terminal provider. From July 1996 to November 1996, Mr. Wetsel was a consultant. From November 1994 to June 1996, Mr. Wetsel was employed by Borland International, a provider of computer software, as Senior Vice President and Chief Financial Officer, and was later appointed President, Chief Executive Officer and director. Mr. Wetsel holds a B.S. in Accounting and Finance from Bentley College and is a certified public accountant.

   James G. Coulter has served as a director of our company since November 1999. Since January 1993, Mr. Coulter has been a founding partner of Texas Pacific Group, an investment firm. Since 1992, Mr. Coulter has also served as a principal of Air Partners, L.P. and a partner and director of Colony Advisors, Inc. Mr. Coulter also serves as a director of Beringer Wine Estates, Globespan, Inc., Northwest Airlines, Inc. and Oxford Health Plans, Inc. Mr. Coulter holds a B.A. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.

   Robert K. Dahl has served as a director of our company since our inception. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions with Ascend Communications, Inc., including Executive Vice President from October 1997 to January 1998 and Chief Financial Officer from January 1994 to October 1997. Mr. Dahl also serves as a director of Bank of Alameda, Northpoint Communications Group, Inc. and Momentum Business Applications, Inc. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley.

   James H. Greene, Jr. has served as a director of our company since November 1999. Mr. Greene is a General Partner of KKR Associates, L.P., or KKR Associates, and was a General Partner of Kohlberg Kravis Roberts & Co., or KKR, from January 1993 until January 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. Greene also serves as a director of Accuride Corporation, Birch Telecom, Inc., CAIS Internet, Inc., Intermedia Communications, Inc., Owens-Illinois, Inc. and Safeway Inc. Mr. Greene holds a B.S. in Economics from the University of Pennsylvania.

   C. Richard Kramlich has served as a director of our company since November 1999. Since June 1978, Mr. Kramlich has been a general partner of New Enterprise Associates, a venture capital firm. Mr. Kramlich also serves as a director of Juniper Networks, Com21, Inc., Chalone, Inc., Silicon Graphics, Inc. and Lumisys Incorporated. Mr. Kramlich holds a B.S. in History from Northwestern University and an M.B.A. from Harvard University.

   John Marren has served as a director of our company since May 2000. Since April 2000, Mr. Marren has been a partner of Texas Pacific Group. From 1996 to April 2000, Mr. Marren served as a Managing Director at Morgan Stanley Dean Witter, an investment banking company. Mr. Marren also serves as a director of Globespan, Inc. and ON Semiconductor Corp. Mr. Marren holds a B.S. in Electrical Engineering from the University of California, Santa Barbara.

   Alex Navab, Jr. has served as a director of our company since November 1999. Mr. Navab has been a director of KKR since 1999, and an executive of KKR and a limited partner of KKR Associates since 1993. Mr. Navab also serves as a director of Birch Telecom, Inc., Borden, Inc., CAIS Internet, Inc., Intermedia Communications, Inc., KSL Recreation Group, Inc. and Regal Cinemas, Inc. Mr. Navab holds a B.A. from Columbia University and an M.B.A. from Harvard University.

   John W. Sidgmore has served as a director of our company since September 1999. Since December 1996, Mr. Sidgmore has served as Vice Chairman of WorldCom, Inc., a telecommunications company. Since June 1994, Mr. Sidgmore has served as Vice Chairman of UUNET Technologies Incorporated, an Internet services provider which is a subsidiary of WorldCom, Inc. Mr. Sidgmore also serves as a director of WorldCom, Inc. and MicroStrategy Inc. Mr. Sidgmore holds a B.A. in Economics from the State University of New York.

   Dan C. Stanzione has served as a director of our company since February 2000. Since April 1996, Dr. Stanzione has been President Emeritus and Chief Operating Officer of Bell Laboratories at Lucent Technologies, Inc., a provider of telecommunications equipment. From December 1972 to April 1996,
Dr. Stanzione held various positions with AT&T, a telecommunications company. Dr. Stanzione also serves as a director of Quest Diagnostics. Dr. Stanzione holds a B.S. in Electrical Engineering, an M.S. in Environmental Engineering and a Ph.D. in Electrical and Computer Engineering from Clemson University.

   Roger W. Boyce has served as our Vice President and General Manager, Gateway Systems since February 2000. From December 1995 to December 1999, Mr. Boyce was Vice President and General Manager, WAN Systems Business Unit with Ascend Communications, Inc. Mr. Boyce holds a B.S. in Industrial Technology from Montclair University and an M.S. in Technology Management from the Stevens Institute of Technology.

   David F. Colicchio has served as our Vice President, Global Service and Support since December 1999. From June 1999 to December 1999, Mr. Colicchio was Vice President, Worldwide Services Operations of the NetCare Professional Services Division at Lucent Technologies, Inc. Previously, Mr. Colicchio held various senior management positions with Ascend Communications, Inc., including Vice President, Customer Support Business Unit from July 1997 to June 1999 and Vice President, Customer Satisfaction and TQM from July 1995 to June 1997. Mr. Colicchio holds a B.S. in Biomedical Engineering and an M.S. in Electrophysics and Solid-State Electronics from the Rensselaer Polytechnic Institute.

   Michael A. Graves has served as our Chief Information Officer and Vice President since April 2000. Prior to joining us, Mr. Graves was the Chief Information Officer and Corporate Vice President of Applied Materials, Inc., a provider of semiconductor manufacturing equipment, from December 1997 to April 2000. From March 1995 to December 1997, Mr. Graves was the Chief Information Officer and Vice President of Silicon Graphics, Inc., a provider of high performance computers. Mr. Graves holds a B.S. in Education from the University of North Texas.

   Marty D. Hahnfeld has served as our Vice President, Emerging Carrier Sales since October 1999. Prior to joining us, Mr. Hahnfeld was Area Vice President at Ascend Communications, Inc. from October 1995 to September 1999. From January 1994 to October 1995, Mr. Hahnfeld was Director of Strategic Accounts at ADC Telecommunications, a provider of telecommunications equipment.

   James R. Hindmarch has served as our Vice President, Operations since August 2000. Prior to joining us, Mr. Hindmarch served as Executive Vice President, Operations and Information Systems at Ascend Communications, Inc. from August 1997 to August 2000. From August 1996 to August 1997, Mr. Hindmarch was Executive Vice President, Operations and Information Systems for CIDCO Incorporated, a provider of telecommunications equipment. From September 1994 to August 1996, Mr. Hindmarch served as Senior Vice President, Operations and Information Systems at Plantronics, Inc., a provider of telecommunications equipment. Mr. Hindmarch holds a B.S. in Industrial Management from San Jose State University.

   Allan L. Jennings has served as our Vice President and General Manager, Management Systems and Software since November 1999. Prior to joining us, Mr. Jennings was Vice President, Core Systems Engineering at Ascend Communications, Inc. from July 1998 to October 1999. From July 1996 to July 1999, Mr. Jennings was President and General Manager of Netlink Corporation, a subsidiary of Cabletron, Inc., a provider of wide area networking equipment. Previously, Mr. Jennings was General Manager of the Mobile Computing Group at Digital Equipment Corp., a provider of computer equipment. Mr. Jennings holds a B.S. in Electrical Engineering from the University of Utah.

   David M. Markowitz has served as our Associate Vice President, Marketing since July 2000. From January 2000 to July 2000, Mr. Markowitz was our Director of Marketing. Prior to joining us, Mr. Markowitz was Vice

President, Marketing at Lucent Technologies, Inc. from August 1999 to January 2000. From October 1995 to July 1999, Mr. Markowitz held various product management and marketing positions at Ascend Communications, Inc. Mr. Markowitz received a B.S. with a concentration in physics from Columbia University and an M.S. in Geophysics from the Colorado School of Mines.

   David P. Misunas has served as our Vice President and General Manager of Access Products since December 1999. From October 1999 to December 1999, Mr. Misunas served as our Vice President, Business Development. From July 1999 to October 1999, Mr. Misunas was Vice President, Market Development in the Core Switching Division of Lucent Technologies, Inc. From August 1997 to July 1999, Mr. Misunas was Vice President and General Manager in the Voice and Carrier Signaling Division at Ascend Communications, Inc. From August 1995 to August 1997, Mr. Misunas was Vice President, Product Development at MICOM Communications Corp., a provider of telecommunications equipment which is a division of Nortel Networks Corporation. Mr. Misunas holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

   Patrick J. Nichols has served as our Vice President and General Manager, Wireless Systems Division since February 2000. From July 1997 to February 2000, Mr. Nichols was Chief Executive Officer and President of OptaPhone Systems, Inc., a provider of local loop telephony systems and products. From June 1996 to July 1997, Mr. Nichols was a principal of Hultquist Capital, an investment banking firm. From November 1994 to June 1996, Mr. Nichols served as Chief Financial Officer of Noller Communications, Inc., a provider of wireless telecommunications systems which is a subsidiary of Bakie Telecommunications of Indonesia. Mr. Nichols holds a B.S. in Marketing from San Jose State University and an M.B.A. with an emphasis in finance from Santa Clara University.

   Dave Robison has served as our Vice President, International Sales and Business Development since December 1999. From December 1994 to December 1999, Mr. Robison held various management positions at Ascend Communications, Inc., including Vice President Emerging Carrier Sales and Business Development, Vice President NSP Business (Domestic) and Director of ISP Sales.

   Bruce M. Ruberg has served as our Corporate Controller and Vice President since September 1999. Prior to joining us, Mr. Ruberg was the Controller for the Access Division of Lucent Technologies from June 1999 through August 1999. Mr. Ruberg was Assistant Controller of Ascend Communications, Inc. from April 1996 through June 1999. Previously, Mr. Ruberg held the position of Corporate Controller of Farallon Computing, Inc. from February 1991 through March 1996. Mr. Ruberg holds a B.S. in Accounting from the University of Illinois.

   Michael W. Scheck has served as our Vice President, Carrier Sales since April 2000. From February 2000 to March 2000, Mr. Scheck served as a consultant to us. From January 1996 to April 2000, Mr. Scheck was Vice President, Sales at Ascend Communications, Inc. Mr. Scheck received a B.S. in Marketing from California State University at Chico.

   Gary Zieses has served as our Vice President, Human Resources since February 2000. Prior to joining us, Mr. Zieses was Vice President, Human Resources at Ascend Communications, Inc. from May 1998 to February 2000. From January 1996 to May 1998, Mr. Zieses was Vice President, Human Resources at Charles Schwab, a provider of financial services. Mr. Zieses holds a B.S. in Economics from George Mason University.

Board Composition

   Our board of directors currently consists of nine members. All directors are elected to hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal.

   There are no familial relationships among any of our directors, executive officers or key employees.

Board Committees

   Our board of directors has an audit committee and a compensation committee.

   Audit committee. The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Dahl, Marren and Navab.

   Compensation committee. The compensation committee of our board of directors reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Messrs. Coulter, Greene and Kramlich.

Compensation Committee Interlocks and Insider Participation

   None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Prior to the creation of our compensation committee, all compensation decisions were made by our full board of directors and Mr. Ejabat did not participate in discussions with respect to his own compensation.

Director Compensation

   Our directors do not receive any cash compensation for their services as directors or members of committees of the board of directors but are reimbursed for their reasonable expenses incurred in attending meetings of the board of directors. Our directors are eligible to participate in our 1999 Stock Option Plan and employee-directors will be able to participate in our 2000 Employee Stock Purchase Plan.

   In December 1999, we granted Mr. Sidgmore options to purchase 200,000 shares of common stock at an exercise price of $0.10 per share that vest over four years. In February 2000, we granted each of Messrs. Greene and Navab options to purchase 25,000 shares of common stock at an exercise price of $0.10 per share that vest over four years. In February 2000, we granted Mr. Stanzione options to purchase 150,000 shares of common stock at an exercise price of $0.10 per share that vest over four years.

   In February 2000, we granted NEA Development Corporation, an entity affiliated with Mr. Kramlich, an option to purchase 75,000 shares of common stock at an exercise price of $0.10 per share that vests over four years. We also granted TPG Genpar II, L.P., an entity affiliated with Messrs. Coulter and Marren, an option to purchase 50,000 shares of common stock at an exercise price of $0.10 per share that vests over four years.

   All of the options that have been issued to our directors or their affiliates are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase by us at the original exercise price per share. In the case of Messrs. Sidgmore and Stanzione, this right of repurchase lapses with respect to 25% of the total number of shares upon completion of twelve months of service from the initial vesting date and with respect to the balance of the shares in equal monthly installments over the following three years. In the case of Messrs. Greene and Navab, NEA Development Corporation and TPG Genpar II, L.P., the underlying shares are subject to a right of repurchase by us at the original exercise price per share which lapses at the rate of 1/48th of the total number of shares on a monthly basis.

   Upon a change in control of our company, our right to repurchase any shares issued to Messrs. Sidgmore, Greene, Navab and Stanzione upon the exercise of their options will lapse, and none of these shares will be subject to repurchase by us. In addition, our right to repurchase any shares issued to NEA Development Corporation and TPG Genpar II, L.P. upon the exercise of their options will fully lapse upon a change in control.

Executive Compensation

   In the fiscal year ended December 31, 1999, we paid our Chief Executive Officer no salary or bonus. Our Chief Executive Officer is sometimes referred to as the "named executive officer" elsewhere in this prospectus. None of our other executive officers were paid a combined salary and bonus in excess of $100,000 for the fiscal year ended December 31, 1999. Beginning on January 1, 2000, our Chief Executive Officer and Chief Technology Officer became entitled to receive an annual salary of $350,000 and $250,000, respectively. Beginning February 2000, our Chief Financial Officer became entitled to receive an annual salary of $250,000. In addition, these executives may be entitled to receive an annual bonus at the discretion of our board of directors

Option Grants, Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

   There were no option grants to our named executive officer during the fiscal year ended December 31, 1999. Consequently, there were no option exercises by our named executive officer in the last fiscal year and no options outstanding as of the fiscal year ended December 31, 1999.

   On February 8, 2000, we granted Mr. Wetsel, our Chief Financial Officer and Vice President, Finance, an option to purchase 300,000 shares of our common stock at an exercise price of $0.10 per share. On September 1, 2000, we granted Mr. Wetsel an option to purchase an additional 75,000 shares of our common stock at an exercise price of $4.00 per share. Mr. Wetsel's option grants, together with option grants made to our key employees, were granted under our 1999 Stock Option Plan. The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses with respect to 25% of the total number of shares upon completion of twelve months of service from the initial vesting date and with respect to the balance of the shares in equal monthly installments over the following three years. All outstanding options were granted at the fair market value of our common stock, as determined by the board of directors on the date of grant.

Employment Contracts and Change of Control Arrangements

   We routinely deliver written offer letters containing provisions on salary, bonuses, benefits and stock option grants to prospective members of management and other employees. Our 1999 Stock Option Plan provides that, in the event of a change in our control, each outstanding option must be assumed or an equivalent option substituted by the acquiring corporation, or the option will terminate and cease to be outstanding effective as of the date of the change in control.

   On October 20, 1999, we entered into an employment agreement with Mory Ejabat. The employment agreement provides that Mr. Ejabat will receive an annual salary to be determined by the board of directors on an annual basis, which amount is currently $350,000, and, at the discretion of the board of directors, an annual bonus. The employment agreement contains limited non-compete and non-solicitation provisions, which are in effect until the date that is nine months after the expiration of the term of the agreement. Under the terms of the employment agreement, in the event we terminate Mr. Ejabat's employment for any reason other than cause, or in the event there is good reason for Mr. Ejabat to resign, Mr. Ejabat will be entitled to receive a severance payment equal to the salary that he would have received if he had remained employed through October 20, 2003. Mr. Ejabat's 40,000,000 shares are subject to a right of repurchase which lapses monthly, in equal installments from and after July 1, 1999 and ending in June 30, 2003. Our right of repurchase lapses with respect to 50% of Mr. Ejabat's unvested shares upon Mr. Ejabat's death or disability. In addition, our right of repurchase lapses with respect to all of Mr. Ejabat's shares upon either a change of control of our company, our termination of Mr. Ejabat's employment for a reason other than cause, death, or disability, or Mr. Ejabat's resignation from employment for good reason.

   On October 20, 1999, we entered into an employment agreement with Jeanette Symons. The employment agreement provides that Ms. Symons will receive an annual salary to be determined by the board of directors on an annual basis, which amount is currently $250,000, and, at the discretion of the board of directors, an annual bonus. The employment agreement contains limited non-compete and non-solicitation provisions, which are in effect until the date that is nine months after the expiration of the term of the agreement. Under the terms of the employment agreement, in the event we terminate Ms. Symons' employment for a reason other than cause, or in the event there is good reason for Ms. Symons to resign, Ms. Symons will be entitled to receive a severance payment equal to the salary that she would have received if she had remained employed through October 20, 2003. Ms. Symons' 32,500,000 shares are subject to a right of repurchase which lapses monthly in equal installments from and after July 1, 1999 and ending on June 30, 2003. Our right of repurchase lapses with respect to 50% of Ms. Symons' unvested shares upon Ms. Symons' death or disability. In addition, our right of repurchase lapses with respect to all of Ms. Symons' shares upon either a change of control of our company, our termination of Ms. Symons' employment for a reason other than cause, death, or disability, or Ms. Symons' resignation from employment for good reason.

   For information regarding the effect of a change in control on options granted to our directors and their affiliates, see "Management--Director Compensation."

Stock Plans

 1999 Stock Option Plan

   Our 1999 Stock Option Plan was approved by our board of directors and by our stockholders in November 1999. In October 2000, our board of directors amended the plan, subject to stockholder approval prior to the completion of this offering, to increase the number of shares of common stock reserved for issuance under the plan from 50.0 million shares to 60.0 million shares. The share reserve will automatically be increased on January 1, 2002 and each January 1 thereafter by an amount equal to the lesser of 13,000,000 shares per year, 5% of our outstanding common stock on the last day of the preceding fiscal year or such lesser number of shares as determined by our board of directors. The plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and for grants of nonstatutory stock options to employees, including officers, non-employee directors and consultants.

   The compensation committee of our board of directors currently administers the plan. Subject to the provisions of the plan, the board or its committee has the authority to select the persons to whom options are granted and determine the terms of each option, including:

  .  the number of shares of common stock covered by the option;

  .  when the option becomes exercisable;

  . the per share option exercise price, which in the case of incentive stock options must be at least equal to the fair market value of a share of common stock on the grant date or 110% of such fair market value for incentive stock options granted to 10% stockholders, and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock on the grant date; and

  . the duration of the option, which for incentive stock options may not exceed ten years, or, with respect to incentive stock options granted to 10% stockholders, five years.

   All options granted under the plan are immediately exercisable but remain subject to repurchase by us at the original exercise price paid per share if the option holder ceases service with us before vesting in the shares. Options granted under the plan generally vest 25% upon completion of twelve months of service from the initial vesting date and the balance vests in equal monthly installments over the following three years, although our board of directors or a committee thereof may specify a different vesting schedule for a particular grant. In addition, our board of directors or a committee thereof has the authority under the plan to grant options which will immediately vest, in full or in part, upon a change in control of our company. Options granted under the plan are non-transferable other than by will or the laws of descent and distribution; provided, however that our board of directors or a committee thereof may provide that nonstatutory stock options are transferable for estate planning purposes, subject to applicable law.

   In the event of a change in control of our company, the acquiring or successor corporation may either assume the outstanding options granted under the plan or substitute for outstanding options equivalent options for the acquiring or successor corporation's stock. All options expire if they are not assumed, substituted or exercised prior to a change of control.

   As of September 30, 2000, 17,602,040 shares, net of shares repurchased by us, have been issued upon the exercise of options, options to purchase a total of 7,665,318 shares at a weighted average exercise price of $2.80 per share were outstanding and 24,732,642 shares were available for future option grants.

Options Granted Outside of 1999 Stock Option Plan

   From time to time, we have granted and may continue to grant nonstatutory stock options outside of our 1999 Stock Option Plan to individuals and entities that have provided or will provide services to us pursuant to separate stock option agreements. These agreements generally provide that the options are immediately exercisable. The options granted under these agreements generally vest 25% upon completion of twelve months from the initial vesting date and the balance vests in equal monthly installments over the following three years, although the board or its committee may specify a different vesting schedule for a particular grant. Upon a change in control of our company, outstanding options granted under some of these agreements will fully vest. All options granted outside of our 1999 Stock Option Plan were granted at the fair market value of our common stock, as determined by the board of directors on the date of grant.

   As of September 30, 2000, 24,933 shares, net of shares repurchased by us, have been issued upon the exercise of options granted outside of our 1999 Stock Option Plan. In addition, options to purchase a total of 185,000 shares at a weighted average exercise price of $0.12 per share were outstanding.

2000 Employee Stock Purchase Plan

   Our 2000 Employee Stock Purchase Plan was adopted by the board in October 2000 and remains subject to stockholder approval prior to the completion of this offering. The plan will become effective immediately upon the completion of this offering. We have reserved a total of 500,000 shares of common stock for issuance under the plan, none of which will be issued as of the completion of this offering. The share reserve will automatically be increased on January 1, 2002 and on each January 1 thereafter until and including January 1, 2011, by an amount equal to the lesser of 2,750,000 shares per year, one percent of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as determined by our board of directors.

   The plan is intended to qualify under Section 423 of the Internal Revenue Code. The plan will be administered by our compensation committee. Our employees, including officers and employee-directors, or employees of any parent or subsidiary designated by the board for participation in the plan, are eligible to participate in the plan if they are customarily employed for more than 20 hours per week and more than five months per year. Eligible employees may begin participating at the start of any offering period.

   The first offering period will run for approximately 12 months and will be divided into two consecutive purchase periods of approximately six months. The first offering period commences on the date of this prospectus, and will terminate on the last day of January 2002. Subsequent offering periods will generally have a duration of approximately 12 months. Offering periods after the initial offering period will commence on the first day of February and August of each year. The board may change the dates or duration of one or more offering periods, but no offering may exceed 27 months.

   The plan permits eligible employees to purchase our common stock through payroll deductions, or through cash payments for the first offer period, at a price no less than 85% of the lower of the fair market value of the common stock on (1) the first day of the offering period, or (2) the purchase date. Participants generally may not purchase more than 1,000 shares on a purchase date or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period. In the event of a change in control of our company, the board may accelerate the purchase date of the then current offering period to a date prior to the change in control, unless the acquiring or successor corporation assumes or replaces the purchase rights outstanding. Our board of directors may amend or terminate the plan at any time.

401(k) Plan

   In January 2000, we adopted a retirement savings and investment plan, or 401(k) plan, covering our eligible full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees are not taxable to employees until withdrawn from the 401(k) plan. Pursuant to the 401(k) plan, participating employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,500 in 2000), and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits discretionary matching and profit sharing contributions by our company. To date, we have not made any contributions to the 401(k) plan on behalf of any of our employees.

Limitation of Liability and Indemnification of Officers and Directors

   As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  .  any breach of the director's duty of loyalty to us or our stockholders;

  . any act or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

  . any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  . any transaction from which the director derived an improper personal benefit.

   These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the full extent permitted under Delaware law.

   As permitted by the Delaware General Corporation Law, our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  . we are required to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, bylaws or agreements;

  . we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  .  the rights provided in our bylaws are not exclusive.

   We intend to enter into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

   We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   Since our inception in September 1999, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than agreements which are described under the caption "Management" and the transactions described below.

Issuance of Common Stock

   In June 1999, we sold to Mory Ejabat, as the sole trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, 40,000,000 shares of common stock for $0.001 per share. You should read "Management--Employment Contracts and Change of Control Arrangements" for more information regarding the vesting of these shares.

   In June 1999, we sold to Jeanette Symons, as the sole trustee of the Symons Living Trust Dated March 15, 1995, 32,500,000 shares of common stock for $0.001 per share. You should read "Management--Employment Contracts and Change of Control Arrangements" for more information regarding the vesting of these shares.

   In June 1999, we sold to Robert K. Dahl, as the sole trustee of the Dahl Family Trust Dated October 31, 1989 and Amended May 3, 1990, 2,500,000 shares of common stock for $0.001 per share. Effective October 20, 1999, we entered into a director services agreement with Robert Dahl. Under the terms of the director services agreement and the agreements entered into by Mr. Dahl in connection with our preferred stock financing discussed below, our right to repurchase Mr. Dahl's common stock will lapse with respect to 50% of Mr. Dahl's unvested shares in the event Mr. Dahl's services as a director cease due to his death or disability. In addition, our right of repurchase will lapse with respect to all of Mr. Dahl's shares in the event Mr. Dahl's services as a director involuntarily cease for a reason other than cause, death or disability, Mr. Dahl resigns from our board for good reason, or there is a change of control of our company.

   In November 1999, Mr. Ejabat, Ms. Symons and Mr. Dahl exchanged all of their shares of our common stock for membership interests in multiple limited liability companies established in connection with our issuance of preferred stock as described below.

Issuance of Preferred Stock and Zhone LLC Structure

   In November 1999, we completed a private placement of twelve separate but substantially similar series of redeemable convertible Series A preferred stock constituting 125,000,000 shares of preferred stock in the aggregate. In this private placement, investors committed to invest up to $500 million, or $4.00 per share of preferred stock. The twelve series of Series A preferred stock, or Series A-1 through Series A-12 preferred stock, were issued to twelve limited liability companies which were created for the sole purpose of completing the financing. To date, investors have contributed 80% or $400 million of their aggregate $500 million capital commitment, or $3.20 per share of preferred stock. Immediately prior to the closing of this offering, all outstanding shares of our Series A-1 through A-12 preferred stock will convert automatically into an equal number of shares of common stock.

   The Zhone LLC structure was implemented to restrict the ability of our founders to realize profits from the sale of their shares until such time as our Series A preferred stock investors realize a specified rate of return on their capital investment. Each LLC was created to hold the investment of one or more investors and 75,000,000 shares of common stock owned by Mr. Ejabat, Ms. Symons and Mr. Dahl which they acquired from us in June 1999. The LLCs are governed by 12 essentially identical LLC operating agreements.

   Capital Commitments. The investors committed to pay in to the LLCs up to $500 million in the aggregate in exchange for Class A membership interests in the LLCs. In turn, the LLCs agreed to acquire

125,000,000 shares of Series A preferred stock from us at a purchase price of up to $4.00 per share. The investors' initial capital contribution to the LLCs was $.80 per share of Series A preferred and to date they have invested an additional $2.40 per share of Series A preferred for a total capital contribution to the LLCs to date of $400 million, or $3.20 per share of Series A preferred. The investors must make additional capital contributions to the LLCs when and if our Board of Directors elects to make a capital call on the LLCs. The investors' capital commitments cease upon the earlier of the completion of this offering, October 31, 2001 or our voluntary or involuntary liquidation, dissolution or winding up. In the event an investor fails to make its required capital contribution following a capital call, the investor may, among other possible seriously adverse consequences, lose a significant percentage of its investment in the LLC and therefore, indirectly in us.

   LLC Membership Interests. Investors making capital contributions to an LLC received Class A membership interests in return. The cash invested was used by the LLC to acquire shares of Series A preferred stock from us. In addition, Mr. Ejabat, Ms. Symons and Mr. Dahl each contributed all of their shares of common stock to the LLCs in exchange for Class B membership interests in the LLC. These shares of common stock were contributed in proportion to the capital committed to each LLC by the investor or investors in that LLC based on a ratio of a five shares of Series A preferred stock for every three shares of common stock. For example, in Zhone Investors I, L.L.C., (1) the investors committed up to $155,000,000 of capital to the LLC representing 38,750,000 shares of Series A preferred stock and (2) Mr. Ejabat, Ms. Symons and Mr. Dahl contributed an aggregate of 23,250,000 shares of common stock to the LLC.

   Management of the LLCs; Restrictions on Disposition of Shares. Each LLC is managed by a manager appointed by one or more investors in the LLC. The manager must take all actions related to the voting and disposition of Series A preferred stock, and the shares of common stock into which such shares will automatically convert upon the completion of this offering, at the direction of the investor in that LLC. In addition, the manager must take all actions related to the voting and disposition of shares of common stock at the direction of Mr. Ejabat, Ms. Symons and Mr. Dahl. A manager of an LLC may not dispose of any shares of common stock held by the LLC that are not otherwise vested in accordance with the purchase agreements entered into between Mr. Ejabat, Ms. Symons and Mr. Dahl and each LLC. Further, a manager may not make any disposition of common shares held by an LLC attributable to Mr. Ejabat, Ms. Symons and Mr. Dahl to the extent this disposition would result in the percentage of such common stock disposed of by an LLC exceeding the percentage of Series A preferred stock, or shares of common stock issued upon conversion of the Series A preferred stock, disposed of at any given time. The purpose of this restriction is to ensure that Mr. Ejabat, Ms. Symons and Mr. Dahl are not able to dispose of a greater percentage of their holdings than the investors.

   Rate of Return Protection. The LLC operating agreements are structured so that the investors have the right to obtain a minimum return on their capital contributions before the common stockholders will be able to keep all of the proceeds from the sale of their shares. Restrictions on the common stockholders may include the inability to dispose of shares prior to the disposition of shares held by the LLCs attributed to the investors' investment and the possibility that the common stockholders may not be entitled to receive in full the proceeds of a disposition by an LLC of shares of common stock attributable to them. In addition, in connection with a distribution of shares to the investors and the common stockholders by an LLC following a transaction which results in a change of control of our company or the sale of substantially all of our assets to an unaffiliated party, the assets of each LLC will be distributed in accordance with a distribution hierarchy which provides the investors with a specified rate of return in preference to the common stockholders. While there is a possibility that the right to receive the proceeds of one or more sales of common stock by the LLCs may shift back and possibly forth between the investors and the common stockholders, under no circumstances can any contractual component of the LLC structure result in the issuance of equity securities to any of the parties which would be dilutive to persons acquiring shares in this offering.

   Termination of the LLCs. The LLCs will be terminated and the assets of the LLCs will be distributed to the investors and the common stockholders in accordance with the distribution hierarchy set forth in each LLC's operating agreement in the event of a voluntary or involuntary liquidation of the LLC, or a change of control transaction or sale of substantially all of our assets. In addition, the LLCs will be automatically dissolved on October 28, 2011 or at such time as the closing price of our common stock as indicated on the NASDAQ National Market exceeds during any 60 calendar days in any 90 calendar period following the expiration of the lock-up agreements entered into between the investors and our underwriters of this offering equals or exceeds the greater of:

  (a) the sum of the each investors per share capital contributions plus the greater of 100% of such per share capital contribution or an amount equal to a 30% cumulative annual return on such per share capital contribution, compounded annually, or

  (b) 400% of the aggregate per share capital contributions of the investor.

For example, assuming an aggregate capital commitment of $400 million, or $3.20 per share, is contributed to us, and the closing price of our common stock equals or exceeds $12.80 per share at all times for the sixty day period following the expiration of the lock-up agreements, then all of the LLCs will terminate in accordance with section (b) above at the end of this sixty day period. The termination of the LLCs and the distribution of the assets of the LLCs will not result in any dilution to the persons acquiring shares of common stock in this offering.

   Our officers, directors and 5% stockholders beneficially acquired shares of our Series A preferred stock as follows:

                                                                 Number of Shares     Series of
Executive Officers, Directors and 5% Stockholders               of Preferred Stock Preferred Stock
-------------------------------------------------               ------------------ ---------------
Mory Ejabat...................................................       2,500,000       Series A-6
Jeanette Symons...............................................       2,500,000       Series A-6
Robert K. Dahl................................................         250,000       Series A-6
John W. Sidgmore..............................................          25,000       Series A-6
Dan C. Stanzione..............................................          50,000       Series A-6
Entities affiliated with Texas Pacific Group, Inc. ...........      38,750,000       Series A-1
Entities affiliated with Kohlberg Kravis Roberts & Co. .......      37,500,000       Series A-2
Entities affiliated with New Enterprise Associates............      13,750,000       Series A-3
California Public Employees Retirement System.................      12,500,000       Series A-4

Loans From Executive Officers

   In connection with our acquisition of Premisys Communications, Inc., we obtained loans in December 1999 from Mr. Ejabat and Ms. Symons in the principal amounts of approximately $10.0 million and $3.4 million, respectively. The loan from Mr. Ejabat accrued interest at a rate of approximately 5.9% per annum, and the loan from Ms. Symons accrued interest at the rate of approximately 4.8% per annum. The loan from Mr. Ejabat was paid in full in December 1999, and the loan from Ms. Symons was paid in full in January 2000.

Acquisition of Roundview, Inc.

   On February 1, 2000, we acquired substantially all of the assets of Roundview, Inc. for $250,000. Ms. Symons was a principal stockholder of Roundview.

Rights Agreement

   We have entered into a registration rights agreement with Mr. Ejabat, Ms. Symons, Mr. Dahl and our Series A preferred stockholders, which provides those stockholders rights to require us to register their shares of our capital stock. Please see "Description of Capital Stock--Registration Rights" for more information regarding this agreement.

Business Relationships with Directors and Executive Officers

   All of the transactions described above were approved by disinterested directors of the board of directors. As a result, we believe those transactions were made on terms no less favorable to us that could have been obtained from unaffiliated third parties. We intend that all future transactions and loans between us and our officers, directors and principal stockholders and their affiliates, will be approved by a majority of the board of directors. In addition, we intend that all of these future transactions will take place on terms no less favorable to us than could be obtained from unaffiliated third parties.

Indemnification Agreements

   We have entered or intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by the Delaware General Corporation Law.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information concerning the beneficial ownership of the shares of our common stock as of September 30, 2000, by:

  . each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

  .  each of our executive officers;

  .  each of our directors; and

  .  all of the executive officers and directors as a group.

   The information set forth in the table gives effect to the conversion of all of our preferred stock.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 217,628,973 shares of common stock outstanding as of
September 30, 2000, and         shares of common stock outstanding after the
completion of this offering. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2000, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is 7001 Oakport Street @ Zhone Way, Oakland, California 94621. For more information regarding our ownership structure and in particular the limited liability companies which hold most of our outstanding shares, see "Certain Relationships and Related Party Transactions--Issuance of Preferred Stock and the Zhone LLC Structure."

                                                         Percentage of Shares
                                            Number of        Outstanding
                                              Shares    ----------------------
                                           Beneficially Prior to the After the
Name and Address of Beneficial Owner          Owned       Offering   Offering
------------------------------------       ------------ ------------ ---------
Executive Officers and Directors:

Mory Ejabat(1)............................  42,394,792      19.5%          %

Jeanette Symons(2)........................  34,894,792      16.0

Gary A. Wetsel(3).........................     375,000         *

James G. Coulter(4).......................  38,800,000      17.8
 301 Commerce St., Ste. 3300
 Fort Worth, Texas 76102

Robert K. Dahl(5).........................   2,737,500       1.3

James H. Greene, Jr.(6)...................  37,525,000      17.2
 9 West 57th St., Ste. 4200
 New York, NY 10019

C. Richard Kramlich(7)....................  13,825,000       6.4
 1119 St. Paul St.
 Baltimore, MD 21202

John Marren...............................         --        --
 301 Commerce St., Ste. 3300
 Fort Worth, Texas 76102

Alex Navab, Jr.(8)........................  37,525,000      17.2
 9 West 57th St., Ste. 4200
 New York, NY 10019

John W. Sidgmore(9).......................     225,000         *
 3060 Williams Dr., 6th Floor
 Fairfax, VA 22301

Dan C. Stanzione(10)......................     200,000         *
 3008 Southeast Southview Dr.
 Stuart, FL 34996

All executive officers and directors as a  171,002,084      78.6
 group (11 persons)(11)...................


                                                          Percentage of Shares
                                             Number of        Outstanding
                                               Shares    ----------------------
                                            Beneficially Prior to the After the
Name and Address of Beneficial Owner           Owned       Offering   Offering
------------------------------------        ------------ ------------ ---------
Other 5% Stockholders:

Entities affiliated with Texas Pacific       38,750,000      17.8%          %
 Group, Inc.(12)...........................
 301 Commerce St., Ste. 3300
 Fort Worth, Texas 76102

Entities affiliated with Kohlberg Kravis     37,500,000      17.2
 Roberts & Co.(13).........................
 9 West 57th St., Ste. 4200
 New York, NY 10019

Entities affiliated with New Enterprise      13,825,000       6.4
 Associates(14)............................
 1119 St. Paul St.
 Baltimore, MD 21202

California Public Employees Retirement       12,500,000       5.7
 System(15)................................
 c/o Pacific Corporate International,
 c/o Pacific Corporate Group
 1200 Prospect St.
 La Jolla, CA 92037

--------
  * Less than 1% of the total shares.

 (1) Consists of (i) 940,000 shares held by Ejabat Ventures, L.L.C. through Zhone Investors FF, L.L.C. and (ii) 41,454,792 shares held by Mory Ejabat, as the sole trustee of the Morteza Ejabat Trust Under Declaration of Trust dated May 18, 1998, as follows: (a) 12,400,000 shares held through Zhone Investors I, L.L.C.; (b) 12,000,000 shares held through Zhone Investors II, L.L.C.; (c) 4,400,000 shares held through Zhone Investors III, L.L.C.;
     (d) 4,000,000 shares held through Zhone Investors IV, L.L.C.;
     (e) 2,000,000 shares held through Zhone Investors V, L.L.C.; (f) 3,972,792 shares held through Zhone Investors FF, L.L.C., of which 2,500,000 shares relate to Mr. Ejabat's $10,000,000 capital commitment to Zhone Investors FF, L.L.C.; (g) 800,000 shares held through Zhone Investors VII, L.L.C.;
     (h) 344,000 shares held through Zhone Investors VIII, L.L.C.; (i) 560,000 shares held through Zhone Investors IX, L.L.C.; (j) 338,000 shares held through Zhone Investors X, L.L.C.; (k) 320,000 shares held through Zhone Investors XI, L.L.C.; and (l) 320,000 shares held through Zhone Investors XII, L.L.C.

 (2) Consists of (i) 710,000 shares held by Symons Ventures, L.L.C. through Zhone Investors FF, L.L.C. and (ii) 34,184,792 shares held by Jeanette Symons, as the sole trustee of the Symons Living Trust dated March 15, 1995, as follows: (a) 10,075,000 shares held through Zhone Investors I, L.L.C.; (b) 9,750,000 shares held through Zhone Investors II, L.L.C.; (c) 3,575,000 shares held through Zhone Investors III, L.L.C.; (d) 3,250,000 shares held through Zhone Investors IV, L.L.C.; (e) 1,625,000 shares held through Zhone Investors V, L.L.C.; (f) 3,730,667 shares held through Zhone Investors FF, L.L.C., of which 2,500,000 shares relate to Ms. Symons' $10,000,000 capital commitment to Zhone Investors FF, L.L.C.; (g) 650,000 shares held through Zhone Investors VII, L.L.C.; (h) 279,500 shares held through Zhone Investors VIII, L.L.C.; (i) 455,000 shares held through Zhone Investors IX, L.L.C.; (j) 274,625 shares held through Zhone Investors X, L.L.C.; (k) 260,000 shares held through Zhone Investors XI, L.L.C.; and (l) 260,000 shares held through Zhone Investors XII, L.L.C.

 (3) Consists of 375,000 shares issued to Gary Wetsel upon the exercise of immediately exercisable options, all of which are subject to our right of repurchase.

 (4) Consists of (i) 38,750,000 shares held by TPG Zhone, L.L.C. through Zhone Investors I, L.L.C. and (ii) 50,000 shares issuable upon the exercise of immediately exercisable options granted to TPG Genpar II, L.P., which is the general partner of TPG Partners II, L.P., which is the managing member of TPG Zhone, L.L.C. Mr. Coulter is one of the founders of Texas Pacific Group and a shareholder and director of TPG Advisors II, Inc., which is the general partner of TPG Genpar II, L.P. Mr. Coulter disclaims beneficial ownership in all of such shares, except to the extent of his proportionate interest therein.

 (5) Consists of 2,737,500 shares held by Robert K. Dahl, as Trustee of the Dahl Family Trust Dated October 31, 1989 as amended May 3, 1990 as follows: (a) 775,000 shares held through Zhone Investors I, L.L.C.; (b) 750,000 shares held through Zhone Investors II, L.L.C.; (c) 275,000 shares held through Zhone Investors III, L.L.C.; (d) 250,000 shares held through Zhone Investors IV, L.L.C.; (e) 125,000 shares held through Zhone Investors V, L.L.C.; (f) 394,875 shares held through Zhone Investors FF, L.L.C., of which 237,500 shares relate to Mr. Dahl's $1,000,000 capital commitment to Zhone Investors FF, L.L.C.; (g) 50,000 shares held through Zhone Investors VII, L.L.C.; (h) 21,500 shares held through Zhone Investors VIII, L.L.C.; (i) 35,000 shares held through Zhone Investors IX, L.L.C.; (j) 21,125 shares held through Zhone Investors X, L.L.C.; (k) 20,000 shares held through Zhone Investors XI, L.L.C.; and (l) 20,000 shares held through Zhone Investors XII, L.L.C.

 (6) Consists of (a) 25,000 shares issuable upon the exercise of immediately exercisable options granted to Mr. Greene, and (b) 37,500,000 shares held by KKR-ZT, L.L.C. through Zhone Investors II, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. Mr. Greene is a member of the general partner of Kohlberg Kravis Roberts & Co., which is affiliated with KKR 1996 Fund L.P., which is the manager of KKR-ZT, L.L.C., which is the manager of Zhone Investors II, L.L.C. Mr. Greene disclaims beneficial ownership in the shares held by KKR-ZT, L.L.C. through Zhone Investors II, L.L.C., except to the extent of his proportionate interest therein.

 (7) Consists of (a) 6,250,000 shares held by New Enterprise Associates VIII, L.P. through Zhone Investors III, L.L.C., 7,500,000 shares held by New Enterprise Associates 9, L.P. through Zhone Investors III, L.L.C. and (c) 75,000 shares issuable upon the exercise of immediately exercisable options granted to NEA Development Corporation, each of which is an entity affiliated with New Enterprise Associates. Mr. Kramlich is a general partner of New Enterprise Associates. Mr. Kramlich disclaims beneficial ownership in such shares, except to the extent of his proportionate interest therein.

 (8) Consists of (a) 25,000 shares issuable upon the exercise of immediately exercisable options granted to Mr. Navab, and (b) 37,500,000 shares held by KKR-ZT, L.L.C. through Zhone Investors II, L.L.C., each of which is an entity affiliated with Kohlberg Kravis Roberts & Co. Mr. Navab is an employee of Kohlberg Kravis Roberts & Co., which is affiliated with KKR 1996 Fund L.P., which is the manager of KKR-ZT, L.L.C., which is the manager of Zhone Investors II, L.L.C. Mr. Navab disclaims beneficial ownership in the shares held by KKR-ZT, L.L.C. through Zhone Investors II, L.L.C., except to the extent of his proportionate interest therein.

 (9) Consists of 200,000 shares held by Mr. Sidgmore and 25,000 shares held through Zhone Investors FF, L.L.C.

(10) Consists of 150,000 shares held by Mr. Stanzione and 50,000 shares held through Zhone Investors FF, L.L.C.

(11) Includes all information set forth in footnotes 1 through 10 above.

(12) Consists of 38,750,000 shares held by TPG Zhone, L.L.C. through Zhone Investors I, L.L.C., which is an entity affiliated with Texas Pacific Group, Inc.

(13) Consists of 37,500,000 shares held by KKR-ZT, L.L.C. through Zhone Investors II, L.L.C., which is an entity affiliated with Kohlberg Kravis Roberts & Co.

(14) Consists of (a) 6,250,000 shares held by New Enterprise Associates VIII, L.P. through Zhone Investors III, L.L.C., 7,500,000 shares held by New Enterprise Associates 9, L.P. through Zhone Investors III, L.L.C. and (c) 75,000 shares issuable upon the exercise of immediately exercisable options granted to NEA Development Corporation, each of which is an entity affiliated with New Enterprise Associates.

(15) Consists of 12,500,000 shares held by Zhone Investors IV, L.L.C., an entity affiliated with the California Public Employees Retirement System.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share.

   The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our certificate of incorporation which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

   As of September 30, 2000, and assuming the conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were 217,628,973 shares of common stock outstanding held by 447 stockholders and options outstanding to purchase 7,665,318 shares of common stock under the 1999 Stock Option Plan and other options outstanding to purchase 185,000 shares of common stock.

   Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

   Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, each outstanding share of our Series A preferred stock outstanding will be converted into one share of common stock. See note 7 to our financial statements for a description of the preferred stock.

   Following the offering, we will be authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations, restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

   Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

   On January 20, 2000, we issued a warrant to the City of Oakland to purchase 100,000 shares of common stock at an exercise price per share of $4.00. This warrant may be exercised at any time prior to January 20, 2010.

   On March 13, 2000, we issued a warrant to Solectron Corporation to purchase 15,000 shares of common stock at an exercise price per share of $0.40. This warrant may be exercised at any time prior to March 13, 2005.

   On September 5, 2000, we issued a warrant to Broadband Infrastructure Group Corporation to purchase 30,000 shares of common stock at an exercise price per share of $9.50. This warrant may be exercised at any time prior to September 5, 2005.

Registration Rights

   Mory Ejabat, Jeanette Symons, Robert K. Dahl and the holders of approximately 125,000,000 shares of preferred stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

 Demand Registration Rights

  . At any time six months after the closing of this offering the holders of at least 20% of the shares having registration rights (excluding the shares held by Mory Ejabat, Jeanette Symons and Robert Dahl attributable to the shares purchased by them in June 1999) have the right to demand that we file a registration statement so long as the aggregate amount of securities to be sold under the registration statement exceeds $5.0 million.

  . If we are eligible to file a registration statement on Form S-3, the holders of at least 20% of the shares having registration rights have the right to demand that we file a registration statement on Form S-3.

 Piggyback Registration Rights

   If we register any securities for public sale, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 30% of the total number of shares included in the registration statement, except for this offering in which the underwriters have excluded any sales by existing investors.

 Expenses of Registration

   We will pay all expenses relating to any demand or piggyback registration. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to very limited exceptions.

 Expiration of Registration Rights

   The registration rights described above will expire seven years after this offering is completed. The registration rights will terminate earlier for a particular stockholder if that holder can resell all of its securities in a three-month period under Rule 144 of the Securities Act (without reference to Rule 144(k)) and we are subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act.

Antitakeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

 Delaware Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an "interested stockholder," unless:

  . prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Section 203 defines a "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

 Certificate of Incorporation and Bylaw Provisions

   Provisions of our certificate of incorporation and bylaws which will become effective upon the closing of this offering may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering and based on shares outstanding at
September 30, 2000, we will have outstanding                   shares of common
stock. Of these shares, all the shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The remaining                   shares of common stock outstanding are
"restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

   Our directors, officers and stockholders have entered into lock-up agreements with the underwriters of this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our shares of common stock or any securities exercisable for or convertible into our common stock owned by them prior to this offering for a period of 180 days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of Credit Suisse First Boston Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by Credit Suisse First Boston Corporation. Based on shares outstanding as of September 30, 2000, taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements prior to the expiration of the 180 day lock-up period, the following shares will be eligible for sale in the public market at the following times:

  .  beginning on the effective date of the registration statement, the shares sold in this offering will be immediately available for sale in the public market;

  .  beginning 180 days after the date of this prospectus, approximately additional shares will become eligible for sale under Rule 144 or 701, subject to volume restrictions as described below; and

  . the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately          shares immediately after this offering; or

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors, or consultant who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Credit Suisse First Boston Corporation.

   Within 90 days following the effectiveness of this offering, we intend to file a registration statement on Form S-8 registering approximately shares of common stock subject to outstanding options or reserved for future issuance under our 1999 stock option plan and our 2000 employee stock purchase plan, based on shares and options outstanding as of September 30, 2000. As of September 30, 2000, options to purchase a total of 7,665,318 shares were outstanding and 24,732,642 additional shares were reserved for future issuance under our 1999 stock option plan. Upon the filing of the registration statement on Form S-8, common stock issued upon exercise of outstanding options which are not subject to our right of repurchase or which are issued under our 2000 employee stock purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market. Also beginning six months after the date of this offering, holders of approximately 200,000,000 restricted shares will be entitled to certain registration rights. See "Description of Capital Stock--Registration Rights" on page 60 for more information regarding these rights. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Lehman Brothers Inc., UBS Warburg LLC, Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc., are acting as representatives, the following respective numbers of shares of common stock:

                                                                         Number
                                                                           of
           Underwriters                                                  Shares
           ------------                                                  ------
   Credit Suisse First Boston Corporation...............................
   Lehman Brothers Inc..................................................
   UBS Warburg LLC......................................................
   Thomas Weisel Partners LLC...........................................
   U.S. Bancorp Piper Jaffray Inc.......................................
                                                                          ----
     Total..............................................................
                                                                          ====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to   additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/ dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting Discounts
    and Commissions paid by
    us.....................       $              $              $              $
   Expenses payable by us..       $              $              $              $

   The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We intend to use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to Credit Suisse First Boston, New York Branch, the banking affiliate of Credit Suisse First Boston Corporation. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Lehman Brothers, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Lehman Brothers, Inc.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   All of our executive officers, directors and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to      shares of common stock for vendors, customers and other
people and entities with whom we maintain business relationships who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We will apply to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "ZHON."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  .  the history and the prospects for the industry in which we will compete;

  .  the ability of our management;

  .  the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies.

   We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market following the offering or that an active trading market for the common stock will develop and continue after the offering.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker/dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous offerings of equity securities that have been completed. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   Credit Suisse First Boston Corporation has provided investment banking and financial advisory services to our company for which it has received customary fees. In addition, Credit Suisse First Boston Venture Fund I, L.P., an affiliate of Credit Suisse First Boston Corporation, beneficially owns 1,000,000 shares of our Series A redeemable convertible preferred stock. For additional information regarding our Series A redeemable convertible preferred stock financing, please see "Certain Relationships and Related Party Transactions--Issuance of Preferred Stock and Zhone LLC Structure." All shares of our Series A redeemable convertible preferred stock will be automatically converted into shares of our common stock immediately prior to the closing of this offering.

   We are in compliance with the terms of our loan from Credit Suisse First Boston, New York Branch. The decision of Credit Suisse First Boston Corporation to distribute our common stock was made independent of Credit Suisse First Boston, New York Branch and Credit Suisse First Boston Venture Fund I, L.P., which affiliates had no involvement in determining whether or when to distribute our common stock under this offering or the terms of this offering. Credit Suisse First Boston Corporation will not receive any benefit from this offering other than its portion of the underwriting fee as paid by us.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws;

  . where required by law, that the purchaser is purchasing as principal and not as agent; and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities laws. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Various legal matters relating to the offering will be passed upon for the underwriters by Latham & Watkins, Menlo Park, California. As of September 30, 2000, persons and entities affiliated with Gary Cary Ware & Freidenrich LLP beneficially owned 50,000 shares of our preferred stock, all of which will convert to common stock immediately prior to the closing of this offering.

                             CHANGE IN ACCOUNTANTS

   Ernst & Young LLP served as our independent auditors until their dismissal effective August 22, 2000. There were no disagreements between Ernst & Young LLP and us on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure that if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of these disagreements.

   Effective August 2000, we engaged KPMG LLP as our principal accountants to audit our financial statements. We did not consult with KPMG LLP on any accounting or financial reporting matters in the period before their appointment. The change in accountants was approved by our board of directors.

                                    EXPERTS

   The consolidated financial statements and schedule of Zhone Technologies, Inc. and subsidiaries as of December 31, 1999 and September 30, 2000, for the period from September 1, 1999 (inception) to December 31, 1999 and for the nine months ended September 30, 2000 have been included herein and in the registration statement in reliance on the reports of KPMG LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Premisys Communications, Inc. as of June 30, 1999, 1998 and 1997 and for each of the years in the period ended June 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit various information included in the registration statement from this document.

   In addition, upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the public reference room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth St., N.W. Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1 (800) SEC-0330.

   The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us who file electronically with the SEC. The address of that website is http://www.sec.gov.

   We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Zhone Technologies, Inc. Consolidated Financial Statements
Report of Independent Auditors............................................  F-2

Consolidated Balance Sheets...............................................  F-3

Consolidated Statements of Operations.....................................  F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Deficit....................................................  F-5

Consolidated Statements of Cash Flows.....................................  F-6

Notes to Consolidated Financial Statements................................  F-7

Premisys Communications, Inc. Consolidated Financial Statements
Report of Independent Accountants......................................... F-23

Consolidated Balance Sheet................................................ F-24

Consolidated Income Statement............................................. F-25

Consolidated Statement of Stockholders' Equity............................ F-26

Consolidated Statement of Cash Flows...................................... F-27

Notes to Consolidated Financial Statements................................ F-28

Unaudited Pro Forma Combined Condensed Statement of Operations............ F-39

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Zhone Technologies, Inc.

   We have audited the accompanying consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 1999 and September 30, 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the periods from September 1, 1999 (inception) through December 31, 1999 and for the nine months ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zhone Technologies, Inc. and subsidiaries as of December 31, 1999 and September 30, 2000 and the results of their operations, and their cash flows for the periods from September 1, 1999 (inception) through December 31, 1999 and the nine months ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Mountain View, California
October 16, 2000

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                     December 31, September 30,
                                                         1999         2000
                                                     ------------ -------------
ASSETS
Current assets:
  Cash and cash equivalents........................    $ 73,916     $ 124,735
  Short-term investments...........................       4,005        18,152
  Accounts receivable, net of allowances for sales
   returns and doubtful accounts of $4,535 and
   $6,350, respectively............................       5,846        10,461
  Inventories......................................       7,854        29,353
  Prepaid expenses and other current assets........       4,012         4,853
  Deferred taxes...................................      16,500        15,235
                                                       --------     ---------
    Total current assets...........................     112,133       202,789
Property and equipment, net........................       7,944        26,640
Goodwill and other intangibles, net................     161,688       136,025
Other assets.......................................         308        27,268
                                                       --------     ---------
    Total assets...................................    $282,073     $ 392,722
                                                       ========     =========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
 AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................    $ 16,660     $  23,897
  Payable to officer...............................       3,364           --
  Accrued acquisition costs........................      22,422         3,861
  Current portion of senior secured term loan......       5,000         8,125
  Accrued and other liabilities....................      11,664        32,379
                                                       --------     ---------
    Total current liabilities......................      59,110        68,262
Senior, secured term loan, less current portion....      45,000        39,375
Deferred taxes.....................................      18,425        15,235
Other long-term liabilities........................          54           214
                                                       --------     ---------
    Total liabilities..............................     122,589       123,086
                                                       --------     ---------
Series A redeemable convertible preferred stock,
 $0.001 par value, 125,000 shares authorized;
 125,000 shares issued and outstanding; liquidation
 value of $200,000 and $400,000 at December 31,
 1999 and September 30, 2000, respectively.........     186,371       383,114
Stockholders' deficit:
  Common stock, $0.001 par value, 300,000 shares
   authorized; 79,320 and 92,629 shares issued and
   outstanding at December 31, 1999 and
   September 30, 2000, respectively................          79            93
  Additional paid-in capital.......................      19,440       124,834
  Notes receivable from stockholders...............         --         (2,130)
  Deferred stock compensation......................     (16,381)      (78,518)
  Accumulated other comprehensive loss.............         --            (22)
  Accumulated deficit..............................     (30,025)     (157,735)
                                                       --------     ---------
    Total stockholders' deficit....................     (26,887)     (113,478)
                                                       --------     ---------
    Total liabilities, redeemable convertible
     preferred stock and stockholders' deficit.....    $282,073     $ 392,722
                                                       ========     =========

          See accompanying notes to consolidated financial statements.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                               Period from
                                                            September 1, 1999      Nine months
                                                           (inception) through        ended
                                                            December 31, 1999  September  30, 2000
                                                           ------------------- -------------------
Net revenue...............................................      $    --             $  60,511
Cost of revenue (excluding $0 and $3,159 of stock based
 compensation for the period ended December 31, 1999 and
 the nine months ended September 30, 2000)................           --                33,937
                                                                --------            ---------
Gross profit..............................................           --                26,574
Operating expenses:
  Research and product development (excluding $1,890 and
   $16,265 of stock based compensation for the period
   ended December 31, 1999 and the nine months ended
   September 30, 2000)....................................         4,016               60,888
  Sales and marketing (excluding $512 and $6,068 of stock
   based compensation for the period ended December 31,
   1999 and the nine months ended September 30, 2000).....           226               23,364
  General and administrative (excluding $489 and $7,478 of
   stock based compensation for the period ended December
   31, 1999 and the nine months ended September 30, 2000).         1,321               10,009
  Write-off of in-process research and development........        21,320                  439
  Stock based compensation................................         2,891               32,970
  Amortization of intangibles.............................           147               28,073
                                                                --------            ---------
    Total operating expenses..............................        29,921              155,743
                                                                --------            ---------
    Operating loss........................................       (29,921)            (129,169)
Interest expense, net.....................................          (104)                (466)
                                                                --------            ---------
Net loss before income tax benefit........................       (30,025)            (129,635)
Income tax benefit........................................           --                (1,925)
                                                                --------            ---------
Net loss..................................................      $(30,025)           $(127,710)
                                                                --------            ---------
Accretion on preferred stock..............................          (195)              (1,968)
                                                                --------            ---------
Net loss applicable to common stockholders................      $(30,220)           $(129,678)
                                                                ========            =========
Basic and diluted net loss per share applicable to common
 stockholders.............................................      $  (0.40)           $   (1.73)
                                                                ========            =========
Weighted average shares outstanding used to compute basic
 and diluted net loss per share applicable to common
 stockholders.............................................        75,000               75,034
                                                                ========            =========
Pro forma basic and diluted net loss per share
 (unaudited)..............................................      $  (0.15)           $   (0.64)
                                                                ========            =========
Weighted average shares outstanding used to compute pro
 forma basic and diluted net loss per share (unaudited)...       200,000              200,034
                                                                ========            =========

          See accompanying notes to consolidated financial statements.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
                                (in thousands)

                      Series A
                     Redeemable
                    Convertible
                  ----------------
                  Preferred Stock        Common Stock
                  ---------------- -------------------------
                                                                Notes                   Accumulated
                                                  Additional  Receivable    Deferred       Other                     Total
                                                   paid in       from        Stock     Comprehensive Accumulated Stockholders'
                  Shares   Amount  Shares  Amount  capital   Stockholders Compensation     Loss        Deficit      Deficit
                  ------- -------- ------  ------ ---------- ------------ ------------ ------------- ----------- -------------
Issuance of
common stock for
cash............      --  $    --  75,000   $ 75   $    (65)   $   --       $    --        $ --       $     --     $      10
Exercise of
stock options...      --       --   4,320      4        428        --            --          --             --           432
Issuance of
Series A
redeemable
convertible
preferred stock
(net of issuance
costs of
$13,824)........  125,000  186,176    --     --         --         --            --          --             --           --
Accretion on
preferred stock.      --       195    --     --        (195)       --            --          --             --          (195)
Deferred
compensation
related to stock
option grants...      --       --     --     --      19,272        --        (19,207)        --             --            65
Amortization of
deferred
compensation
related to stock
option grants...      --       --     --     --         --         --          2,826         --             --         2,826
Net loss........      --       --     --     --         --         --            --          --         (30,025)     (30,025)
                  ------- -------- ------   ----   --------    -------      --------       -----      ---------    ---------
Balances at
December 31,
1999............  125,000 $186,371 79,320   $ 79   $ 19,440    $   --       $(16,381)      $ --       $ (30,025)   $ (26,887)
                  ------- -------- ------   ----   --------    -------      --------       -----      ---------    ---------
Exercise of
stock options
for cash and
notes...........      --       --  14,566     15     12,176     (2,130)          --          --             --        10,061
Repurchase of
unvested common
stock...........      --       --  (1,259)    (1)      (221)       --            --          --             --          (222)
Capital draw
from convertible
preferred stock
(net of issuance
costs of
$5,025).........      --   194,775    --     --         --         --            --          --             --           --
Accretion on
preferred stock.      --     1,968    --     --      (1,968)       --            --          --             --        (1,968)
Deferred
compensation
related to stock
option grants...      --       --     --     --      95,107        --        (92,562)        --             --         2,545
Amortization of
deferred
compensation
related to stock
option grants...      --       --     --     --         --         --         30,425         --             --        30,425
Issuance of
warrants........      --       --     --     --         300        --            --          --             --           300
Issuance of
common stock....      --       --       2    --         --         --            --          --             --           --
Net loss........      --       --     --     --         --         --            --          --        (127,710)    (127,710)
Foreign currency
translation
adjustment......      --       --     --     --         --         --            --          (22)           --           (22)
                                   ------                                                                          ---------
Comprehensive
loss............      --       --     --     --         --         --            --          --             --      (127,732)
                  ------- -------- ------   ----   --------    -------      --------       -----      ---------    ---------
Balances at
September 30,
2000............  125,000 $383,114 92,629   $ 93   $124,834    $(2,130)     $(78,518)      $ (22)     $(157,735)   $(113,478)
                  ======= ======== ======   ====   ========    =======      ========       =====      =========    =========

         See accompanying notes to consolidated financial statements.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                  Period from
                                               September 1, 1999   Nine months
                                              (inception) through     ended
                                                 December 31,     September 30,
                                                     1999             2000
                                              ------------------- -------------
Operating activities
 Net loss....................................      $ (30,025)       $(127,710)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
 Depreciation and amortization...............            318           33,391
 Stock based compensation....................          2,891           32,970
 Write-off of in-process research and
  development................................         21,320              439
 Deferred income taxes.......................            --            (1,925)
 Net changes in operating assets and
  liabilities, net of acquisitions:
  Accounts receivable........................            --            (4,301)
  Inventories................................            --           (21,908)
  Prepaid expenses and other current assets..           (248)          (2,931)
  Other assets...............................             (6)          (2,137)
  Accounts payable...........................         13,374            6,922
  Income taxes...............................            --             3,029
  Accrued liabilities........................          9,922            2,161
                                                   ---------        ---------
   Net cash provided by (used in) operating
    activities...............................         17,546          (82,000)
Investing activities
 Acquisition of subsidiaries, net of cash
  acquired...................................       (181,936)          (2,318)
 Purchase of property and equipment..........         (1,677)         (24,609)
 Purchase of other investments...............            --            (1,100)
 Purchase of short-term investments..........            --           (14,147)
 Purchase of restricted cash equivalents.....            --           (23,708)
                                                   ---------        ---------
   Net cash used in investing activities.....       (183,613)         (65,882)
Financing activities
 Proceeds from issuance of senior secured
  term loan..................................        125,000              --
 Proceeds from issuance of Series A
  redeemable convertible preferred stock,
  net of issuance costs......................        186,176          194,775
 Proceeds from issuance of common stock and
  warrants, net of repurchases...............            442           10,139
 Repayment of debt...........................        (75,000)          (2,826)
 Proceeds (repayment) of loan from officer...          3,365           (3,365)
                                                   ---------        ---------
   Net cash provided by financing activities.        239,983          198,723
Effect of exchange rate changes on cash......            --               (22)
                                                   ---------        ---------
Net increase in cash and cash equivalents....         73,916           50,819
Cash and cash equivalents at
 inception/beginning of period...............            --            73,916
                                                   ---------        ---------
Cash and cash equivalents at end of period...      $  73,916        $ 124,735
                                                   =========        =========
Supplemental disclosure of noncash investing
 and financing activities
 Capital lease obligations incurred..........      $     --         $      69
                                                   =========        =========
 Deferred compensation related to stock
  option grants..............................      $  19,207        $  92,562
                                                   =========        =========
Cash paid during the period for taxes........      $     --         $     152
                                                   =========        =========
Cash paid during the period for interest.....      $     565        $   2,377
                                                   =========        =========

          See accompanying notes to consolidated financial statements.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Description of Business

   Zhone Technologies, Inc. is a new breed of network equipment vendor. The Company has developed a hardware and software architecture designed to redefine the way network service providers deliver communication services to their subscribers. The Company's Single Line Multi-Service architecture is designed to extend the speed, reliability and cost-efficiencies currently achieved in the core of the communications network through the local loop to business and consumer subscribers. The Company's SLMS products are both protocol and media agnostic, supporting voice, video, data and entertainment services under a common management and provisioning system. The Company was incorporated under the laws of the state of Delaware in June 1999. The Company began operations in September 1999, and is headquartered in Oakland, California.

Basis of Presentation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash, Cash Equivalents and Short-Term Investments

   The Company considers all cash and highly liquid investments purchased with an original maturity of less than three months at the date of purchase to be cash equivalents. Short-term investments include securities with original maturities greater than three months and less than one year. Short-term investments, consisting principally of debt securities of domestic municipalities and corporations, have been classified as available-for-sale. Under this classification the investments are reported at fair value, with unrealized gains and losses excluded from results of operations and reported as a separate component of stockholders' deficit. As of December 31, 1999 and September 30, 2000, such unrealized gains and losses were not significant. Realized gains and losses and declines in value judged to be other than temporary are included in results of operations. Gains and losses from the sale of securities are based on the specific identification method.

Fair Value of Financial Instruments

   The carrying amount of the Company's financial instruments, which includes cash, cash equivalents, short term investments, accounts receivable, accounts payable, accrued liabilities and debt obligations approximate their fair values at December 31, 1999 and September 30, 2000.

Concentrations of Credit Risk and Credit Risk Evaluations

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents consist principally of demand deposit and money market accounts, commercial paper and debt

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES securities of domestic municipalities with strong credit ratings. Short-term investments consist primarily of debt securities of domestic municipalities and corporations with strong credit ratings. Cash and cash equivalents and short-term investments are held with various domestic financial institutions with high credit standing. The Company has not experienced any significant losses on its cash and cash equivalents or short-term investments. The Company conducts business with companies in various industries primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit issues, and such losses to date have been within management's expectations. For the nine months ended September 30, 2000, the Company had sales to two customers which individually represented 24% and 23% of net revenues. At December 31, 1999, the Company had receivable balances from one customer representing 16% of accounts receivable. At September 30, 2000 the Company had receivable balances from four customers individually representing 12%, 13%, 15% and 18% of accounts receivable, respectively.

Revenue Recognition

   The Company generally recognizes product revenue upon shipment of product, under normal credit terms or under sales type leases, net of estimated sales returns and allowances at time of shipment. Revenue is deferred if there are significant post-delivery obligations or collection is not considered probable at the time of sale. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. Revenue from service obligations and operating leases is recognized ratably over the period of the obligation or lease. The Company makes certain sales to product distributors. These customers are generally given privileges to return a portion of inventory. The Company recognizes revenues to distributors when the products have been sold by the distributors. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on historical experience. Revenues from transactions involving the Company's software applications products is accounted for in accordance with Statement of Position
(SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Software Revenue Recognition with Respect to Certain Arrangements." Accordingly, the Company recognizes revenue from licenses of software application products provided that a purchase order has been received, the software and related documentation have been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable. To date, revenue from software transactions and sales type leases has not been significant.

Inventories

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

Property and Equipment

   Property and equipment are stated at cost and depreciated using the straight-line method over two to five years. Leasehold improvements are amortized over the shorter of their economic life or the remaining lease term.

Intangible Assets

   Intangible assets consist primarily of purchased technology, assembled workforce and goodwill and are amortized on a straight line basis over three to five years. Amortization expense was $0.1 million and $28.1 million for the period from September 1, 1999 (inception) to December 31, 1999 and the nine months ended September 30, 2000, respectively.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Long-Lived Assets

   The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

Software Development Costs

   Development costs related to software incorporated in the Company's products incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility and before general product release have not been significant, and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

Comprehensive Income

   SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. SFAS 130 requires classification of other comprehensive income in a financial statement and display of other comprehensive income separately from retained earnings and additional paid-in capital. As of September 30, 2000, other comprehensive income relates to foreign currency translations adjustments.

Foreign Currency Translation

   For each of the Company's foreign subsidiaries, the functional currency is its local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of foreign currency translations adjustments are deferred and included as a component of accumulated other comprehensive loss in stockholders' deficit.

   Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. To date foreign currency transaction gains (losses) have not been significant.

Advertising Expense

   The Company expenses advertising costs at such time as advertisements are published or broadcast. Advertising costs for the period from September 1, 1999 to December 31,1999 were not significant. Advertising costs included in sales and marketing expense are approximately $0.3 million for the nine months ended September 30, 2000.

Accounting for Stock-Based Compensation

   The Company has elected to account for employee stock options using the intrinsic value method, in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between fair value of the Company's common stock and the grant price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123. In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock
Compensation: An Interpretation of APB No. 25." The Company has adopted the provisions of FIN No. 44, and such adoption did not materially impact the Company's results of operations.

Income Taxes

   The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Net Loss per Common Share

   Basic net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A Redeemable Convertible Preferred stock.

Unaudited Pro Forma Net Loss per Share

   Unaudited pro forma net loss per share for the period ended December 31, 1999 and for the nine months ended September 30, 2000, is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's redeemable convertible preferred stock into shares of the Company's common stock effective at the time of the Company's initial public offering as if such conversion occurred on September 1, 1999 or at the date of original issuance, if later.

Segment Information

   In 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in interim and annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company determined that it has operated within one discrete reportable business segment since inception. Substantially all assets of the Company are located in the United States. Net revenue from sales in North America was $57.3 million or 95% of total revenue for the nine months ended September 30, 2000. Net revenue from sales to other regions, including Europe, Middle East, Africa, Asia and Latin America, was $3.2 million or 5% of total revenue.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all years beginning after June 15, 2000. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company is studying the impact that FAS 133 will have on the Company's financial statements.

   In December 1999, the SEC issued Staff Accounting Bulleting ("SAB") No. 101. The SAB summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101B was issued June 26, 2000 which allows registrants until the fourth quarter of years beginning after December 15, 1999 to implement SAB No. 101. SAB No. 101 as amended and any resulting change in accounting principle that a registrant would have to report, is effective no later than the Company's fiscal quarter ending December 31, 2000. In October 2000, the SEC issued SAB 101, "Frequently Asked Questions and Answers," which gives further guidance on SAB 101. The company is studying the impact that SAB 101 will have on the company's financial statements, if any.

2. Cash, Cash Equivalents and Short-Term Investments

                                                      December 31, September 30,
                                                          1999         2000
                                                      ------------ -------------
                                                            (in thousands)
   Cash and cash equivalents
     Cash............................................   $ 3,160      $ 31,874
     Municipal securities............................       --          8,767
     Money market funds..............................    70,756        10,984
     Repurchase agreements...........................       --         29,178
     Commercial paper................................       --         43,932
                                                        -------      --------
   Cash and cash equivalents.........................   $73,916      $124,735
                                                        =======      ========

   Short-term investments--available for sale
     Commercial paper................................   $   --       $ 17,072
     Municipal bonds.................................     4,005         1,080
                                                        -------      --------
   Short-term investments............................   $ 4,005      $ 18,152
                                                        =======      ========

3. Business Combination

   During the period from September 1, 1999 (inception) through December 31, 1999, the Company made two acquisitions described in the paragraphs that follow, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition.

 Purchased In-Process Research and Development

   The amounts allocated to purchased research and development were determined through established valuation techniques used in the high technology telecommunications industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. The values assigned to purchased in-process research and development were determined by identifying the on-going research projects for which technological feasibility had not been achieved and assessing the state of completion of the research and development effort. The state of completion was determined by estimating the costs and time incurred to date relative to those costs and time to be incurred to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts complete at the date of acquisition, and

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

 Purchased Technology

   To determine the values of purchased technology, the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product, the size of existing markets, growth rates of existing and future markets as well as an evaluation of past and anticipated product lifecycles.

 Acquired Workforce

   To determine the values of the acquired workforce, employees were identified who would require significant cost to replace and train. Then each employee's partially burdened cost (salary, benefits, facilities), the cost to train the employee, and the recruiting costs (locating, interviewing, and hiring) were estimated. These costs were then aggregated and tax-affected to estimate the value of the assembled workforce.

   Amounts allocated to purchased technology, acquired workforce, goodwill and other intangible assets for the business acquisitions that follow are being amortized on a straight-line basis over periods of three to five years which represents their estimated useful economic life.

 CAG Technologies

   In November 1999, the Company acquired CAG Technologies ("CAG") in exchange for total consideration of approximately $8.8 million, consisting of $6.6 million in cash, approximately $2.1 million in liabilities assumed and approximately $0.1 million in acquisition costs. CAG developed telecommunication subsystems and assemblies. The purchase consideration of the acquired assets and assumed liabilities were allocated based on fair values as follows (in thousands):

   Purchased in-process research and development charged directly to operations......................................................... $1,012
   Net assets acquired.................................................    378
   Purchased technology................................................  4,708
   Acquired workforce..................................................    546
   Goodwill............................................................  2,190
                                                                        ------
     Total purchase consideration...................................... $8,834
                                                                        ======

 Premisys Communications, Inc.

   In December 1999, the Company acquired Premisys Communications, Inc. ("Premisys") in exchange for total consideration of approximately $295.8 million, consisting of $248.3 million in cash, assumed liabilities of $35.1 million, and approximately $12.4 million in acquisition costs. Premisys manufactured voice, data and video customer premises equipment. The purchase consideration of the acquired assets and assumed liabilities were allocated based on fair values as follows (in thousands):

   Purchased in-process research and development charged directly to operations.................................................... $ 20,308
   Net assets acquired...............................................  120,984
   Purchased technology..............................................   35,642
   Acquired workforce................................................    3,628
   Goodwill and other................................................  115,232
                                                                      --------
     Total purchase consideration.................................... $295,794
                                                                      ========

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

 Other Acquisitions

   In February 2000, the Company made two other acquisitions of all of the assets of technology based companies for total purchase consideration of $2.5 million in cash. The total purchase price was allocated to the assets acquired based on estimated fair values.

   At December 31, 1999, accrued liabilities related to these acquisitions totaled $22.4 million. These included compensation related liabilities of $3.3 million, direct transaction costs of $3.6 million, facility costs of $2.5 million, assumed obligations of $8.7 million and other liabilities of $4.3 million. At September 30, 2000, accrued liabilities related to these acquisitions totaled $3.9 million. These included facility costs of $0.2 million, compensation related liabilities of $0.2 million, direct transaction costs of $0.1 million, assumed obligations of $2.9 million and other liabilities of $0.5 million.

   The following table reflects the unaudited pro forma combined results of operations of the Company on the basis that the acquisitions of CAG and Premisys had taken place on September 1, 1999. The impact of the other acquisitions was not material to the combined results of operations of the Company for the nine months ended September 30, 2000.

                                                               Period from
                                                            September 1, 1999
                                                               (inception)
                                                                 through
                                                            December 31, 1999
                                                           --------------------
                                                           (in thousands except
                                                             per share data)
   Net revenue............................................       $ 16,102
                                                                 ========
   Net loss...............................................       $(47,712)
                                                                 ========
   Net loss per share--basic and diluted..................       $  (0.64)
                                                                 ========
   Number of shares used in computation--basic and
    diluted...............................................         75,000
                                                                 ========

   The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of September 1, 1999, nor are they necessarily indicative of future operating results.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

4. Balance Sheet Detail

                                                   December 31,  September 30,
                                                       1999           2000
                                                  -------------- --------------
                                                  (in thousands) (in thousands)
   Inventories:
     Raw materials...............................     $1,931        $17,563
     Work-in-process.............................      1,668          8,229
     Finished goods..............................      4,255          3,561
                                                      ------        -------
                                                      $7,854        $29,353
                                                      ======        =======
   Property and equipment:
     Machinery and equipment.....................     $2,639        $14,773
     Computers and acquired software.............      3,372         11,648
     Furniture and fixtures......................      1,115          3,271
     Leasehold improvements......................        989          1,567
     Equipment under operating lease.............        --             409
                                                      ------        -------
                                                       8,115         31,668
   Less accumulated depreciation and
    amortization.................................       (171)        (5,028)
                                                      ------        -------
                                                      $7,944        $26,640
                                                      ======        =======

   Depreciation and amortization expense associated with property and equipment amounted to $0.2 million and $5.3 million for the period from September 1, 1999 (inception) to December 31, 1999 and the nine months ended September 30, 2000, respectively.

                                                    December 31,  September 30,
                                                        1999           2000
                                                   -------------- --------------
                                                   (in thousands) (in thousands)
   Goodwill and other intangibles:
     Purchased technology.........................    $ 40,350       $ 42,170
     Acquired workforce...........................       4,174          4,653
     Tradename....................................       1,522          1,522
     Goodwill.....................................     115,789        115,900
                                                      --------       --------
                                                       161,835        164,245
   Less accumulated amortization..................        (147)       (28,220)
                                                      --------       --------
                                                      $161,688       $136,025
                                                      ========       ========
   Accrued liabilities:
     Accrued contract manufacturing costs.........    $    --        $  9,673
     Warranty.....................................       3,817          3,236
     Personnel costs..............................       2,305          5,457
     Taxes payable................................         --           1,013
     Deferred revenue.............................         696          4,543
     Other........................................       4,846          8,457
                                                      --------       --------
                                                      $ 11,664       $ 32,379
                                                      ========       ========

5. Debt

   In connection with the acquisition of Premisys, a wholly owned subsidiary of the Company borrowed $125.0 million from a related party financial institution, $75.0 million of which was repaid in December 1999 and $50.0 million of which was under a senior secured term loan facility. Borrowings under the secured loan accrue interest at the current Eurodollar rate plus 1% per annum. Borrowings on the loan are payable in

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

$2.5 million quarterly installments from September 30, 2000 through December 31, 2000, $1.9 million quarterly installments from March 31, 2001 through December 31, 2001 and $3.1 million quarterly installments from March 31, 2002 through November 2004. The loan must be repaid from the proceeds of (i) a public offering of shares of the Company's common stock, (ii) an offering of debt by the Company or, (iii) a sale or disposition of the Company's assets. The loan agreement restricts the ability of that subsidiary to make distributions. The loan agreement also contains certain financial covenants which the Company is in compliance with at September 30, 2000.

6. Income Taxes

   There have been no provisions for U.S. federal or state income taxes for the period from September 1, 1999 (inception) to December 31, 1999. The Company recognized a deferred tax benefit of $1.9 million for the nine months ended September 30, 2000.

   A reconciliation of the expected tax benefit to the actual tax benefit is as follows (amounts in thousands):

                                        Period from
                                     September 1, 1999
                                    (inception) through     Nine months ended
                                     December 31, 1999     September 30, 2000
                                   ---------------------- ----------------------
                                                 % of                   % of
                                    Amount   pre tax loss  Amount   pre tax loss
                                   --------  ------------ --------  ------------
Expected tax benefit at statutory
 (35%) rate......................  $(10,509)    (35.0)%   $(45,372)    (35.0)%
State taxes, net of federal
 benefit.........................    (1,710)     (5.7)      (7,449)     (5.7)
Increases in (decrease to) tax
 resulting from:
  Acquired in process research
   and development...............     7,462      24.8          179       0.1
  Stock based compensation.......     1,012       3.4       12,098       9.3
  Goodwill amortization..........        51       0.2        7,074       5.5
  NOL and costs capitalized for
   tax purposes..................     1,657       5.5        1,743       1.3
  Valuation allowance............       --        --        29,904      23.1
  Other..........................     2,037       6.8         (102)     (0.1)
                                   --------     -----     --------     -----
    Actual tax benefit and
     effective tax rate..........  $    --        --  %   $ (1,925)     (1.5)%
                                   ========     =====     ========     =====

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     December 31, September 30,
                                                         1999         2000
                                                     ------------ -------------
                                                           (in thousands)
   Deferred tax assets:
     Product and revenue related reserves...........   $ 12,111     $ 10,145
     Net operating loss and tax credit
      carryforwards.................................        829       25,220
     Purchased technology...........................      1,821        7,636
     Other..........................................      1,739        2,138
                                                       --------     --------
     Gross deferred tax assets......................     16,500       45,139
     Less valuation allowance.......................        --       (29,904)
                                                       --------     --------
       Total deferred tax assets....................     16,500       15,235
   Deferred tax liabilities:
     Other identified intangibles...................    (18,425)     (15,235)
                                                       --------     --------
       Net deferred tax liabilities.................   $ (1,925)    $    --
                                                       ========     ========

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

   For the nine months ended September 30, 2000, the net change in the valuation allowance was an increase of $29.9 million.

   As of September 30, 2000, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $61.7 million and $30.9 million which expire in 2020 and 2005, respectively.

   Utilization of the Company's net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

7. Series A Redeemable Convertible Preferred Stock

   On November 1, 1999, the Company issued 125.0 million shares of Series A redeemable convertible preferred stock to an investor group in exchange for a maximum available capital commitment of $500.0 million (the "Capital Commitment"). The purchase price per share is variable and is based on total actual capital contributions received by the Company at any point in time, divided by the 125.0 million shares of Series A redeemable convertible preferred stock. If the full Capital Commitment of $500.0 million is received, the maximum purchase price per share will be $4.00.

   In addition, in connection with the $50.0 million Premisys acquisition senior secured term loan, the Company was required to collateralize the loan with capital commitments from the $500.0 million Capital Commitment equal to 120% of the principal amount of the loan. This reduces the amount that can otherwise be called by the Company under the Capital Commitment. As of December 31, 1999 and September 30, 2000, the note was collateralized with $60.0 million in capital commitments.

   As of December 31, 1999 and September 30, 2000, the Company has received cash capital contributions of $200.0 million and $400.0 million, respectively, and the $60.0 million collateralized note commitment, which equates to a purchase price per share of $2.08 and $3.68, respectively. The difference between the balance sheet carrying value of $186.4 million at December 31, 1999 and $383.1 million at September 30, 2000 represents issue costs. The carrying value is being accreted to the redemption value by charges against stockholders' equity over the period to redemption.

   Subject to certain antidilutive provisions, each share of Series A redeemable convertible preferred stock is convertible at the option of the holder into the same number of shares of common stock. The Series A redeemable convertible preferred stock will be automatically converted into common stock in the event of an affirmative election of the holders of at least a majority of the outstanding shares of redeemable convertible preferred stock, voting as separate classes, or a public offering, with gross proceeds of at least $100.0 million and a per share offering price of at least twice the price per share of the then outstanding redeemable convertible preferred stock ($4.16 as of December 31, 1999 and $7.36 as of September 30, 2000). The Series A redeemable convertible preferred stock votes with the common stock on an as-if-converted basis on all matters submitted for approval by the Company's stockholders. Dividends will be paid in amount per share of Series A preferred stock (on an as-if converted basis) equal to dividends paid on the common stock, if and when declared by the Board of Directors.

   Upon any liquidation, dissolution or winding up of the Company, each holder of Series A redeemable convertible preferred stock shall be entitled to receive an amount in cash equal to the greater of (i) the purchase price per share plus any accrued and unpaid dividends thereon, or (ii) the amount such holder would have received in such liquidation on an as-if-converted basis. Any assets remaining for distribution shall be distributed to the holders of common stock. At, or any time after, November 1, 2004, 2005 and 2006, the Company will be required to redeem in three annual installments, that number of shares of redeemable

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES convertible preferred stock equal to not less than 33.3%, 66.7% and 100%, respectively. Subject to certain antidilutive provisions, the redemption price equals the original issuance price per share.

8. Stockholders' Deficit

 Common Stock

   At inception, the Company issued to its founders 10.0 million shares of its common stock at $0.001. In October 1999, the Company's Board of Directors approved amendments to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 300.0 million and approved a 7.5-for-1 stock split of all issued and outstanding common stock. All share amounts in the accompanying consolidated financial statements have been restated to reflect the stock split.

 Warrants

   In January 2000, in connection with the operating lease for the Company's new headquarters (see Note 10), the Company issued an immediately exercisable warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $4.00 per share. The warrant expires in January 2010. The fair value of the warrant was $300,000 and is included in additional paid-in capital.

 Stock Option Plans

   Under the Company's 1999 Stock Option Plan (the "Plan"), 50.0 million shares of common stock are reserved for the issuance of incentive stock options ("ISO's") and nonqualified stock options ("NSO's") to certain directors, employees and consultants of the Company. In October 2000, the Company's board of directors amended the plan, subject to stockholder approval prior to the completion of this offering, to increase the number of shares of common stock reserved for issuance under the plan from 50.0 million shares to 60.0 million shares. The share reserve will automatically be increased on January 1, 2002 and each January 1 thereafter by an amount equal to the lesser of 13.0 million shares per year, 5% of the Company's outstanding common stock on the last day of the preceding fiscal year or such lesser number of shares as determined by the Company's board of directors. The ISO's may be granted at a price per share not less than the fair market value at the date of grant. NSO's shall not be granted for less than eighty-five percent (85%) of the fair market value of the share of common stock on the effective date of grant of the option; additionally, no options granted to a ten percent owner shall have an exercise price per share less than one hundred ten percent (110%) of the fair market value of a share of common stock on the date of grant of the option. Options granted under the Plan are immediately exercisable or vest over a four-year period and expire ten years after the date of grant. Shares issued upon option exercise are subject to a repurchase option at the original exercise price paid per share and generally lapse over a four-year period from the date of grant. As of December 31, 1999, 4,320,355 shares were subject to repurchase and no options were vested. As of September 30, 2000, 17,299,873 shares were subject to repurchase and 333,767 options were vested.

   The Company granted 10,000 and 206,600 options outside of the 1999 stock option plan as of December 31, 1999 and September 30, 2000, respectively. These agreements generally provide that the options are immediately exercisable. The options granted under these agreements generally vest 25% upon completion of twelve months from the initial vesting date and the balance vests in equal monthly installments over the following three years, although the board or its committee may specify a different vesting schedule for a particular grant. Upon a change in control of our company, outstanding options granted under some of these agreements will fully vest. All options granted outside of our 1999 Stock Option Plan were granted at the fair market value of our common stock, as determined by the board of directors on the date of grant.

   Our 2000 Employee Stock Purchase Plan was adopted by the board in October 2000 and remains subject to stockholder approval prior to the completion of this offering. The plan will become effective immediately upon the completion of this offering. We have reserved a total of 500,000 shares of common stock for issuance

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES under the plan, none of which have been issued as of the completion of this offering. The share reserve will automatically be increased on January 1, 2002 and on each January 1 thereafter until and including January 1, 2011, by an amount equal to the lesser of 2,750,000 shares per year, one percent of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as determined by the board of directors.

   A summary of the stock option activity for the period from September 1, 1999 (inception) through September 30, 2000 is as follows:

                                                                     Weighted
                                                                     Average
                                                       Options    Exercise Price
                                                     -----------  --------------
   Granted..........................................   9,901,500      $0.10
   Canceled.........................................     (36,000)      0.10
   Exercised........................................  (4,320,355)      0.10
                                                     -----------
   Outstanding at December 31, 1999.................   5,545,145      $0.10
   Granted..........................................  18,258,533      $1.83
   Canceled.........................................  (1,387,650)      0.17
   Exercised........................................ (14,565,710)      0.84
                                                     -----------
   Outstanding at September 30, 2000................   7,850,318      $2.73
                                                     ===========

 Stock Based Compensation

   In connection with stock options granted to employees to purchase common stock, the company recorded a deferred charge for stock-based compensation of $19.2 million for the period from September 1, 1999 (inception) to December 31, 1999 and $92.6 million for the nine months ended September 30, 2000. Such amounts represent, for employee stock options, the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock. The deferred charges for employee options are being amortized to expense using an accelerated method in accordance with Financial Interpretation No. 28 over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years. Amortization of deferred stock-based compensation expense was $2.8 million for the period from September 1, 1999 (inception) to December 31, 1999 and $30.4 million for the nine months ended September 30, 2000.

   During the period from September 1, 1999 (inception) to December 31, 1999 and the nine months ended September 30, 2000, the Company issued options to consultants totaling 170,000 and 604,200, respectively. The options are immediately exercisable and expire ten years from the date of grant. Certain options are subject to a vesting period of generally four years. The Company values these options using the Black-Scholes option pricing model. The Company recorded stock-based compensation expense of approximately $0.1 million and $2.6 million for the periods ended December 31, 1999 and the nine months ended September 30, 2000, respectively. The underlying shares of common stock associated with the options subject to vesting are revalued at each balance sheet date to reflect their current fair value. The following assumptions were used in determining the fair value of the options for the period from September 1, 1999 (inception) to December 31, 1999 and the nine months ended September 30, 2000: contractual life of ten years, risk-free interest rate of 5.84% and 6.13%, respectively, volatility of 85% and expected dividend yield of 0%.

 Pro Forma Disclosures on the Effects of Stock-Based Compensation

   The weighted-average fair value at grant date of options granted during the period from September 1, 1999 (inception) through December 31, 1999 was $2.00 per share, and the weighted-average remaining contractual

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES life of options outstanding at December 31, 1999 was 10 years. The weighted-average fair value at grant date of options granted for the nine months ended September 30, 2000 was $5.90 per share, and the weighted- average remaining contractual life of options outstanding at September 30, 2000 was 9.8 years.

   Pro forma information regarding the results of operations has been estimated using the minimum value option pricing model which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards to employees.

   For the period from September 1, 1999 (inception) through December 31, 1999 and the nine months ended September 30, 2000, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions: expected life of option of 4 years, risk-free interest rate of 5.84% and 6.13% respectively, and expected dividend yield of 0%.

 Pro Forma Net Loss

   Had stock-based compensation cost for the options been determined based on the fair value at the grant dates using the minimum value method, the Company's net loss would have been as follows (in thousands):

                                            Period from
                                         September 1, 1999     Nine months
                                        (inception) through       ended
                                         December 31, 1999  September 30, 2000
                                        ------------------- ------------------
   Net loss applicable to common
    stockholders:
     As reported.......................      $(30,220)          $(129,678)
                                             ========           =========
     Pro forma.........................      $(30,249)          $(130,504)
                                             ========           =========
   Earnings per share applicable to
    common stockholders
     As reported basic and diluted.....      $  (0.40)          $   (1.73)
     Pro forma basic and diluted.......      $  (0.40)          $   (1.74)

 Shares Reserved for Future Issuance

   As of September 30, 2000, the Company had the following shares reserved for future issuance:

   Stock options outstanding.......................................    7,850,318
   Stock options available for future issuance under the 1999 stock
    option plan....................................................   24,732,642
   Other shares....................................................      145,067
   Outstanding redeemable convertible preferred stock..............  125,000,000
                                                                     -----------
                                                                     157,728,027
                                                                     ===========

 401(k) Plan

   In January 2000, the Company adopted a 401(k) plan for its employees whereby currently eligible employees may contribute up to a specified percentage of their earnings, on a pre-tax basis, subject to the maximum amount permitted by the Internal Revenue Code. Under the 401(k) plan, the Company may make discretionary contributions. The Company made no contributions to the plan for the nine months ended September 30, 2000.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

9. Related Party Transactions

   The Company borrowed $13.4 million from the founders in December 1999 of which $10.0 million was repaid with accrued interest in December 1999. The remaining $3.4 million was repaid with accrued interest in January 2000. In connection with the Premisys acquisition, the Company borrowed $125.0 million from a related party financial institution (See note 5).

10. Commitments and Contingencies

   The Company has entered into operating and capital leases for certain office space and equipment, some of which contain renewal options. Capital lease obligations for equipment represent the present value of future lease payments under the agreements. The Company has options to purchase the leased assets at the end of the lease terms.

   Future minimum lease payments under all noncancelable operating and capital leases with terms in excess of one year are as follows:

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
                                                                (in thousands)
   Years ending December 31,
   2000.......................................................  $ 2,131   $  3
   2001.......................................................    8,116     15
   2002.......................................................    7,765     15
   2003.......................................................    7,798     14
   2004.......................................................    7,267     12
   Thereafter.................................................   64,403    --
                                                                -------   ----
     Total minimum lease payments.............................  $97,480     59
                                                                =======
   Less interest..............................................              (7)
                                                                          ----
   Present value of minimum lease payments....................              52
   Less current portion of capital lease obligations..........             (12)
                                                                          ----
   Capital lease obligations, less current portion............            $ 40
                                                                          ====

   Rent expense under operating leases totaled $48,000 during the period from September 1, 1999 (inception) through December 31, 1999 and $3.3 million for the nine months ended September 30, 2000.

   Property and equipment at December 31, 1999 and September 30, 2000 include assets acquired under capitalized leases of $126,000 and $72,000, with related accumulated amortization of $54,000 and $18,000.

   Included within the operating lease commitments above is a $70 million five-year operating lease for office headquarters, research and product development, and manufacturing facilities in Oakland, California, entered into in August 2000. The monthly payments are based on the London Interbank Offer Rate and on the lease amount of up to $70.0 million on the date of occupancy of the individual buildings. Annual lease payments will be approximately $5.0 million. The monthly lease payments are scheduled to begin upon completion and full occupancy of the individual buildings, which is expected to occur by March 2001. At the end of the lease, the Company has the option to purchase the land and buildings at approximately $70 million, or renew the lease for an additional 5 years. The guaranteed residual payment on the lease is approximately $59.5 million. As part of the agreement the Company must also comply with certain financial covenants, including specific levels of earnings before interest, taxation, depreciation, amortization, rent and other financial ratios.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

   As of September 30, 2000, the Company was in compliance with these covenants. The Company is in discussions with the lessor to amend financial covenants. If such covenants are not amended, the Company may not be in compliance with these covenants beginning in the fourth quarter of 2000. The lessor's remedies for breach of such covenants include terminating our right to possession of the properties and recovery of any unpaid rent plus any rental loss for the remainder of the term or continuing the lease in place and increasing rentals to reflect a rate of prime plus 2%.

   The Company is required to maintain a specific level of restricted cash to serve as collateral for these leases. The restricted cash balance as of September 30, 2000 was $23.7 million and is recorded in other assets on the balance sheet.

   The Company depends on sole source and limited source suppliers for several key components and contract manufacturing. If the Company were unable to obtain these components on a timely basis, the Company would be unable to meet its customers product delivery requirements, which could adversely impact operating results.

   The Company is subject to various legal proceedings, claims, and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate cost to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

11. Net Loss Per Share

   The following table sets forth the computation of basic, diluted and pro forma net loss per share:

                                                                                Nine months
                                                            September 1, 1999      ended
                                                           (inception) through September 30,
                                                            December 31, 1999      2000
                                                           ------------------- -------------
                                                                    (In thousands,
                                                                except per share data)
   Historical Presentation
   Numerator:
     Net loss.............................................      $(30,025)        $(127,710)
     Accretion of preferred stock.........................          (195)           (1,968)
                                                                --------         ---------
       Net loss applicable to common stockholders.........      $(30,220)        $(129,678)
                                                                ========         =========
   Denominator:
     Weighted-average common shares outstanding...........        75,864            86,912
     Adjustment for common shares issued subject to
      repurchase..........................................          (864)          (11,878)
                                                                --------         ---------
       Denominator for basic calculation..................        75,000            75,034
                                                                ========         =========
   Basic and Diluted net loss per share applicable to
    common shareholders...................................      $  (0.40)        $   (1.73)
                                                                ========         =========
   Pro forma Presentation (unaudited)
   Numerator:
     Net loss.............................................      $(30,025)        $(127,710)
                                                                ========         =========
   Denominator:
     Denominator for basic calculation....................        75,000            75,034
     Pro forma conversion of securities...................       125,000           125,000
                                                                --------         ---------
     Denominator for pro forma disclosure.................       200,000           200,034
                                                                ========         =========
       Pro forma basic and diluted net loss per share.....      $  (0.15)        $   (0.64)
                                                                ========         =========

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

   The following table sets forth common stock equivalents (potential common stock) that are not included in the diluted net loss per share calculation above because their effect would be antidilutive for the periods indicated:

                                                                    Nine months
                                                September 1, 1999      ended
                                               (inception) through September 30,
                                                December 31, 1999      2000
                                               ------------------- -------------
                                                        (in thousands)
   Weighted average common stock equivalents:
     Preferred stock.........................        125,000          125,000
     Common shares issued subject to
      repurchase.............................            864           11,878
     Warrants................................            --               145
     Outstanding stock options granted.......          5,545            7,850
                                                     -------          -------
                                                     131,409          144,873
                                                     =======          =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Premisys Communications, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Premisys Communications, Inc. and its subsidiaries at June 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
July 22, 1999 except for Note 6, which is as of September 10, 1999.

                         PREMISYS COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
                     (in thousands, except per share data)

                                                                 June 30,
                                                             -----------------
                                                               1998     1999
                                                             -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $ 31,006 $  3,982
  Short-term investments....................................   74,975   80,452
  Accounts receivable, net..................................   12,208    8,459
  Inventories...............................................    3,859   15,231
  Deferred tax assets.......................................    7,355    7,895
  Prepaid expenses and other assets.........................      657    1,368
                                                             -------- --------
    Total current assets....................................  130,060  117,387
Property and equipment, net.................................    8,392    9,053
Other assets................................................      305      184
                                                             -------- --------
                                                             $138,757 $126,624
                                                             ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................... $  6,969 $  5,759
  Accrued liabilities.......................................   10,277   10,020
  Income taxes payable......................................      735    1,015
                                                             -------- --------
    Total current liabilities...............................   17,981   16,794
                                                             -------- --------
Commitments (Note 9)

Put warrant obligations.....................................      --    10,625
                                                             -------- --------
Stockholders' equity:
  Preferred stock, $0.01 par value, 2,000 shares authorized;
   no shares issued or outstanding..........................      --       --
  Common stock, $0.01 par value, 100,000 shares authorized;
   25,974 and 26,478 shares issued and outstanding..........      260      265
  Additional paid-in capital................................   85,230   78,336
  Treasury stock............................................      --   (22,303)
  Retained earnings.........................................   35,286   42,907
                                                             -------- --------
    Total stockholders' equity..............................  120,776   99,205
                                                             -------- --------
                                                             $138,757 $126,624
                                                             ======== ========

   The accompanying notes are an integral part of these financial statements.

                         PREMISYS COMMUNICATIONS, INC.

                         CONSOLIDATED INCOME STATEMENT
                     (in thousands, except per share data)

                                                                Three months
                                                               ended September
                                        Year ended June 30,          30,
                                      ------------------------ ---------------
                                       1997     1998    1999    1998    1999
                                      ------- -------- ------- ------- -------
                                                                 (unaudited)
Revenues............................. $78,358 $102,298 $92,423 $25,011 $21,676
Cost of revenues.....................  27,262   35,586  36,660   8,388   9,802
                                      ------- -------- ------- ------- -------
Gross profit.........................  51,096   66,712  55,763  16,623  11,874
                                      ------- -------- ------- ------- -------
Operating expenses:
  Research and development...........  10,519   16,205  19,823   4,748   5,911
  Acquired in-process technology.....   4,000    4,431     --      --      --
  Selling, general and
   administrative....................  21,364   27,705  28,305   6,493   5,922
                                      ------- -------- ------- ------- -------
    Total operating expenses.........  35,883   48,341  48,128  11,241  11,833
                                      ------- -------- ------- ------- -------
Income from operations...............  15,213   18,371   7,635   5,382      41
Interest and other income, net.......   2,641    3,399   3,573     988     719
                                      ------- -------- ------- ------- -------
Income before income taxes...........  17,854   21,770  11,208   6,370     760
Provision for income taxes...........   6,963    8,055   3,587   2,357     243
                                      ------- -------- ------- ------- -------
    Net income....................... $10,891 $ 13,715 $ 7,621 $ 4,013 $   517
                                      ======= ======== ======= ======= =======
Net income per share
  Basic.............................. $  0.44 $   0.54 $  0.31 $  0.15 $  0.02
                                      ======= ======== ======= ======= =======
  Diluted............................ $  0.41 $   0.50 $  0.30 $  0.15 $  0.02
                                      ======= ======== ======= ======= =======
Shares used in computing net income
 per share
  Basic..............................  24,722   25,569  24,600  25,910  24,165
                                      ======= ======== ======= ======= =======
  Diluted............................  26,498   27,495  25,384  27,025  24,820
                                      ======= ======== ======= ======= =======


   The accompanying notes are an integral part of these financial statements.

                         PREMISYS COMMUNICATIONS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                    Common Stock  Additional
                                    -------------  Paid-In   Treasury  Retained
                                    Shares Amount  Capital    Stock    Earnings
                                    ------ ------ ---------- --------  --------
Balance, June 30, 1996............. 24,399  $244   $ 66,656  $    --   $10,680
Shares issued under Employee Stock
 Purchase Plan.....................     46   --       1,109       --       --
Exercise of options................    746     8      2,776       --       --
Tax benefit of exercised stock
 options...........................    --    --       4,453       --       --
Net income for fiscal 1997.........    --    --         --        --    10,891
                                    ------  ----   --------  --------  -------
Balance, June 30, 1997............. 25,191   252     74,994       --    21,571
Shares issued under Employee Stock
 Purchase Plan.....................     52   --         919       --       --
Exercise of options................    731     8      3,213       --       --
Tax benefit of exercised stock
 options...........................    --    --       6,104       --       --
Net income for fiscal 1998.........    --    --         --        --    13,715
                                    ------  ----   --------  --------  -------
Balance, June 30, 1998............. 25,974   260     85,230       --    35,286
Shares issued under Employee Stock
 Purchase Plan.....................     94     1      1,052       --       --
Exercise of options................    410     4      2,318       --       --
Tax benefit of exercised stock
 options...........................    --    --       1,123       --       --
Put warrant obligations............    --    --     (10,625)      --       --
Cost to dissolve part of put
 warrant obligations...............                    (762)      --
Repurchase of common stock.........    --    --         --    (22,303)     --
Net income for fiscal 1999.........    --    --         --        --     7,621
                                    ------  ----   --------  --------  -------
Balance, June 30, 1999............. 26,478  $265   $ 78,336  $(22,303) $42,907
                                    ======  ====   ========  ========  =======


   The accompanying notes are an integral part of these financial statements.

                         PREMISYS COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                             Three months ended
                                                  Year ended June 30,          September 30,
                                               ----------------------------  --------------------
                                                 1997      1998      1999      1998       1999
                                               --------  --------  --------  ---------  ---------
                                                                                (unaudited)
Cash flows from operating activities:
  Net income.................................. $ 10,891  $ 13,715  $  7,621  $   4,013  $    517
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
    Depreciation..............................    1,347     2,194     3,565        678     1,083
    Deferred tax assets.......................   (4,292)     (148)     (540)       --        --
Changes in assets and liabilities:
  Accounts receivable.........................    8,609    (4,550)    3,749     (2,490)   (3,692)
  Inventories.................................   (4,554)    4,916   (11,372)    (2,719)    4,730
  Prepaid expenses and other assets...........   (3,235)    2,831      (590)       336        54
  Accounts payable............................    1,506     2,213    (1,210)       276    (2,249)
  Accrued liabilities.........................     (459)    4,769      (257)      (873)     (776)
  Income taxes payable........................     (580)      735       280      2,340       234
                                               --------  --------  --------  ---------  --------
    Net cash provided by operating activities.    9,233    26,675     1,246      1,561       (99)
                                               --------  --------  --------  ---------  --------
Cash flows from investing activities:
  Purchase of property and equipment..........   (5,091)   (4,142)   (4,226)      (750)   (1,065)
  Purchase of short-term investments..........   (5,498)  (30,674)   (5,477)   (10,173)    6,810
                                               --------  --------  --------  ---------  --------
    Net cash used in investing activities.....  (10,589)  (34,816)   (9,703)   (10,923)    5,745
                                               --------  --------  --------  ---------  --------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net.    3,893     4,140     3,375      1,317       485
  Tax benefit of exercised stock options......    4,453     6,104     1,123        --        --
  Cost to dissolve part of put warrant
   obligations................................      --        --       (762)       --     (3,698)
  Repurchase of common stock..................      --        --    (22,303)    (8,941)      --
  Proceeds (repayment) of long-term debt......     (125)      (20)      --         --        --
                                               --------  --------  --------  ---------  --------
    Net cash provided by financing activities.    8,221    10,224   (18,567)    (7,624)   (3,213)
                                               --------  --------  --------  ---------  --------
    Net increase in cash......................    6,865     2,083   (27,024)   (16,986)    2,433
Cash and cash equivalents at beginning of
 period.......................................   22,058    28,923    31,006     31,006     3,982
                                               --------  --------  --------  ---------  --------
Cash and cash equivalents at end of period.... $ 28,923  $ 31,006  $  3,982  $  14,020  $  6,415
                                               ========  ========  ========  =========  ========
Supplemental disclosures:
  Cash paid for income taxes.................. $ 10,644  $     63  $  1,918        --        --

   The accompanying notes are an integral part of these financial statements.

                         PREMISYS COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (All interim information related to the period ended September 30, 1999 is unaudited)

NOTE 1--The Company and Summary of Significant Accounting Policies

The Company

   Premisys Communications, Inc. and its subsidiaries, (together, the "Company"), design, manufacture and market integrated digital access products for telecommunications service providers. The Company's products assist domestic and international public carriers in building, expanding and managing their worldwide telecommunications networks for their business customers.

Summary of Significant Accounting Policies

 Management Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Premisys Communications, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The U.S. dollar is the functional currency of Premisys Asia, Premisys Canada and Premisys Europe. Exchange gains and losses resulting from transactions denominated in currencies other than U.S. dollars are included in net income. To date, the resulting gains and losses have not been material.

 Unaudited Interim Financial Information

   The unaudited interim consolidated financial statements of the Company for the three months ended September 30, 1998 and 1999 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to the interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments except as otherwise noted, necessary to present fairly the financial position of the Company as of September 30, 1998 and 1999 and the results of its operations and its cash flows for the three months ended September 30, 1998 and 1999.

 Cash, Cash Equivalents and Short-Term Investments

   Cash and cash equivalents include cash, money market funds and certain municipal securities with a maturity of three months or less when purchased. All of the Company's short-term investments, consisting principally of municipal securities, have been classified as available-for-sale. Under this classification the investments are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. At June 30, 1998 and 1999, such unrealized gains and losses were not significant.

 Inventories

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

                         PREMISYS COMMUNICATIONS, INC.

 Property and Equipment

   Property and equipment are stated at cost, and depreciation is computed using the straight-line method over their estimated useful lives, which range from two years for computer equipment and purchased software to five years for machinery and equipment and furniture and fixtures. Leasehold improvements are amortized using the straight-line method based upon the shorter of the estimated useful lives (all of which are currently five years) or the remaining lease term.

 Revenue Recognition

   The Company recognizes revenue upon shipment of product to customers provided no significant obligations remain and collectibility is probable. Certain distributors have sales agreements allowing limited rights to return product without penalties. In such cases the Company recognizes revenue upon sales of the product by the distributor to its customers.

 Software Development Costs

   Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility will be capitalized, if material. To date, all software development costs incurred subsequent to the establishment of technological feasibility have been immaterial, and therefore no software development costs have been capitalized.

 Warranty Expense

   Upon product shipment, the Company provides for the estimated cost that may be incurred under its various product warranties.

 Net Income Per Share

   Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential common shares outstanding during a period. In computing diluted net income per share, the average stock price for the period is used in determining the number of shares assumed to be purchased under the treasury stock method from exercise of stock options.

 Fiscal Year

   The Company uses a 52/53 week accounting year that ends on the Friday closest to June 30. For purposes of financial statement presentation, each fiscal year is considered to have ended on June 30.

 Comprehensive Income

   Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distribution to owners. For the years ended June 30, 1997, 1998 and 1999, the comprehensive income of the Company did not differ significantly from the net income.

                         PREMISYS COMMUNICATIONS, INC.

Derivative instruments and hedging activities

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS 133 to have a material impact on its results of operations.

NOTE 2--Balance Sheet Components

                                                                  June 30,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
   Accounts receivable:
     Trade accounts receivable................................ $12,408  $ 8,621
     Less: allowance for doubtful accounts....................    (200)    (162)
                                                               -------  -------
                                                               $12,208  $ 8,459
                                                               =======  =======
   Inventories:
     Raw materials............................................ $   582  $ 1,376
     Work-in-process..........................................     676    1,476
     Finished goods...........................................   2,601   12,379
                                                               -------  -------
                                                               $ 3,859  $15,231
                                                               =======  =======
   Property and equipment:
     Machinery and equipment.................................. $ 4,355  $ 5,691
     Computers and purchased software.........................   4,931    7,263
     Furniture and fixtures...................................   2,074    2,406
     Leasehold improvements...................................   2,402    2,628
                                                               -------  -------
                                                                13,762   17,988
     Less: accumulated depreciation...........................  (5,370)  (8,935)
                                                               -------  -------
                                                               $ 8,392  $ 9,053
                                                               =======  =======
   Accrued liabilities:
     Employee compensation.................................... $ 3,960  $ 2,792
     Warranty.................................................   3,842    4,475
     Other....................................................   2,475    2,753
                                                               -------  -------
                                                               $10,277  $10,020
                                                               =======  =======

NOTE 3--Acquired Research and Development In-Process

   In the quarter ended March 31, 1997, the Company executed a technology license agreement with Positron. The Company licensed certain SONET and SDH based technologies for use in its future products, including the Q-155, which was announced in June 1997 and began shipping in the quarter ended March 31, 1999. The licensed technology includes the right to modify and manufacture products which are based on Positron's OSIRIS-155Mb/s SONET/SDH products. The licensed technology also includes the right to use and manufacture Positron proprietary application-specific integrated circuits (ASICs), and training and integration assistance on all design materials.

                         PREMISYS COMMUNICATIONS, INC.

   The Company paid Positron $4 million of license fees over three years. Also, Positron is to be paid a royalty on the Company's products utilizing the licensed technology up to a maximum of $4 million. The Company expensed the $4 million of license fees as acquired research and development in process in the quarter ended March 31, 1997. Payments of license fees to Positron in fiscal 1997, 1998 and 1999 totaled $2.0 million, $1.0 million and $1.0 million, respectively.

   In the quarter ended March 31, 1998, the Company announced the execution of a technology license agreement with SNT. SNT's technologies will provide the Company with a non-blocking switching core expandable to 11.6 Gbs, ATM interfaces to OC-3 and OC-12, 10/100MB Ethernet/Fast Ethernet interfaces, and related software. The Company intends to use these technologies to develop broadband ATM and IP multiservice platforms.

   The Company is paid a total of $4.4 million for licensing SNT technologies and related software. The Company expensed these fees as acquired research and development in-process in the March 31, 1998 quarter. The Company also received options to license future releases of SNT software for additional fees. To date the Company has not purchased any additional software releases from SNT.

NOTE 4--Income Taxes

   The provision for income taxes consists of the following:

                                                         Year ended June 30,
                                                        -----------------------
                                                         1997     1998    1999
                                                        -------  ------  ------
                                                           (in thousands)
   Current:
     Federal........................................... $ 9,058  $6,230  $3,000
     State.............................................   2,138   1,891   1,043
     Foreign...........................................      59      82      84
                                                        -------  ------  ------
                                                         11,255   8,203   4,127
   Deferred:
     Federal...........................................  (3,467)   (216)   (442)
     State.............................................    (825)     68     (98)
                                                        -------  ------  ------
                                                         (4,292)   (148)   (540)
                                                        -------  ------  ------
                                                        $ 6,963  $8,055  $3,587
                                                        =======  ======  ======

   Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                    June 30,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
                                                                       (in
                                                                   thousands)
   Financial accruals not yet deductible......................... $5,265 $6,683
   Capitalized purchased technology..............................  2,076  1,212
   Capitalized research and development expenses.................     14      0
                                                                  ------ ------
                                                                  $7,355 $7,895
                                                                  ====== ======

                         PREMISYS COMMUNICATIONS, INC.

   A reconciliation of the income tax provisions computed at the United States federal statutory rate to the effective tax rate is as follows:

                                                                Year ended June
                                                                      30,
                                                                -------------------
                                                                1997   1998   1999
                                                                ----   ----   -----
   Federal statutory rate...................................... 35.0 % 35.0 %  35.0 %
   State taxes, net of federal benefit.........................  6.1    6.1     5.8
   Tax exempt interest income.................................. (4.8)  (5.0)  (10.3)
   Other.......................................................  2.7    0.9     1.5
                                                                ----   ----   -----
   Effective tax rate.......................................... 39.0 % 37.0 %  32.0 %
                                                                ====   ====   =====

NOTE 5--Net Income Per Share

   Following is a presentation of the Basic and Diluted EPS computations for the periods presented below:

                                                                               Per Share
                                                                Income  Shares  Amount
                                                                ------- ------ ---------
                                                                     (in thousands)
   Year ended June 30, 1997
   Earnings per share of common stock--basic................... $10,891 24,722   $0.44
   Effect of dilutive securities:
     Stock options.............................................     --   1,776
                                                                ------- ------   -----
   Earnings per share of common stock--diluted................. $10,891 26,498   $0.41
                                                                ======= ======   =====
   Year ended June 30, 1998
   Earnings per share of common stock--basic................... $13,715 25,569   $0.54
   Effect of dilutive securities:
     Stock options.............................................     --   1,926
                                                                ------- ------   -----
   Earnings per share of common stock--diluted................. $13,715 27,495   $0.50
                                                                ======= ======   =====
   Year ended June 30, 1999
   Earnings per share of common stock--basic................... $ 7,621 24,600   $0.31
   Effect of dilutive securities:
     Stock options.............................................     --     784
                                                                ------- ------   -----
   Earnings per share of common stock--diluted................. $ 7,621 25,384   $0.30
                                                                ======= ======   =====

NOTE 6--Put Warrants

   As of September 17, 1998, pursuant to the authorized stock repurchase program, the Company sold 2.0 million put warrants and purchased 1.5 million call options. On January 26, 1999, the Company paid $762,000 to dissolve the obligation for 1.0 million put warrants and 0.75 million call options that were to expire on January 29, 1999. On September 10, 1999, the Company paid $3.7 million to dissolve the remaining 1.0 million put warrants and 0.75 million call options which were to expire on September 15, 1999.

NOTE 7--Stockholders Equity and Benefit Plans

Repurchase of stock

   On August 31, 1998, the Company's Board of Directors authorized the repurchase, at management's discretion, of up to 4.0 million shares of the Company's Common Stock at market prices not to exceed $14.00

                         PREMISYS COMMUNICATIONS, INC.

per share and as market and business conditions warrant. As of June 30, 1999, the Company had repurchased for cash 2.4 million shares at market prices ranging from $6.69 to $10.94 per share.

Stockholder rights plan

   On September 17, 1998, the Company's Board of Directors ("Board") adopted a Stockholder Rights Plan ("Plan") designated to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. Pursuant to the Plan, the Board declared a dividend of one preferred share right ("Right") for each share of the Company's Common Stock outstanding on October 5, 1998. Each Right becomes exercisable to purchase one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock at an exercise price of $80.00. The Rights will expire on September 18, 2008. The Company may redeem the Rights at a price of $0.001 per Right.

Stock Option Plans

   In March 1992, the Company adopted a Stock Option Plan (the "1992 Option Plan"). The 1992 Option Plan provides for the granting of incentive stock options and nonqualified stock options to employees at prices not less than the fair market value and not less than 85% of the fair market value of the Company's Common Stock, respectively, on the date of grant. While previously issued options remain outstanding under the 1992 Option Plan, the Company can no longer issue new options out of the 1992 Option Plan.

   On November 16, 1994, the Company's Board of Directors approved the 1994 Stock Option Plan (the "1994 Option Plan"). Under the terms of the 1994 Option Plan, 6,460,000 shares of the Company's Common Stock are reserved for issuance at exercise prices not less than the fair value of the Company's Common Stock at the date of grant. The incentive and nonqualified stock options have ten-year terms, and vest over a period determined by the Board of Directors, but not to exceed five years. Options granted to date have vesting terms of four years. The 1994 Option Plan will terminate ten years after its adoption unless terminated earlier by the Board of Directors.

   In February 1995, the Company's Board of Directors adopted, and the Company's stockholders approved, the 1995 Directors Stock Option Plan ("Directors Plan"), which provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company ("Eligible Directors"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors Plan is 240,000. Pursuant to the terms of the Directors Plan, each Eligible Director who becomes a member of the Board and who has not otherwise received options in connection with his Board service will automatically be granted an option to purchase 24,000 shares of Common Stock on the date the Eligible Director first joins the board. Each Eligible Director will automatically be granted an additional option for 6,000 shares of Common Stock annually. Each Grant will vest as to 25% of the shares per year thereafter, so long as the non-employee director remains a member of the Board. Options granted under the Directors Plan expire ten years from the date of grant. The exercise price of options under the Directors Plan must be equal to the fair market value of the Company's Common Stock on the date of grant. The Directors Plan will terminate in February 2005, unless sooner terminated by the Board.

   On March 19, 1997 the Compensation Committee of the Board of Directors approved offering employees the right to amend outstanding stock options granted under the Company's 1994 Stock Option Plan. The amended stock options have an exercise price equal to the closing price of the Company's Common Stock on April 23, 1997 and a new vesting schedule beginning on the same date with a duration equal to that of the original option. Corporate officers were excluded from this option repricing offer. Employees elected to amend options for approximately 1,051,000 shares; the new exercise price was $8.1875 per share. In the summary table below, these options are included in shares granted and shares canceled in fiscal 1997.

                         PREMISYS COMMUNICATIONS, INC.

   A summary of transactions relating to all of the Company's option plans is as follows:

                                                           Options Outstanding
                                                           --------------------
                                                                       Weighted
                                                Options                Average
                                               Available               Exercise
                                               for Grant     Shares     Price
                                               ----------  ----------  --------
   Balance at June 30, 1996...................  2,797,761   2,909,458   $10.61
   Options granted............................ (3,401,647)  3,401,647   $16.35
   Options canceled...........................  1,457,105  (1,457,105)  $27.33
   Options exercised..........................        --     (746,089)  $ 3.80
                                               ----------  ----------   ------
   Balance at June 30, 1997...................    853,219   4,107,911   $10.67
   Additional shares authorized, December
    1997......................................  1,200,000         --       --
   Options granted............................ (1,761,550)  1,761,550   $24.07
   Options canceled...........................    484,970    (484,970)  $12.03
   Options exercised..........................        --     (731,276)  $ 4.41
                                               ----------  ----------   ------
   Balance at June 30, 1998...................    776,639   4,653,215   $16.58
   Additional shares authorized, December
    1998......................................  1,260,000         --       --
   Options granted............................ (3,011,894)  3,011,894   $10.20
   Options canceled...........................  2,065,529  (2,065,529)  $20.84
   Options exercised..........................        --     (409,708)  $ 5.67
                                               ----------  ----------   ------
   Balance at June 30, 1999...................  1,090,274   5,189,872   $12.10
                                               ==========  ==========   ======

   The following table summarizes information concerning outstanding and exercisable options as of June 30, 1999:

                          Options Outstanding          Options Exercisable
                  ------------------------------------ --------------------
                                 Weighted
                                  Average     Weighted             Weighted
     Range of                    Remaining    Average              Average
     Exercise       Number      Contractual   Exercise   Number    Exercise
      Prices      Outstanding Life (in years)  Price   Exercisable  Price
   -------------  ----------- --------------- -------- ----------- --------
   $0.10-$7.13     1,091,662       7.90        $ 5.46     475,354   $ 3.40
   $7.19-$8.56       985,692       7.76        $ 8.14     418,368   $ 8.10
   $8.69-$9.19     1,147,813       9.06        $ 9.00     257,921   $ 9.00
   $9.25-$17.25      824,688       9.24        $12.71      92,391   $12.08
   $17.88-$51.00   1,140,017       8.50        $24.55     472,294   $25.29
                   ---------                            ---------
   $0.10-$51.00    5,189,872       8.48        $12.10   1,716,328   $11.88
                   =========                            =========

Stock Purchase Plan

   In February 1995, the Company's Board of Directors approved the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the terms of the Stock Purchase Plan, all employees of the Company may contribute, through payroll deductions, up to 10% of their annual compensation toward the purchase of the Company's Common Stock. The Company has reserved 400,000 shares for issuance under the Stock Purchase Plan. The purchase price per share is 85% of the lesser of (a) the fair market value of the Common Stock on the first day of the offering period, as defined, or (b) the fair market value of the Common Stock on the last day of the offering period, as defined. The Stock Purchase Plan will terminate ten years after its adoption unless terminated earlier by the Board of Directors.

                         PREMISYS COMMUNICATIONS, INC.

Pro forma net income and earnings per share

   Pro forma information regarding net income and earnings per share is required by SFAS 123. This information is required to be determined as if the Company had accounted for its employee stock options, including shares issued under the Stock Purchase Plan (collectively the "options") granted subsequent to June 30, 1995, under the fair value method of that statement. The fair value of options granted in fiscal 1997, 1998 and 1999 reported below have been estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable.

   Had stock-based compensation cost for the options been determined based on the fair value at the grant dates using the Black-Scholes model as prescribed by SFAS 123, the Company's Results of Operations for the years ended June 30, 1997, 1998 and 1999 would have been as follows:

                                                         Year ended June 30,
                                                        ----------------------
                                                         1997    1998    1999
                                                        ------- ------- ------
                                                         (in thousands except
                                                           per share data)
   Net income/(loss):
     As reported....................................... $10,891 $13,715 $7,621
     Pro forma......................................... $ 2,371 $ 3,474 $ (107)
   Earnings per share--basic:
     As reported....................................... $  0.44 $  0.54 $ 0.31
     Pro forma......................................... $  0.10 $  0.14 $ 0.00
   Earnings per share--diluted:
     As reported....................................... $  0.41 $  0.50 $ 0.30
     Pro forma......................................... $  0.09 $  0.13 $ 0.00

   The pro forma effect on net income and earnings per share for fiscal 1997, 1998 and fiscal 1999 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions:

                                                                 Year ended
                                                                  June 30,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----  ----  ----
   Stock option plans:
     Expected dividend yield..................................  0.0%  0.0%  0.0%
     Expected stock price volatility.......................... 65.0% 65.0% 65.0%
     Risk free interest rate..................................  6.4%  5.6%  5.7%
     Expected life of options (years)......................... 3.09  3.57  3.04
   Stock purchase plan:
     Expected dividend yield..................................  0.0%  0.0%  0.0%
     Expected stock price volatility.......................... 65.0% 65.0% 65.0%
     Risk free interest rate..................................  5.4%  5.3%  4.9%
     Expected life of options (years)......................... 0.50  0.50  0.50

                         PREMISYS COMMUNICATIONS, INC.

   The weighted average estimated grant date fair value, as defined by SFAS 123, for options granted under stock option plans during fiscal 1997, 1998 and 1999 was $7.51, $11.18 and $10.20 per share, respectively. The weighted average estimated grant date fair value, as defined by SFAS 123, for purchase rights granted under the Stock Purchase Plan during fiscal 1997, 1998 and 1999 was $7.46, $5.75 and $5.29 per share, respectively.

401(k) Plan

   The Company adopted a 401(k) plan for its employees whereby currently eligible employees may contribute up to 15% of their earnings, on a pre-tax basis, subject to the maximum amount permitted by the Internal Revenue Code. Under the 401(k) plan, the Company may make contributions at the discretion of the Board of Directors. During fiscal 1997, 1998 and 1999, the Company matched employee contributions up to $800 per contributor per plan year.

NOTE 7--Segment Information and International Operations

   The Company operates in one business segment, providing telecommunications access equipment.

   The following is a summary of the Company's operations:

                                                       Year ended June 30,
                                                     --------------------------
                                                      1997      1998     1999
                                                     -------  --------  -------
                                                          (in thousands)
   Revenues from third party customers:
     United States.................................. $72,679  $ 97,358  $89,554
     Asia...........................................   3,452     2,996      873
     Europe.........................................     355       954      717
     Latin America..................................   1,872       990    1,279
                                                     -------  --------  -------
                                                     $78,358  $102,298  $92,423
                                                     =======  ========  =======
   Income (loss) from operations:
     United States.................................. $15,114  $ 18,060  $ 9,949
     Asia...........................................   1,025     1,216     (829)
     Europe.........................................  (1,706)     (796)  (1,586)
     Latin America..................................     780      (109)     101
                                                     -------  --------  -------
                                                     $15,213  $ 18,371  $ 7,635
                                                     =======  ========  =======

                                                                   June 30,
                                                               -----------------
                                                                 1998     1999
                                                               -------- --------
                                                                (in thousands)
   Identifiable assets:
     United States............................................ $137,104 $123,950
     Asia.....................................................      307      385
     Canada...................................................      646    1,533
     Europe...................................................      683      453
     Latin America............................................       17      303
                                                               -------- --------
                                                               $138,757 $126,624
                                                               ======== ========

   The Company derived 7%, 5% and 3% of its revenues from direct sales to international customers in fiscal 1997, 1998 and 1999, respectively.

                         PREMISYS COMMUNICATIONS, INC.

NOTE 8--Concentration of Sales and Credit Risk

   The following table summarizes the percentage of revenues accounted for by the Company's significant customers:

                                                        Year ended June 30,
                                                        ------------------------
                                                         1997     1998     1999
                                                        ------   ------   ------
   Paradyne............................................     30%      15%      29%
   ALS(1)..............................................    (a)      (a)       13%
   Motorola............................................     15%      11%      13%
   ADC Telecommunications..............................     12%      29%     (a)
   DSC.................................................     10%     (a)      (a)

--------
  (a) Amounts not provided as revenues for the period were less than 10% of the total.
  (1) AT&T Local Services ("ALS") was formerly known as Teleport
      Communications Group ("Teleport").

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, municipal securities and trade accounts receivable. The Company's investment policy limits the amount of credit exposure to any one financial institution or commercial issuer. The Company has not experienced any material losses on its investments.

   The Company generally extends 30-day credit terms to its customers, which is consistent with industry business practices. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable. The Company has not experienced any material write-offs of uncollectible accounts receivable.

NOTE 9--Commitments

   The Company's principal offices are located in two facilities, totaling 118,281 square feet, leased by the Company in Fremont, California. The leases on these facilities, which are classified as non-cancelable operating leases, expire on various dates through December 31, 2005. In addition, the Company leases a facility, totaling 29,840 square feet, in Fremont, California that it subleases to a third party under a three year sublease that commenced in April 1999. The lease on this facility, which is classified as a non-cancelable operating lease, expires in December 2005. The Company also leases facilities in other locations. The leases on these facilities, which are classified as non-cancelable operating leases, expire on various dates through December 31, 2005.

   Future minimum lease payments under all noncancelable operating leases are as follows:

   Year Ending June 30,                                           (in thousands)
   --------------------                                           --------------
   2000..........................................................    $ 2,192
   2001..........................................................      2,157
   2002..........................................................      2,144
   2003..........................................................      2,167
   2004..........................................................      2,104
   Thereafter....................................................      1,184
                                                                     -------
     Total minimum payments......................................    $11,948
                                                                     =======

                         PREMISYS COMMUNICATIONS, INC.

   Rent expense under facility leases totaled $941,000, $1,365,000 and $2,350,000 during fiscal 1997, 1998 and 1999, respectively.

   In addition, the Company leases certain equipment under long-term lease agreements that are classified as capital leases. These capital leases expire at various dates through 2001. Property and equipment at June 30, 1998 and 1999 include assets acquired under capitalized leases of $351,000 and $172,000, with related accumulated amortization of $272,000 and $70,000, respectively. Future minimum payments under capitalized leases are not material.

NOTE 10--Subsequent Events

   Effective July 2, 1999, Peter Hauser resigned. Mr. Hauser was the Company's Senior Vice-President of International Sales.

   Effective August 16, 1999, Carol H. Sharer was appointed to serve on the Company's Board of Directors.

   Effective July, 1999, Lip-Bu Tan and Marino Polestra resigned from the Company's Board of Directors.

NOTE 11--Sale of Business (Unaudited)

   On December 22, 1999, Zhone Technologies, Inc. acquired all of the issued and outstanding shares of the Company's common stock, at which time the Company became a wholly owned subsidiary of Zhone Technologies, Inc.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

   The following unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Zhone Technologies, Inc. and Premisys Communications, Inc. been a combined company during the specified periods. The unaudited pro forma combined condensed statement of operations, including the related notes, is qualified in its entirety by reference to, and should be read in conjunctions with, the historical financial statements and related notes thereto of Zhone Technologies, Inc. and Premisys Communications, Inc., included elsewhere in this prospectus. On December 22, 1999, Zhone Technologies, Inc. acquired Premisys Communications, Inc. The following unaudited pro forma combined condensed statement of operations gives effect to the acquisition of Premisys Communications, Inc. by Zhone Technologies, Inc. using the purchase method of accounting as if Premisys Communications, Inc. had been acquired on July 1, 1999. The unaudited pro forma combined condensed statement of operations is based on the historical financial statements of Zhone Technologies, Inc. and Premisys Communications, Inc.

   The unaudited pro forma combined condensed statement of operations combines Zhone Technologies, Inc., audited consolidated statement of operations for period from September 1, 1999 (inception) through December 31, 1999 with Premisys Communications, Inc.'s consolidated statement of operations for the period from July 1, 1999 through December 22, 1999.

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       Six months ended December 31, 1999
                                 (in thousands)

                                            Historical     Historical
                                               Zhone        Premisys
                                           Technologies, Communications,  Pro Forma     Pro Forma
                                               Inc.           Inc.       Adjustments    Combined
                                           ------------- --------------- -----------    ---------
Revenues.................................    $    --        $ 29,903      $    --       $ 29,903
Cost of revenues.........................         --          18,935           --         18,935
                                             --------       --------      --------      --------
Gross profit.............................         --          10,968           --         10,968
Operating expense:
  Research and product development.......       4,016         11,732           --         15,748
  Selling, general and administrative....       1,547         14,290           --         15,837
  Write-off of in-process research and
   development...........................      21,320            --        (20,308)(1)     1,012
  Stock based compensation...............       2,891                                      2,891
  Amortization of intangibles............         147                       17,472 (2)    17,619
                                             --------       --------      --------      --------
Total operating expenses.................      29,921         26,022        (2,836)       53,107
                                             --------       --------      --------      --------
Income (loss) from operations............     (29,921)       (15,054)        2,836       (42,139)
Interest and other income, net...........        (104)           551           --            447
                                             --------       --------      --------      --------
Income (loss) before income taxes........     (30,025)       (14,503)        2,836       (41,692)
Provision for income taxes...............         --           2,688        (2,097)(3)       591
                                             --------       --------      --------      --------
Net income (loss)........................    $(30,025)      $(17,191)     $  4,933      $(42,283)
                                             ========       ========      ========      ========
Basic and diluted net loss per share.....    $  (0.40)                                  $  (0.56)
                                             ========                                   ========
Shares used in computation...............      75,000                                     75,000
                                             ========                                   ========

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

   The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

     (1) Adjustment to reverse the value of purchased in-process research and development as this is a non-recurring charge associated with the acquisition of Premisys;

     (2) Adjustment to record additional amortization of goodwill, purchased technology and other intangible assets for the six month period ended December 31, 1999. Goodwill, purchased technology and other intangible assets are being amortized over three to five years; and

     (3) Adjustment for the estimated tax effect of the pro forma adjustments at an estimated tax rate of 35% and assumes no tax benefit for the write-off of in-process research and development and the amortization of goodwill.

                                  [Zhone LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

   Securities and Exchange Commission registration fee................. $91,080
   NASD filing fee.....................................................  30,500
   Nasdaq National Market application fee..............................       *
   Blue sky qualification fees and expenses............................   5,000
   Printing and engraving expenses.....................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Director and officer liability insurance............................       *
   Transfer agent and registrar fees...................................       *
   Miscellaneous expenses..............................................       *
                                                                        -------
       Total........................................................... $     *
                                                                        =======

--------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Zhone Technologies, Inc.) by reason of the fact that the person is or was a director, officer, agent, or employee of Zhone Technologies, Inc., or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Zhone Technologies, Inc., and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Zhone Technologies, Inc. as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to Zhone Technologies, Inc., unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our Certificate of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit
3.3 hereto) provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware Law. In addition, we intend to enter into separate indemnification agreements (Exhibit 10.1 hereto) with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   The Underwriting Agreement (Exhibit 1.1) hereto provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

   (a) Since our inception, we have issued and sold the following unregistered securities:

1. From inception through September 30, 2000, we granted options to purchase an aggregate of 27,943,433 shares of common stock under our 1999 Stock Option Plan, of which 18,854,465 have been exercised and 1,423,650 have been canceled. Of the shares issued upon the exercise of these options, 1,252,425 were subsequently repurchased by us. From inception through September 30, 2000, we issued options outside of our 1999 Stock Option Plan to purchase an aggregate of 216,000 shares of common stock, of which 31,600 have been exercised. Of the shares issued upon the exercise of these options, 6,667 were subsequently repurchased by us.

2. In June 1999, we sold 75,000,000 shares of common stock for $0.001 per share for a total purchase price of $75,000.

3. In November 1999, we sold the following preferred stock: (a) 38,750,000 shares of series A-1 preferred stock to certain investors in exchange for a capital commitment of up to $155,000,000 or $4.00 per share, (b) 37,500,000 shares of series A-2 preferred stock to certain investors in exchange for a capital commitment of up to $150,000,000 or $4.00 per share, (c) 13,750,000 shares of series A-3 preferred stock to certain investors in exchange for a capital commitment of up to $55,000,000 or $4.00 per share, (d) 12,500,000 shares of series A-4 preferred stock to certain investors in exchange for a capital commitment of up to $50,000,000 or $4.00 per share, (e) 6,250,000 shares of series A-5 preferred stock to certain investors in exchange for a capital commitment of up to $25,000,000 or $4.00 per share, (f) 7,868,750 shares of series A-6 preferred stock to certain investors in exchange for a capital commitment of up to $31,475,000 or $4.00 per share, (g) 2,500,000 shares of series A-7 preferred stock to certain investors in exchange for a capital commitment of up to $10,000,000 or $4.00 per share, (h) 1,075,000 shares of series A-8 preferred stock to certain investors in exchange for a capital commitment of up to $4,300,000 or $4.00 per share, (i) 1,750,000 shares of series A-9 preferred stock to certain investors in exchange for a capital commitment of up to $7,000,000 or $4.00 per share, (j) 1,056,250 shares of series A-10 preferred stock to certain investors in exchange for a capital commitment of up to $4,225,000 or $4.00 per share, (k) 1,000,000 shares of series A-11 preferred stock to certain investors in exchange for a capital commitment of up to $4,000,000 or $4.00 per share, and (l) 1,000,000 shares of series A-12 preferred stock to certain investors in exchange for a capital commitment of up to $4,000,000 or $4.00 per share.

4. In January 2000, in connection with a purchase of real property, we issued to the City of Oakland a warrant to purchase 100,000 shares of common stock, at an exercise price of $4.00 per share for an aggregate exercise price of $400,000.

5. In March 2000, in connection with the outsourcing of our manufacturing operations, we issued to Solectron Corporation, a warrant to purchase 15,000 shares of common stock, at an exercise price of $0.40 per share for an aggregate exercise price of $6,000.

6. In February 2000, we sold 2,000 shares of common stock to Dennis Shepherd in consideration for services rendered.

7. In September 2000, in connection with a purchase agreement for our products, we issued to Broadband Infrastructure Group Corporation a warrant to purchase 30,000 shares of common stock at an exercise price of $9.50 per share.

   There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

   The issuances described in Item 15(a)(1) and Item 15(a)(2) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The issuances described in Items 15(a)(2) through 15(a)(6) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
 Number  Description of Document
 ------- -----------------------
   1.1*  Form of Underwriting Agreement
   2.1   Agreement and Plan of Merger, dated as of October 20, 1999, by and among Registrant, Zhone Acquisition Corp. and Premisys Communications,
         Inc.
   2.2   Agreement and Plan of Reorganization, dated as of November 15, 1999, by and among Registrant, CAG Acquisition Corporation, CAG
         Technologies, Inc. and Fred Ackourey
   2.3   Asset Purchase Agreement, dated as of February 1, 2000, by and among
         Registrant, Roundview, Inc., Jeannette Symons, Edward Stockwell and
         Lori Brown
   2.4   Agreement and Plan of Reorganization, dated as of February 8, 2000, by and among Registrant, Opt Acquisition Corporation and OptaPhone
         Systems, Inc.
   3.1   Amended and Restated Certificate of Incorporation
   3.2*  Form of Amended and Restated Certificate of Incorporation to be
         effective upon the closing of this offering
   3.3   Amended and Restated By-laws
   3.4*  Form of Amended and Restated Bylaws to be effective upon the closing of this offering
   4.1*  Specimen stock certificate
   4.2   Rights Agreement dated November 1, 1999
   5.1*  Opinion of Gray Cary Ware & Freidenrich LLP
  10.1   Form of Indemnification Agreement by and between Registrant and
         Registrant's directors and officers
  10.2*  1999 Stock Option Plan, as amended
  10.3*  2000 Employee Stock Purchase Plan
  10.4   Employment Agreement, dated as of October 20, 1999, by and between
         Registrant and Mory Ejabat, Registrant's Chairman and Chief Executive
         Officer
  10.5   Employment Agreement, dated as of October 20, 1999, by and between
         Registrant and Jeanette Symons, Registrant's Chief Technology Officer
         and Vice President, Engineering

 Exhibit
 Number  Description of Document
 ------- -----------------------
  10.6   Director Services Agreement by and between Registrant and Robert K.
         Dahl
  10.7   Form of Amended and Restated LLC Operating Agreement for Zhone
         Investors I, LLC through Zhone Investors V, LLC and Zhone Investors
         VII, LLC through Zhone Investors XII, LLC
  10.8   Operating Agreement of Zhone Investors FF, LLC
  10.9   Form of Amended and Restated Series A-1 through A-12 Preferred Stock
         Purchase Agreement
  10.10  Form of Class B Member Interest Purchase Agreement
  10.11  Strategic Alliance Agreement, dated as of March 13, 2000, by and between Registrant and Solectron Corporation
  10.12  Form of Asset Purchase Agreement by and between Registrant and
         Solectron Corporation
  10.13  Supply Agreement, dated as of March 13, 2000, by and between
         Registrant and Solectron Corporation
  10.14  Credit Agreement, dated as of November 29, 1999, by and between
         Premisys Systems, LLC and Credit Suisse First Boston Corporation
  10.15  Lease Agreement (Improvements Buildings 1 & 2) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation
  10.16  Lease Agreement (Improvements Building 3) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation
  10.17  Lease Agreement (Land) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation
  10.18  Purchase Agreement (Improvements Buildings 1 & 2) dated August 1,
         2000, by and between Registrant and BNP Leasing Corporation
  10.19  Purchase Agreement (Improvements Building 3) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation
  10.20  Purchase Agreement (Land) dated August 1, 2000, by and between
         Registrant and BNP Leasing Corporation
  10.21  Warrant to purchase up to 15,000 shares of common stock granted to
         Solectron Corporation
  10.22  Warrant to purchase up to 100,000 shares of common stock granted to the City of Oakland
  10.23  Warrant to purchase up to 30,000 shares of common stock granted to
         Broadband Infrastructure Group Corporation
  17.1*  Letter from Ernst & Young, LLP regarding change in certifying accountant
  21.1   List of Subsidiaries of the Registrant
  23.1   Consent of KPMG LLP, independent auditors
  23.2   Consent of PricewaterhouseCoopers LLP, independent auditors
  23.3*  Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
  24.1   Power of Attorney (included on signature page)
  27.1   Financial Data Schedule

--------
*  To be filed by amendment.

   (b) Financial Statement Schedules.

   Independent Auditors' Report on Financial Statement Schedule
   Schedule II - Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakland, State of California, on October 19, 2000.

                                          ZHONE TECHNOLOGIES, INC.

                                                      /s/ Mory Ejabat
                                          By: _________________________________
                                                        Mory Ejabat
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mory Ejabat and Gary A. Wetsel, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Mory Ejabat               Chief Executive Officer     October 19, 2000
______________________________________  and Chairman of the Board
             Mory Ejabat                (Principal Executive
                                        Officer)

        /s/ Gary A. Wetsel             Chief Financial Officer     October 19, 2000
______________________________________  (Principal Financial and
            Gary A. Wetsel              Accounting Officer)

        /s/ Robert K. Dahl             Director                    October 19, 2000
______________________________________
            Robert K. Dahl

        /s/ James Coulter              Director                    October 19, 2000
______________________________________
            James Coulter

         /s/ John Marren               Director                    October 19, 2000
______________________________________
             John Marren

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ James Greene, Jr.            Director                    October 19, 2000
______________________________________
          James Greene, Jr.

       /s/ Alex Navab, Jr.             Director                    October 19, 2000
______________________________________
           Alex Navab, Jr.

     /s/ C. Richard Kramlich           Director                    October 19, 2000
______________________________________
         C. Richard Kramlich

       /s/ John W. Sidgmore            Director                    October 19, 2000
______________________________________
           John W. Sidgmore

       /s/ Dan C. Stanzione            Director                    October 19, 2000
______________________________________
           Dan C. Stanzione

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Zhone Technologies, Inc.:

   Under date of October 16, 2000, we reported on the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 1999 and September 30, 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the periods from September 1, 1999 (inception) through December 31, 1999 and the nine months ended September 30, 2000, included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

KPMG LLP

Mountain View, California
October 16, 2000

                   ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            Balance at                                Balance at
                            Beginning  Charged to                       End of
       Description          of period  Operations Deductions Other(1)   Period
       -----------          ---------- ---------- ---------- -------- ----------
Period ended December 31,
 1999 allowance for sales
 returns and doubtful
 accounts.................    $  --        --          --     4,535     4,535
Period ended December 31,
 1999 warranty reserve....    $  --        --          --     3,817     3,817
Period ended September 30,
 2000 allowance for sales
 returns and doubtful
 accounts.................    $4,535     5,426      (3,611)     --      6,350
Period ended September 30,
 2000 warranty reserve....    $3,817       383        (964)     --      3,236

--------
(1) Balance related to the acquisition of Premisys Communications, Inc.

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Document
 ------- -----------------------
   1.1*  Form of Underwriting Agreement


   2.1 Agreement and Plan of Merger, dated as of October 20, 1999, by and among Registrant, Zhone Acquisition Corp. and Premisys Communications,
         Inc.

   2.2 Agreement and Plan of Reorganization, dated as of November 15, 1999, by and among Registrant, CAG Acquisition Corporation, CAG
         Technologies, Inc. and Fred Ackourey

   2.3   Asset Purchase Agreement, dated as of February 1, 2000, by and among
         Registrant, Roundview, Inc., Jeannette Symons, Edward Stockwell and
         Lori Brown

   2.4 Agreement and Plan of Reorganization, dated as of February 8, 2000, by and among Registrant, Opt Acquisition Corporation and OptaPhone
         Systems, Inc.

   3.1   Amended and Restated Certificate of Incorporation


   3.2* Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering


   3.3   Amended and Restated By-laws


   3.4* Form of Amended and Restated Bylaws to be effective upon the closing of this offering


   4.1*  Specimen stock certificate


   4.2   Rights Agreement dated November 1, 1999


   5.1*  Opinion of Gray Cary Ware & Freidenrich LLP


  10.1 Form of Indemnification Agreement by and between Registrant and Registrant's directors and officers


  10.2*  1999 Stock Option Plan, as amended


  10.3*  2000 Employee Stock Purchase Plan


  10.4 Employment Agreement, dated as of October 20, 1999, by and between Registrant and Mory Ejabat, Registrant's Chairman and Chief Executive
         Officer

  10.5 Employment Agreement, dated as of October 20, 1999, by and between Registrant and Jeanette Symons, Registrant's Chief Technology Officer and Vice President, Engineering

  10.6   Director Services Agreement by and between Registrant and Robert K.
         Dahl


  10.7   Form of Amended and Restated LLC Operating Agreement for Zhone
         Investors I, LLC through Zhone Investors V, LLC and Zhone Investors
         VII, LLC through Zhone Investors XII, LLC

  10.8   Operating Agreement of Zhone Investors FF, LLC


  10.9   Form of Amended and Restated Series A-1 through A-12 Preferred Stock
         Purchase Agreement


  10.10  Form of Class B Member Interest Purchase Agreement


  10.11 Strategic Alliance Agreement, dated as of March 13, 2000, by and between Registrant and Solectron Corporation


  10.12  Form of Asset Purchase Agreement by and between Registrant and
         Solectron Corporation


  10.13 Supply Agreement, dated as of March 13, 2000, by and between Registrant and Solectron Corporation

 Exhibit
 Number  Description of Document
 ------- -----------------------
  10.14  Credit Agreement, dated as of November 29, 1999, by and between
         Premisys Systems, LLC and Credit Suisse First Boston Corporation


  10.15 Lease Agreement (Improvements Buildings 1 & 2) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation

  10.16 Lease Agreement (Improvements Building 3) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation


  10.17 Lease Agreement (Land) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation


  10.18  Purchase Agreement (Improvements Buildings 1 & 2) dated August 1,
         2000, by and between Registrant and BNP Leasing Corporation

  10.19 Purchase Agreement (Improvements Building 3) dated August 1, 2000, by and between Registrant and BNP Leasing Corporation

  10.20  Purchase Agreement (Land) dated August 1, 2000, by and between
         Registrant and BNP Leasing Corporation


  10.21 Warrant to purchase up to 15,000 shares of common stock granted to Solectron Corporation


  10.22 Warrant to purchase up to 100,000 shares of common stock granted to the City of Oakland


  10.23 Warrant to purchase up to 30,000 shares of common stock granted to Broadband Infrastructure Group Corporation


  17.1* Letter from Ernst & Young, LLP regarding change in certifying accountant


  21.1   List of Subsidiaries of the Registrant


  23.1   Consent of KPMG LLP, independent auditors


  23.2   Consent of PricewaterhouseCoopers LLP, independent auditors


  23.3*  Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)


  24.1   Power of Attorney (included on signature page)


  27.1   Financial Data Schedule

--------
*  To be filed by amendment.